Exhibit 10.34

THIRD AMENDED AND RESTATED

RECEIVABLES SALE AND SERVICING AGREEMENT

Dated as of January 23, 2009

by and among

EACH OF THE ENTITIES PARTY HERETO FROM TIME TO TIME

AS ORIGINATORS,

SIT FUNDING CORPORATION,

as Buyer,

and

SYNNEX CORPORATION,

as Servicer

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TABLE OF CONTENTS

(continued)

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EXHIBITS, SCHEDULES AND ANNEXES

Exhibit 2.01(a)	Form of Receivables Assignment
Exhibit 2.01(c)(ii)	Form of Subordinated Note
Exhibit 2.03	Form of Originator Support Agreement
Exhibit 9.05	Form of Power of Attorney (Administrative Agent)

Schedule 4.01(b)	Jurisdiction of Organization; Executive Offices; Collateral Locations; Corporate, Legal and Other Names; Identification Numbers
Schedule 4.01(d)	Litigation
Schedule 4.01(h)	Ventures, Subsidiaries and Affiliates; Outstanding Stock and Debt
Schedule 4.01(i)	Tax Matters
Schedule 4.01(j)	Intellectual Property
Schedule 4.01(m)	ERISA
Schedule 4.01(t)	Deposit and Disbursement Accounts
Schedule 4.02(g)	Corporate, Legal and Trade Names

Annex 7.05	Reporting Requirements of the Servicer
Annex X	Definitions
Annex Y	Schedule of Documents
Annex Z	Financial Tests

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THIS THIRD AMENDED AND RESTATED RECEIVABLES SALE AND SERVICING AGREEMENT (as amended, restated, supplemented or otherwise modified and in effect from time to time, this “Agreement”), (a) is entered into as of January 23, 2009, by and among each of the persons signatory hereto from time to time as Originators (each an “Originator” and, collectively, the “Originators”), SYNNEX CORPORATION, a Delaware corporation (“Parent”), in its capacity as servicer hereunder (in such capacity, the “Servicer”) and SIT FUNDING CORPORATION, a Delaware corporation (“Buyer”) and (b) amends and restates that certain Second Amended and Restated Receivables Transfer Agreement, dated as of February 12, 2007, between Parent as “Originator” and “Servicer”, and Buyer (as amended prior to the date hereof, the “Existing Transfer Agreement”).

RECITALS

A. Buyer is a special purpose corporation, the sole shareholder of which is the Parent.

B. Buyer has been formed for the sole purpose of purchasing all Receivables originated by each Originator and to finance such Receivables under the Funding Agreement.

C. Prior to the date hereof, each Originator has sold such Receivables or contributed such Receivables to Buyer pursuant to the Existing Transfer Agreement, and from and after the date hereof each Originator intends to continue to sell, and Buyer intends to continue to purchase, such Receivables, from time to time, as described herein.

D. In addition, the Parent may, from time to time, contribute capital to Buyer in the form of Contributed Receivables or cash.

E. In order to effectuate the purposes of this Agreement and the Funding Agreement, Buyer has appointed Parent to service, administer and collect the Receivables securing the Advances pursuant to this Agreement and Parent is willing to continue acting in its capacity as Servicer hereunder on the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.01. Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in Annex X.

Section 1.02. Rules of Construction. For purposes of this Agreement, the rules of construction set forth in Annex X shall govern. All Appendices hereto, or expressly identified to this Agreement, are incorporated herein by reference and, taken together with this Agreement, shall constitute but a single agreement.

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Section 1.03. Amendment and Restatement. Upon the satisfaction or waiver of the conditions precedent set forth herein, (a) the terms and provisions of the Existing Transfer Agreement shall be amended, superseded and restated in their entirety by the terms and provisions of this Agreement and, unless expressly stated to the contrary, each reference to the document, instrument or agreement delivered in connection therewith shall mean and be a reference to this Agreement, (b) this Agreement is not intended to and shall not constitute a novation of the Existing Transfer Agreement or the obligations and liabilities existing thereunder, (c) with respect to any date or time period occurring and ending prior to the Effective Date, the rights and obligations of the parties to the Existing Transfer Agreement shall be governed by the Existing Transfer Agreement and the other Related Documents (as defined therein), and (d) with respect to any date or time period occurring and ending on or after the Effective Date, the rights and obligations of the parties hereto shall be governed by this Agreement and the other Related Documents (as defined herein).

ARTICLE II

TRANSFERS OF RECEIVABLES

Section 2.01. Agreement to Transfer.

(a) Receivables Transfers. Subject to the terms and conditions hereof, each Originator agrees to sell (without recourse except to the limited extent specifically provided herein) or, in the case of the Parent, sell or contribute, to Buyer on the Effective Date and on each Business Day thereafter (each such date, a “Transfer Date”) all Receivables owned by it on each such Transfer Date other than the Excluded Receivables, and Buyer agrees to purchase or acquire as a capital contribution all such Receivables on each such Transfer Date. All such Transfers by an Originator to Buyer shall collectively be evidenced by a certificate of assignment substantially in the form of Exhibit 2.01(a) (each, a “Receivables Assignment,” and collectively, the “Receivables Assignments”), and each Originator and Buyer shall have executed and delivered a Receivables Assignment on or before the Effective Date.

(b) Determination of Sold Receivables. On and as of each Transfer Date, (i) all Receivables other than the Excluded Receivables then owned by each Originator (other than the Parent) and not previously acquired by Buyer shall be sold immediately upon its creation, and (ii) to the extent Receivables then owned by the Parent other than the Excluded Receivables have not been contributed to Buyer in accordance with Section 2.01(d), such Receivables shall be sold to Buyer (each such Receivable sold immediately upon its creation pursuant to clauses (i) and (ii) above, individually, a “Sold Receivable” and, collectively, the “Sold Receivables”).

(c) Payment of Sale Price. (i) In consideration for each Sale of Sold Receivables hereunder, Buyer shall pay to the Originator thereof on the Transfer Date therefor the applicable Sale Price therefor in Dollars in immediately available funds. All cash payments by Buyer under this Section 2.01(c)(i) shall be effected on the day when due by means of a wire transfer of same day funds to such account or accounts as the Originators may designate from time to time.

(ii) To the extent that the Sale Price of Sold Receivables exceeds the amount of cash then available to Buyer, the applicable Originator hereby agrees to make a subordinated loan (each, a “Subordinated Loan”) to Buyer in an amount not to exceed the

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lesser of (A) the amount of such excess in satisfaction of the equivalent portion of the Sale Price not paid in cash and (B) the maximum Subordinated Loan that could be borrowed without rendering Buyer’s Net Worth less than the Required Capital Amount. The Subordinated Loans of an Originator shall be evidenced by a subordinated promissory note substantially in the form of Exhibit 2.01(c)(ii) hereto (a “Subordinated Note”) executed by Buyer and payable to such Originator. The Subordinated Loans shall bear interest and be payable as provided in the Subordinated Note.

(d) Determination of Contributed Receivables. Prior to the delivery of an Election Notice, on each Transfer Date on which Buyer cannot pay the Sale Price therefor in cash or with Subordinated Loans pursuant to clause (c) above, the Parent shall identify Receivables then owned by it which have not been previously acquired by Buyer other than the Excluded Receivables, and shall, prior to the delivery of an Election Notice, contribute such Receivables as a capital contribution to Buyer (each such contributed Receivable, individually, a “Contributed Receivable,” and collectively, the “Contributed Receivables”). Notwithstanding the foregoing, the Parent shall not be obligated to make additional contributions to Buyer at any time. If on any Transfer Date (i) the Parent elects not to contribute Receivables (other than the Excluded Receivables) to Buyer when Buyer cannot pay the Sale Price therefor in cash or through Subordinated Loans, or (ii) any Originator (other than the Parent) does not sell all of its then owned Receivables to Buyer other than the Excluded Receivables, such Originator shall deliver to Buyer not later than 5:00 p.m. (New York time) on the Business Day immediately preceding such Transfer Date a notice of election thereof (each such notice, an “Election Notice”).

(e) Ownership of Transferred Receivables. On and after each Transfer Date and after giving effect to the Transfers to be made on each such date, Buyer shall own the Transferred Receivables and no Originator shall take any action inconsistent with such ownership nor shall any Originator claim any ownership interest in such Transferred Receivables. The Excluded Receivables shall not be transferred hereunder or otherwise constitute “Sold Receivables”, “Contributed Receivables” or “Transferred Receivables” hereunder or under the Related Documents.

(f) Reconstruction of General Trial Balance. If at any time any Originator fails to generate its General Trial Balance, Buyer shall have the right to reconstruct such General Trial Balance so that a determination of the Transferred Receivables can be made pursuant to Section 2.01(b). Each Originator agrees to cooperate with such reconstruction, including by delivery to Buyer, upon Buyer’s request, of copies of all Records.

(g) Servicing of Receivables. So long as no Event of Servicer Termination shall have occurred and be continuing and no Successor Servicer has assumed the responsibilities and obligations of the Servicer pursuant to Section 9.02, the Servicer shall (i) conduct the servicing, administration and collection of the Transferred Receivables and shall take, or cause to be taken, all such actions as may be necessary or advisable to service, administer and collect the Transferred Receivables, all in accordance with (A) the terms of this Agreement, (B) customary and prudent servicing procedures for trade receivables of a similar type and (C) all applicable laws, rules and regulations, and (ii) hold all Contracts and other documents and incidents relating to the Transferred Receivables in trust for the benefit of Buyer, as the owner thereof, and for the sole purpose of facilitating the servicing of the Transferred Receivables in accordance with the terms of this Agreement. Buyer hereby instructs the Servicer, and the Servicer hereby

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acknowledges, that the Servicer shall hold all Contracts and other documents relating to such Transferred Receivables in trust for the benefit of Buyer and the Servicer’s retention and possession of such Contracts and documents shall at all times be solely in a custodial capacity for the benefit of Buyer and its assigns and pledgees.

Section 2.02. Grant of Security Interest. The parties hereto intend that each Transfer shall be absolute and shall constitute a purchase and sale or capital contribution, as applicable, and not a loan. Notwithstanding the foregoing, in addition to and not in derogation of any rights now or hereafter acquired by Buyer under Section 2.01 hereof, the parties hereto intend that this Agreement shall constitute a security agreement under applicable law and if a court of competent jurisdiction determines that any transaction provided for herein constitutes a loan and not a sale or capital contribution, as applicable, that each Originator shall be deemed to have granted, and each Originator does hereby grant, to Buyer a continuing security interest in all of such Originator’s right, title and interest in, to and under the Transferred Receivables whether now owned or hereafter acquired by such Originator to secure the obligations of such Originator to Buyer hereunder (including, if and to the extent that any Transfer is recharacterized as a transfer for security under applicable law, the repayment of a loan deemed to have been made by Buyer to the applicable Originator in the amount of the Sale Price with respect thereto, including interest thereon at the Base Rate). Each Originator hereto reconfirms its grant of a security interest to Buyer of a first priority Lien in and to all of such Originator’s right, title and interest in, to and under the “Transferred Receivables” under, and as defined in, the Existing Transfer Agreement.

Section 2.03. Originator Support Agreement. The Parent hereby agrees that in the event that any of its Affiliates become parties to this Agreement as Originators, the Parent shall undertake and agree, to and for the benefit of Buyer, to cause the due and punctual performance and observance by each such Originator of all of the terms, conditions, agreements and undertakings on the part of such Originator to be performed or observed by it hereunder or under any other Related Document and, in connection therewith, shall execute and deliver to Buyer an Originator Support Agreement in the form attached hereto as Exhibit 2.03, to more fully evidence such undertaking.

Section 2.04. Originators Remain Liable. It is expressly agreed by the Originators that, anything herein to the contrary notwithstanding, each Originator shall remain liable to the Obligor (and any other party to the related Contract) under any and all of the Transferred Receivables originated by it and under the Contracts therefor to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Buyer shall not have any obligation or liability to the Obligor or any other party to the related Contract under any such Transferred Receivables or Contracts by reason of or arising out of this Agreement or the granting herein of a Lien thereon or the receipt by Buyer of any payment relating thereto pursuant hereto. The exercise by Buyer of any of its rights under this Agreement shall not release any Originator from any of its respective duties or obligations under any such Transferred Receivables or Contracts. Buyer shall not be required or obligated in any manner to perform or fulfill any of the obligations of any Originator under or pursuant to any such Transferred Receivable or Contract, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under

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any such Transferred Receivable or Contract, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts that may have been assigned to it or to which it may be entitled at any time.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.01. Conditions Precedent to Initial Transfer. The initial Transfer hereunder shall be subject to satisfaction of each of the following conditions precedent:

(a) Sale Agreement; Other Documents. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, each Originator, the Servicer and Buyer, and Buyer shall have received such information, documents, instruments, agreements and legal opinions as Buyer shall request in connection with the transactions contemplated by this Agreement, including all those identified in the Schedule of Documents, each in form and substance satisfactory to Buyer.

(b) Governmental Approvals. Buyer shall have received (i) satisfactory evidence that the Originators and the Servicer have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Related Documents and the consummation of the transactions contemplated hereby and thereby or (ii) an Officer’s Certificate from each Originator and the Servicer in form and substance satisfactory to Buyer affirming that no such consents or approvals are required.

(c) Compliance with Laws. Each Originator shall be in compliance with all applicable foreign, federal, state, provincial and local laws and regulations, including, without limitation, those specifically referenced in Section 4.02(f).

(d) Funding Agreement Conditions. Each of the conditions precedent set forth in Section 3.01 of the Funding Agreement shall have been satisfied or waived in writing as provided therein.

Section 3.02. Conditions Precedent to all Transfers. Each Transfer hereunder (including the initial Transfer) shall be subject to satisfaction of the following further conditions precedent as of the Transfer Date therefor:

(a) Representations and Warranties. The representations and warranties of each Originator contained herein or in any other Related Document shall be true and correct as of such Transfer Date, both before and after giving effect to such Transfer and to the application of the Sale Price therefor, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted by this Agreement;

(b) No Facility Termination Date. (i) The Administrative Agent shall not have declared the Facility Termination Date to have occurred following the occurrence of a Termination Event, and (ii) the Facility Termination Date shall not have automatically occurred, in either event, in accordance with Section 9.01 of the Funding Agreement;

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(c) Compliance with Covenants. Each Originator shall be in compliance with each of its covenants and other agreements set forth herein or in any other Related Document;

(d) Funding Agreement Conditions. Each of the conditions precedent set forth in Section 3.02 of the Funding Agreement shall have been satisfied or waived in writing as provided therein; and

(e) Other Actions. Each Originator shall have taken such other action, including delivery of approvals, consents, opinions, documents and instruments to Buyer as Buyer may reasonably request.

The acceptance by any Originator of the Sale Price for any Sold Receivables and the contribution to Buyer by the Parent of any Contributed Receivables on any Transfer Date shall be deemed to constitute, as of any such Transfer Date, a representation and warranty by such Originator that the conditions precedent set forth in this Article III have been satisfied. Upon any such acceptance or contribution, title to the Transferred Receivables sold or contributed on such Transfer Date shall be vested absolutely in Buyer, whether or not such conditions were in fact so satisfied.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND COVENANTS

Section 4.01. Representations and Warranties of the Transaction Parties. To induce Buyer to purchase the Sold Receivables and to acquire the Contributed Receivables, each Transaction Party, as applicable, makes the following representations and warranties to Buyer as of the Closing Date and, except to the extent otherwise expressly provided below, as of each Transfer Date, each of which shall survive the execution and delivery of this Agreement.

(a) Existence; Compliance with Law. Each Transaction Party (i) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly qualified to do business and is in good standing in every jurisdiction in which the nature of its business requires it to be so qualified (except where the failure to be so qualified and in good standing would not have a Material Adverse Effect); (ii) has the requisite power and authority and the legal right to own, pledge, mortgage, operate and convey all of its properties, to lease the property it operates under lease, and to conduct its business as now or proposed to be conducted, and to execute and deliver this Agreement and the Related Documents to which it is a party and to perform the transactions contemplated hereby and thereby; (iii) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct (except where the failure to have such licenses, permits, consents or approvals or make such filings or give such notices would not have a Material Adverse Effect); (iv) is in compliance with its articles or certificate of incorporation and bylaws and other organizational documents; and (v) is in compliance with all applicable provisions of law (except where the failure to be in compliance would not have a Material Adverse Effect).

(b) Jurisdiction of Organization; Executive Offices; Collateral Locations; Corporate or Other Names; FEIN. As of the Closing Date, each Originator is a registered organization of the type and is organized under the laws of the state set forth in Schedule 4.01(b) (which is its only jurisdiction of organization) and each such Originator’s organizational identification number (if any), the current

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location of such Originator’s executive office, principal place of business, other offices, the warehouses and premises within which any records relating to the Receivables is stored or located are set forth in Schedule 4.01(b) and, except as set forth in Schedule 4.01(b), such locations have not changed during the preceding twelve months. In addition, Schedule 4.01(b) lists the federal employer identification number of each Originator.

(c) Corporate Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Transaction Party of this Agreement and the other Related Documents to which it is a party and the creation and perfection of all Transfers and Liens provided for herein and therein, the exercise by Buyer or its assigns of any of its rights and remedies under any Related Document to which it is a party: (i) are within such Transaction Party’s corporate power; (ii) have been duly authorized by all necessary corporate or other action; (iii) do not contravene any provision of such Transaction Party’s articles or certificate of incorporation or by-laws; (iv) do not violate any law or regulation, or any order or decree of any court or Governmental Authority except to the extent such violation could not reasonably be expected to result in a Material Adverse Effect; (v) do not contravene, or cause such Transaction Party to be in default under, any contractual restriction contained in any indenture, loan or credit agreement, lease, mortgage, security agreement, bond, note (other than, in the case of the Parent, the Convertible Senior Notes) or other agreement or instrument binding on or affecting such Transaction Party or its property; (vi) do not result in the creation or imposition of any Adverse Claim upon any of the property of such Transaction Party; and (vii) do not require the consent or approval of any Governmental Authority or any other Person, except those referred to in Section 3.01(b), all of which will have been duly obtained, made or complied with prior to the Effective Date. At or prior to the Effective Date, each of the Related Documents shall have been duly executed and delivered by or on behalf of the Transaction Party intended to be party thereto and on the Closing Date each such Related Document shall then constitute a legal, valid and binding obligation of such Transaction Party, enforceable against it in accordance with its terms, subject, as to enforceability, to (A) any applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the enforceability of creditors’ rights generally and (B) general equitable principles, whether applied in a proceeding at law or in equity.

(d) No Litigation. Except as set forth in Schedule 4.01(d), no Litigation is now pending or, to the knowledge of any Transaction Party, threatened against any Transaction Party or any other Subsidiary of the Parent before any Governmental Authority which (i) challenges such Transaction Party’s right, power or competence to enter into or perform any of its obligations under the Related Documents to which it is a party, or the validity or enforceability of any Related Document or any action taken thereunder, (ii) seeks to prevent the Transfer or pledge of any Receivable (other than Excluded Receivables) or the consummation of any of the transactions contemplated under this Agreement or the other Related Documents or (iii) is reasonably likely to result in a Material Adverse Effect. To the knowledge of such Transaction Party, there does not exist a state of facts which is reasonably likely to give rise to such proceedings. Except as set forth in Schedule 4.01(d), such Transaction Party is not a party to any consent decree.

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(e) Solvency. After giving effect to (i) the transactions contemplated by this Agreement and the other Related Documents and (ii) the payment and accrual of all transaction costs in connection with the foregoing, each Transaction Party is and will be Solvent. After giving effect to the sale and contribution of Transferred Receivables and other payments and transactions contemplated on such Transfer Date, each Transaction Party is and will be Solvent.

(f) Material Adverse Effect. Since November 30, 2008, no event has occurred that alone or together with other events could reasonably be expected to have a Material Adverse Effect.

(g) Ownership of Receivables; Liens. Each Originator owns and has good and marketable title to each Receivable (other than Excluded Receivables) originated or acquired by it free and clear of any Adverse Claim and, from and after each Transfer Date, Buyer will acquire valid and properly perfected title to, and the sole record and beneficial ownership interest in, each Transferred Receivable purchased or otherwise acquired on such date, free and clear of any Adverse Claim or restrictions on transferability. Each Originator has received all assignments, bills of sale and other documents, and has duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Originator’s right, title and interest in and to the Receivables (other than Excluded Receivables) originated or acquired by it and its other properties and assets. Each Originator has rights in and full power to transfer its Receivables (other than Excluded Receivables) hereunder. No effective financing statements or other similar instruments are of record in any filing office listing any Originator as debtor and purporting to cover the Transferred Receivables.

(h) Ventures, Subsidiaries and Affiliates; Outstanding Stock and Debt. On the Effective Date, no Originator has any Subsidiaries other than those Subsidiaries set forth on Schedule 4.01(h) and, except as set forth on Schedule 4.01(h), no Originator nor any Subsidiary of such Originator is engaged in any joint venture or partnership with any other Person or has any equity interest in any other Person. On the Effective Date, all of the issued and outstanding Stock of each Originator (other than Parent) is directly or indirectly owned by the Parent. Except as set forth in Schedule 4.01(h) and except for stock options issued after the Effective Date pursuant to Parent’s stock option plans set forth on Schedule 4.01(m), there are no outstanding rights to purchase stock, options, warrants or similar rights, agreements or plans pursuant to which Parent or any of its Subsidiaries may be required to issue, sell or purchase any Stock or other equity security. Schedule 4.01(h) lists all Debt of each Originator as of the Effective Date, other than any such Debt consisting of any letters of credit issued for the account of such Originator.

(i) Taxes. Except as disclosed in Schedule 4.01(i), all material tax returns, reports and statements, including information returns (Form 1120-S), required by any Governmental Authority to be filed by any Transaction Party have been filed with the appropriate Governmental Authority and all Charges and other impositions shown thereon to be due and payable (other than Charges or other impositions which such Transaction Party is diligently contesting in good faith by appropriate proceedings, in respect of which no final unappealable order has been made against such Transaction Party, and with respect to which such Transaction Party is maintaining adequate reserves under GAAP) have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof, or any such fine, penalty,

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interest, late charge or loss has been paid. Each Transaction Party has paid when due and payable all material Charges required to be paid by it. Proper and accurate amounts have been withheld by each Transaction Party from its employees (as applicable) for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 4.01(i) sets forth those taxable years for which any of the tax returns of each Transaction Party are currently being audited by the IRS or any other applicable Governmental Authority; and any assessments or threatened assessments in connection with such audit or otherwise currently outstanding. Except as described in Schedule 4.01(i), no Transaction Party has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. No Transaction Party has agreed or been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise that would have a Material Adverse Effect.

(j) Intellectual Property. Except as otherwise set forth in Schedule 4.01(j), on the Effective Date, and thereafter, as of the end of each first and third fiscal quarter of each of its fiscal years, each Originator owns all licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications and trade names which are necessary to continue to conduct its business as heretofore conducted by it, now conducted by it and proposed to be conducted by it, each of which is listed, together with United States Patent and Trademark Office or United States Copyright Office application or registration numbers (or similar information for foreign registration or applications), where applicable, in Schedule 4.01(j), and will be updated by such Originator to reflect any change therein at the end of each first and third fiscal quarter of each of its fiscal years. Each Originator conducts business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others, except where such infringement or claim of infringement, individually or in the aggregate, could not have or result in a Material Adverse Effect. Except as set forth in Schedule 4.01(j), to each Originator’s knowledge, there is no infringement or claim of infringement by others of any material license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of such Originator, except where such infringement or claim of infringement, individually or in the aggregate, could not have or result in a Material Adverse Effect.

(k) Full Disclosure. No information contained in this Agreement, any of the other Related Documents or any written statement furnished by or on behalf of any Transaction Party to Buyer, any Managing Agent or the Administrative Agent relating to this Agreement, the Sold Receivables or any of the other Related Documents, in each case, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. All business plans and other forecasts and projections (including the Projections) furnished by or on behalf of any Transaction Party and made available to Buyer, any Managing Agent or the Administrative Agent relating to the financial condition, operations, business, properties or prospects of such Transaction Party thereof were prepared in good faith on the basis of the facts and assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, such Transaction Party’s reasonable estimate of its plans, forecasts or projections, as applicable, based on the information available at the time (it being acknowledged that actual results may vary, and such variations may be material).

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(l) Notices to Obligors. Each Transaction Party has directed all Obligors of Transferred Receivables originated by it to remit all payments with respect to such Receivables for deposit in a Lockbox or the Concentration Account.

(m) ERISA.

(i) Schedule 4.01(m) lists all Plans and separately identifies all Pension Plans, including all Title IV Plans, Multiemployer Plans, ESOPs and Welfare Plans, including all Retiree Welfare Plans. The IRS has issued an opinion letter regarding the prototype plan document that has been adopted by Buyer with respect to its Qualified Plan, and, except as set forth on Schedule 4.01(m), to the knowledge of the Transaction Parties, nothing has occurred that could reasonably be expected to cause the loss of the tax-qualified status of the Qualified Plan. Except as otherwise provided in Schedule 4.01(m), to the knowledge of the Transaction Parties, (x) each Plan is in material compliance with the applicable provisions of ERISA and the IRC, including the timely filing of all reports required under the IRC or ERISA, (y) no Transaction Party or any of their respective ERISA Affiliates has failed to make any contribution or pay any amount due as required by either Section 412 of the IRC or Section 302 of ERISA or the terms of any Plan, subject to such sections, and (z) no Transaction Party or any of their respective ERISA Affiliates has engaged in a “prohibited transaction,” as defined in Section 4975 of the IRC, in connection with any Plan that could reasonably be expected to subject any Transaction Party to a material tax on prohibited transactions imposed by Section 4975 of the IRC.

(ii) Except as set forth in Schedule 4.01(m): (A) no Title IV Plan has any Unfunded Pension Liability; (B) no ERISA Event or event described in Section 4062(e) of ERISA with respect to any Title IV Plan has occurred within the past three years or is reasonably expected to occur; (C) there are no pending or, to the knowledge of any Transaction Party, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any Person as fiduciary or sponsor of any Plan; (D) no Transaction Party or any of their respective ERISA Affiliates has incurred or reasonably expects to incur any liability as a result of a complete or partial withdrawal from a Multiemployer Plan; (E) within the last five years no Title IV Plan with Unfunded Pension Liabilities has been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA) of any Transaction Party or their respective ERISA Affiliates; (F) Stock of all Transaction Parties and their respective ERISA Affiliates makes up, in the aggregate, no more than 10% of the assets of any Plan subject to Title I of ERISA, measured on the basis of fair market value as of the last valuation date of any Plan; and (G) no liability under any Title IV Plan has been satisfied with the purchase of a contract from an insurance company that is not rated AAA by S&P or an equivalent rating by another nationally recognized rating agency.

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(n) Brokers. No broker or finder acting on behalf of any Transaction Party was employed or utilized in connection with this Agreement or the other Related Documents or the transactions contemplated hereby or thereby and no Transaction Party has any obligation to any Person in respect of any finder’s or brokerage fees in connection herewith or therewith.

(o) Margin Regulations. No Transaction Party is engaged in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulations T, U or X of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Transaction Party owns any Margin Stock, and no portion of the proceeds of the Sale Price from any Sale will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Debt that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any portion of such proceeds to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Transaction Party will take or permit to be taken any action that might cause any Related Document to violate any regulation of the Federal Reserve Board.

(p) Nonapplicability of Bulk Sales Laws. No transaction contemplated by this Agreement or any of the other Related Documents requires compliance with any bulk sales act or similar law.

(q) Investment Company Act Exemptions. Each purchase of Transferred Receivables under this Agreement constitutes a purchase or other acquisition of notes, drafts, acceptances, open accounts receivable or other obligations representing part or all of the sales price of merchandise, insurance or services within the meaning of Section 3(c)(5) of the Investment Company Act.

(r) Government Regulation. No Transaction Party is (i) an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act or (ii) subject to regulation under the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Debt or to perform its obligations hereunder or under any other Related Document. The purchase or acquisition of the Transferred Receivables by Buyer hereunder, the application of the Sale Price therefor and the consummation of the transactions contemplated by this Agreement and the other Related Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

(s) Books and Records; Minutes. The by-laws or the certificate or articles of incorporation of each Originator require it to maintain (i) books and records of account and (ii) minutes of the meetings and other proceedings of its Stockholders and board of directors (or an analogous governing body).

(t) Deposit and Disbursement Accounts. Schedule 4.01(t) lists all banks and other financial institutions at which any Originator or the Servicer maintains deposit accounts established for the receipt of collections on accounts receivable, including the Concentration Account, and such schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.

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(u) Representations and Warranties in Other Related Documents. Each of the representations and warranties of each Transaction Party contained in the Related Documents (other than this Agreement) is true and correct and such Transaction Party hereby makes each such representation and warranty to, and for the benefit of, Buyer as if the same were set forth in full herein. Each Transaction Party consents to the assignment of Buyer’s rights with respect to all such representations and warranties to the Administrative Agent and the Secured Parties (and their respective successors and assigns) pursuant to the Funding Agreement as more fully described in Section 6.03 below.

(v) Receivables. With respect to each Transferred Receivable acquired by Buyer hereunder:

(i) each such Receivable included in any Borrowing Base Certificate as an Eligible Receivable, as of the applicable Transfer Date therefor, satisfied the criteria for an Eligible Receivable;

(ii) immediately prior to its transfer to Buyer, such Receivable was owned by the Originator thereof free and clear of any Adverse Claim, and such Originator had the full right, power and authority to sell, contribute, assign, transfer and pledge its interest therein as contemplated under this Agreement and the other Related Documents and, upon such Transfer, Buyer will acquire valid and properly perfected title to and the sole record and beneficial ownership interest in such Receivable, free and clear of any Adverse Claim and, following such Transfer, such Receivable will not be subject to any Adverse Claim as a result of any action or inaction on the part of such Originator;

(iii) the Transfer of each such Receivable pursuant to this Agreement and the Receivables Assignment executed by the Originator thereof constitutes, as applicable, a valid sale, contribution, transfer, assignment, setover and conveyance to Buyer of all right, title and interest of such Originator in and to such Receivable; and

(iv) the Originator of such Receivable has no knowledge of any fact (including Dilution Factors) (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect that any payments on such Receivable will not be paid in full when due or to expect any other Material Adverse Effect with respect to such Receivable.

(w) Fair Value. With respect to each Transferred Receivable acquired by Buyer hereunder, (i) the consideration received from Buyer in respect of such Transferred Receivable represents adequate consideration and fair and reasonably equivalent value for such Transferred Receivable as of the applicable Transfer Date and (ii) such consideration is not less than the fair market value of such Transferred Receivables, in each case, as of the applicable Transfer Date and taking into account any increase in the outstanding balance of the Subordinated Note.

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(x) Supplementary Representations.

(i) Receivables; Accounts.

(A) Each Receivable (other than Excluded Receivables) constitutes an “account” or a “general intangible” within the meaning of the applicable UCC.

(B) Each Account constitutes a “deposit account” within the meaning of the applicable UCC.

(ii) Creation of Security Interest. Prior to the Transfer thereof, the Originators own and have good and marketable title to the Receivables (other than Excluded Receivables), the Accounts and the Lockboxes, free and clear of any Adverse Claim. The Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Transferred Receivables, the Accounts, the Lockboxes and the Collections in favor of Buyer, which security interest is prior to all other Adverse Claims and is enforceable as such as against any creditors of and purchasers from the Originators.

(iii) Perfection. Within 10 days of the Effective Date, the Originators have caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under applicable law and entered into the Account Agreements in order to perfect the Transfer of the Transferred Receivables from the Originators to Buyer pursuant to this Agreement.

(iv) Priority.

(A) Other than the Transfer of the Transferred Receivables by the Originators to the Borrower pursuant to this Agreement, no Originator has pledged, assigned, sold, conveyed, or otherwise granted a security interest in any of the Transferred Receivables, the Accounts, the Lockboxes to any other Person.

(B) No Originator has authorized, or is aware of, any filing of any financing statement against itself or any other Originator that includes a description of collateral covering the Transferred Receivables or any other assets transferred to Buyer hereunder, other than any financing statement filed pursuant to this Agreement and the Funding Agreement or financing statements that have been validly terminated on or prior to the date hereof.

(C) No Originator is aware of any judgment, ERISA or tax lien filings against itself or any other Originator.

(D) None of the Accounts or any of the Lockboxes are in the name of any Person other than the Borrower or the Administrative Agent. No Originator has consented to any Bank complying with instructions of any person other than the Administrative Agent.

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(v) Survival of Supplemental Representations. Notwithstanding any other provision of this Agreement or any other Related Document, the representations contained in this Section 4.01(x) shall be continuing, and remain in full force and effect until the Termination Date.

The representations and warranties described in this Section 4.01 shall survive the Transfer of the Transferred Receivables to Buyer, any subsequent assignment of the Transferred Receivables by Buyer, and the termination of this Agreement and the other Related Documents and shall continue until the indefeasible payment in full of all Transferred Receivables.

Section 4.02. Affirmative Covenants of the Originators. Each Originator covenants and agrees that, unless otherwise consented to by Buyer, from and after the Effective Date and until the Termination Date:

(a) Offices and Records. Each Originator shall maintain its organizational form, jurisdiction of organization, organizational identification number, principal place of business and chief executive office and the office at which it keeps its Records at the respective locations specified in Schedule 4.01(b) or, upon 30 days’ prior written notice to Buyer and the Administrative Agent, at such other location in a jurisdiction where all action requested by Buyer, any Lender or the Administrative Agent pursuant to Section 6.13 shall have been taken with respect to the Transferred Receivables. Each Originator shall at its own cost and expense, for not less than three years from the date on which each Transferred Receivable was originated, or for such longer period as may be required by law, maintain adequate Records with respect to such Transferred Receivable, including records of all payments received, credits granted and merchandise returned with respect thereto. Upon the request of Buyer, each Originator shall (i) mark each Contract (other than invoices) evidencing each Transferred Receivable with a legend, acceptable to Buyer, evidencing that Buyer has purchased such Transferred Receivable and that the Administrative Agent, for the benefit of the Secured Parties, has a security interest in and lien thereon, and (ii) mark its master data processing records evidencing such Transferred Receivables with such a legend.

(b) Access. Each Originator shall, at its own expense, during normal business hours, from time to time upon one Business Day’s prior notice and as frequently as Buyer or the Servicer determines to be appropriate: (i) provide Buyer, the Servicer and any of their respective officers, employees, agents and representatives access to its properties (including properties of such Originator utilized in connection with the collection, processing or servicing of the Transferred Receivables), facilities, advisors and employees (including officers) of each Originator, (ii) permit Buyer and the Servicer and any of their respective officers, employees, agents and representatives to inspect, audit and make extracts from such Originator’s books and records, including all Records maintained by such Originator, (iii) permit Buyer, the Servicer and their respective officers, employees, agents and representatives, to inspect, review and evaluate the Transferred Receivables of such Originator, and (iv) permit Buyer, the Servicer and their respective officers, employees, agents and representatives to discuss matters relating to the Transferred Receivables or such Originator’s performance under this Agreement or the affairs, finances and accounts of such Originator with any of its officers, directors, employees, representatives or agents (in each case, with those Persons having knowledge of such matters) and with its independent certified public accountants; provided that any access described in clauses (i) – (iv) above shall be reasonably related to the transactions

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contemplated by the Transaction Documents and to the Transferred Receivables. If an Incipient Termination Event or a Termination Event shall have occurred and be continuing, or Buyer, in good faith, notifies any Originator that an Incipient Termination Event or a Termination Event may have occurred, is imminent or deems its rights or interests in the Transferred Receivables insecure, each such Originator shall provide such access at all times and without advance notice and shall provide Buyer and the Servicer with access to its suppliers and customers. Each Originator shall make available to Buyer and the Servicer and their respective counsel, as quickly as is possible under the circumstances, originals or copies of all books and records, including Records maintained by such Originator, as Buyer or the Servicer may request. Each Originator shall deliver any document or instrument necessary for Buyer or the Servicer, as they may from time to time request, to obtain records from any service bureau or other Person that maintains records for such Originator, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Originator.

(c) Communication with Accountants. Each Originator authorizes Buyer the Servicer and their designated representatives to communicate directly with its independent certified public accountants, and authorizes and, if requested by Buyer or Servicer, shall instruct those accountants to disclose and make available to Buyer, the Servicer and their designated representatives, any and all financial statements and other supporting financial documents, schedules and information relating to such Originator (including copies of any issued management letters) with respect to the business, financial condition and other affairs of such Originator. Each Originator agrees to render to Buyer and the Servicer at such Originator’s own cost and expense, such clerical and other assistance as may be reasonably requested with regard to the foregoing, it being understood that the Originator shall be required to comply with a request under this Section 4.02(c) only to the extent such request is reasonably related to the transactions contemplated by the Transaction Documents and to the Transferred Receivables. If any Termination Event shall have occurred and be continuing, each Originator shall, promptly upon request therefor, deliver to Buyer or its designee all Records reflecting activity through the close of business on the Business Day immediately preceding the date of such request.

(d) Compliance With Credit and Collection Policies. Each Originator shall comply with the Credit and Collection Policies applicable to each Transferred Receivable and the Contracts therefor, and with the terms of such Transferred Receivables and Contracts.

(e) Assignment. Each Originator agrees that Buyer may collaterally assign (and has collaterally assigned) all of its right, title and interest in, to and under the Transferred Receivables and this Agreement to the Administrative Agent (for the benefit of the Secured Parties) under the Funding Agreement, including its right to exercise the remedies set forth in Section 4.04. Each Originator agrees that, prior to the Termination Date under the Funding Agreement, the Administrative Agent (for the benefit of the Secured Parties) may enforce directly, without joinder of Buyer, all of Buyer’s rights hereunder and all of the obligations of such Originator hereunder, including any obligations of such Originator set forth in Sections 4.04, 5.01 and 6.14, and that the Administrative Agent and the Secured Parties shall be third party beneficiaries of Buyer’s rights hereunder.

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(f) Compliance with Agreements and Applicable Laws. Each Originator shall perform each of its obligations under this Agreement and the other Related Documents and comply with all federal, state, provincial and local laws and regulations applicable to it and the Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, securities laws, margin regulations, taxation, ERISA and labor matters and environmental laws and environmental permits, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect. Each Originator shall pay all Charges, including any stamp duties, which may be imposed as a result of the transactions contemplated by this Agreement and the other Related Documents, except to the extent such Charges are being contested in accordance with Section 4.02(k).

(g) Maintenance of Existence and Conduct of Business. Each Originator shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and, except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect, its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (iii) at all times maintain, preserve and protect all of its assets and properties which are necessary in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (iv) transact business only in such corporate, legal and trade names as are set forth in Schedule 4.02(g) or, upon 30 days’ prior written notice to Buyer, in such other corporate, legal or trade names with respect to which all action requested by Buyer pursuant to Section 6.13 shall have been taken with respect to the Transferred Receivables.

(h) Notice of Material Event. Each Originator shall promptly inform Buyer and the Administrative Agent in writing of the occurrence of any of the following, in each case setting forth the details thereof, any notices or other correspondence relating thereto, and what action, if any, such Originator proposes to take with respect thereto:

(i) any Litigation commenced or threatened against the Parent, any Originator or any other Subsidiary of the Parent or with respect to or in connection with all or any portion of the Transferred Receivables that (A) is reasonably likely to involve an amount in excess of $10,000,000 individually or in the aggregate with any related Litigation, (B) seeks injunctive relief, (C) is asserted or instituted against any Plan, its fiduciaries (in their capacity as a fiduciary of any such Plan) or its assets or against the Parent, any Originator or any other Subsidiary of the Parent or any of their respective ERISA Affiliates in connection with any Plan, (D) alleges criminal misconduct by the Parent, any Originator or any other Subsidiary of the Parent, or (E) if determined adversely, could reasonably be expected to have a Material Adverse Effect;

(ii) the commencement of a case or proceeding by or against the Parent, any Originator or any other Subsidiary of the Parent seeking a decree or order in respect of the Parent, any Originator or such Subsidiary (A) under the Bankruptcy Code or

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any other applicable federal, state, provincial or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for the Parent, any Originator or such Subsidiary or for any substantial part of such Person’s assets, or (C) ordering the winding-up or liquidation of the affairs of the Parent, any Originator or any other Subsidiary of the Parent;

(iii) the receipt of notice that (A) the Parent, such Originator, or any other Subsidiary of the Parent is being placed under regulatory supervision, (B) any material license, permit, charter, registration or approval necessary for the conduct of the Parent’s, such Originator’s or any other Subsidiary of the Parent’s business is to be, or may be, suspended or revoked, or (C) the Parent, such Originator or any other Subsidiary of the Parent is to cease and desist any practice, procedure or policy employed by the Parent, such Originator or any other Subsidiary of the Parent in the conduct of its business if such cessation could reasonably be expected to have a Material Adverse Effect;

(iv)(A) any Adverse Claim made or asserted against any of the Transferred Receivables of which it becomes aware or (B) any determination that a Transferred Receivable was not an Eligible Receivable at the time of its Transfer to Buyer or has ceased to be an Eligible Receivable on account of any matter giving rise to indemnification under Section 5.01;

(v) the establishment of any Title IV Plan or undertaking to make contributions to any Multiemployer Plan, ESOP or Retiree Welfare Plan not listed on Schedule 4.01(m); or

(vi) any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(i) Separate Identity.

(i) Each Originator shall, and shall cause each other member of the Parent Group to, maintain records and books of account separate from those of Buyer.

(ii) The financial statements of the Parent and its consolidated Subsidiaries shall disclose the effects of each Originator’s transactions in accordance with GAAP and, in addition, disclose that (A) Buyer’s sole business consists of the purchase or acceptance through capital contribution (in the case of the Parent) of the Transferred Receivables from the Originators and the subsequent financing of such Receivables pursuant to the Funding Agreement, (B) Buyer is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of Buyer’s assets prior to any value in Buyer becoming available to Buyer’s Stockholders and (C) the assets of Buyer are not available to pay creditors of any Originator or any other Affiliate of such Originator.

(iii) The resolutions, agreements and other instruments underlying the transactions described in this Agreement shall be continuously maintained by each Originator as official records.

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(iv) Each Originator shall, and shall cause each other member of the Parent Group to, maintain an arm’s-length relationship with Buyer and shall not hold itself out as being liable for the Debts of Buyer.

(v) Each Originator shall, and shall cause each other member of the Parent Group to, keep its assets and its liabilities wholly separate from those of Buyer.

(vi) Each Originator shall, and shall cause each other member of the Parent Group to, conduct its business solely in its own name or the name of the Parent or through its duly Authorized Officers or agents and in a manner designed not to mislead third parties as to the separate identity of Buyer.

(vii) No Originator shall (and each Originator shall cause each other member of the Parent Group not to) mislead third parties by conducting or appearing to conduct business on behalf of Buyer or expressly or impliedly representing or suggesting that such Originator or any other member of the Parent Group is liable or responsible for the Debts of Buyer or that the assets of such Originator or any other member of the Parent Group are available to pay the creditors of Buyer.

(viii) The operating expenses and liabilities of Buyer shall be paid from Buyer’s own funds and not from any funds of any Originator or other member of the Parent Group.

(ix) Each Originator shall, and shall cause each other member of the Parent Group to, at all times have stationery and other business forms and a mailing address and telephone number separate from those of Buyer.

(x) Each Originator shall, and shall cause each other member of the Parent Group to, at all times limit its transactions with Buyer only to those expressly permitted hereunder or under any other Related Document.

(xi) Each Originator shall, and shall cause each other member of the Parent Group to, comply with (and cause to be true and correct) each of the facts and assumptions contained in the opinions of Pillsbury Winthrop Shaw Pittman LLP delivered pursuant to the Schedule of Documents.

(j) ERISA and Environmental Notices. Each Originator shall give Buyer prompt written notice of (i) any event that could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA, (ii) any event that could reasonably be expected to result in the incurrence by any Originator of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business), and (iii) any environmental claims against the Parent, any Originator or any other Subsidiary of the Parent which, individually or in the aggregate, could reasonably be expected to exceed $250,000.

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(k) Payment, Performance and Discharge of Obligations.

(i) Subject to Section 4.02(k)(ii), each Originator shall (and shall cause each other member of the Parent Group to) pay, perform and discharge or cause to be paid, performed and discharged all of its obligations and liabilities, including all Charges upon its income and properties and all lawful claims for labor, materials, supplies and services, promptly when due.

(ii) Each Originator and each other member of the Parent Group may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 4.02(k)(i); provided that (A) adequate reserves with respect to such contest are maintained on the books of such Originator or such member, as applicable, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Transferred Receivables may become subject to forfeiture or loss as a result of such contest, (D) no Lien may be imposed to secure payment of such Charges or claims other than inchoate tax liens and (E) the Administrative Agent has advised such Originator in writing that it reasonably believes that nonpayment or nondischarge thereof could not reasonably be expected to have or result in a Material Adverse Effect.

(l) Deposit of Collections. Each Originator shall (and shall cause each of its Affiliates to) (i) instruct all Obligors to remit all payments with respect to any Transferred Receivables directly into the Concentration Account, and (ii) deposit or cause to be deposited promptly into the Concentration Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive in respect of Transferred Receivables (and until so deposited, all such Collections shall be held in trust for the benefit of Buyer and its assigns (including the Administrative Agent and the Secured Parties)). No Originator shall make or permit to be made deposits into a Lockbox or the Concentration Account other than in accordance with this Agreement and the other Related Documents. Without limiting the generality of the foregoing, each Originator shall ensure that no Collections or other proceeds with respect to a Receivable reconveyed to it pursuant to Section 4.04 hereof are paid or deposited into any Lockbox or the Concentration Account.

(m) Accounting Changes. If any Accounting Changes occur and such changes result in a change in the standards or terms used herein, then the parties hereto agree to enter into good faith negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after such Accounting Changes as if such Accounting Changes had not been made. If the parties hereto agree upon the required amendments to this Agreement, then after appropriate amendments have been executed and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained herein shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within 30 days following the date of implementation of any Accounting Change, then all financial statements delivered and all standards and terms used herein shall be prepared, delivered and used without regard to the underlying Accounting Change.

(n) Originators to Maintain Perfection and Priority. In order to evidence the interests of Buyer under this Agreement, each Originator shall, from time to time take such action, or execute and deliver such instruments (other than filing financing statements) as may be necessary or advisable (including, such actions as are requested by Buyer) to maintain and perfect, as a first-priority

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interest, Buyer’s ownership and security interest in the Transferred Receivables and all other assets sold to Buyer pursuant hereto. Each Originator shall, from time to time and within the time limits established by law, prepare and present to Buyer for Buyer’s authorization and approval all financing statements, amendments, continuations or initial financing statements in lieu of a continuation statement in the, or other filings necessary to continue, maintain and perfect Buyer’s ownership and security interest in the Transferred Receivables and all other assets sold to Buyer pursuant hereto as a first-priority interest. Buyer’s approval of such filings shall authorize the Originators to file such financing statements under the UCC without the signature of Buyer where allowed by applicable law. Notwithstanding anything else in the Related Documents to the contrary, neither the Servicer nor any Originator shall have any authority to file a termination, partial termination, release, partial release or any amendment that deletes the name of a debtor or excludes collateral as specified on any such financing statements, without the prior written consent of Buyer. Each Originator agrees to maintain perfection and priority of the security interest in the Transferred Receivables in accordance with Section 6.13.

Section 4.03. Negative Covenants of the Originators. Each Originator covenants and agrees that, without the prior written consent of Buyer, from and after the Closing Date and until the Termination Date:

(a) Sale of Receivables and Related Assets. No Originator shall sell, transfer, convey, assign (by operation of law or otherwise) or otherwise dispose of, or assign any right to receive income in respect of, any of its Receivables (other than Excluded Receivables) or Contracts therefor, or any of its rights with respect to any Lockbox or the Concentration Account, except for the sales, transfers, conveyances, assignments or dispositions expressly contemplated hereunder.

(b) Liens. No Originator shall create, incur, assume or permit to exist any Adverse Claim on or with respect to its Receivables (other than Excluded Receivables) (whether now owned or hereafter acquired) except for Permitted Encumbrances that do not attach to Transferred Receivables. Neither the Parent nor any of its domestic Subsidiaries shall create, incur, assume or permit to exist any Lien upon any of its property or receivables whether now owned or hereafter acquired, [except for (i) Liens permitted pursuant to Section 6.7 of the Credit Agreement and (ii) Liens created pursuant to the Credit Agreement or any credit facility effecting a refinancing of the Debt incurred pursuant to the Credit Agreement; provided that any such credit facility expressly excludes all Transferred Receivables from any such Lien and the terms and conditions of any such credit facility are not otherwise inconsistent with the terms and conditions of this Agreement or any other Related Document (but in any event which terms and conditions are consistent with the provisions of the Credit Agreement relating to the transactions contemplated by this Agreement and the other Related Documents)

(c) Modifications of Receivables or Contracts. No Originator shall extend, amend, forgive, discharge, compromise, cancel or otherwise modify the terms of any Transferred Receivable, or amend, modify or waive any term or condition of any Contract therefor.

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(d) Sale Characterization. No Originator shall (and each Originator shall cause each other member of the Parent Group not to) make statements or disclosures or prepare any financial statements for any purpose, including for federal income tax, reporting or accounting purposes, that shall account for the transactions contemplated by this Agreement in any manner other than with respect to the Sale of each Sold Receivable originated or acquired by it, as a true sale or absolute assignment of its full right, title and ownership interest in such Transferred Receivable to Buyer and with respect to the Transfer of each Contributed Receivable originated or acquired by it, as a contribution to the capital of Buyer.

(e) Capital Structure and Business. Except as permitted in Section 4.02(g), Originator shall not (and shall not suffer or permit any of its Subsidiaries to):

(i) make any changes in any of its business objectives, purposes or operations that could reasonably be expected to have or result in a Material Adverse Effect,

(ii) make any material change in its capital structure as described on Schedule 4.01(h) (including the issuance or recapitalization of any shares of Stock or other securities convertible into Stock or any revision of the terms of its outstanding Stock), except that changes in Originator’s capital structure shall be permitted so long as such changes, individually and in the aggregate, do not constitute a Change of Control;

(iii) amend its certificate or articles of incorporation, charter, bylaws, or other organizational documents in any manner which may adversely affect the Secured Parties; or

(iv) engage in any business other than manufacturing, operational, logistics, distribution and related services in the computer and technology industry or other than the businesses engaged in by it on the Effective Date and those incidental thereto.

(f) Actions Affecting Rights. No Originator shall (i) take any action, or fail to take any action, if such action or failure to take action may interfere with the enforcement of any rights hereunder or under the other Related Documents, including rights with respect to the Transferred Receivables; or (ii) fail to pay any Charge, fee or other obligation of such Originator with respect to the Transferred Receivables, or fail to defend any action, if such failure to pay or defend may adversely affect the priority or enforceability of the perfected title of Buyer to and the sole record and beneficial ownership interest of Buyer in the Transferred Receivables or, prior to their Transfer hereunder, such Originator’s right, title or interest therein.

(g) ERISA. No Originator shall, or shall cause or permit any ERISA Affiliate to, cause or permit to occur an event that could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 303(k) or 4068 of ERISA or cause or permit to occur an ERISA Event.

(h) Change to Credit and Collection Policies. No Originator shall fail to comply in any material respect with, and no change, amendment, modification or waiver shall be made to, the Credit and Collection Policies without the prior written consent of Buyer.

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(i) Adverse Tax Consequences. No Originator shall take or permit to be taken any action (other than with respect to actions taken or to be taken solely by a Governmental Authority), or fail or neglect to perform, keep or observe any of its obligations hereunder or under the other Related Documents, that would have the effect directly or indirectly of subjecting any payment to Buyer, or to any assignee who is a resident of the United States of America, to withholding taxation.

(j) No Proceedings. From and after the Effective Date and until the date one year plus one day following the Termination Date, no Originator shall, directly or indirectly, institute or cause to be instituted against Buyer any proceeding of the type referred to in Sections 8.01(d) and 8.01(e) of the Funding Agreement.

(k) Mergers, Acquisitions, Sales, etc. Other than as permitted pursuant to Section 6.1 of the Credit Agreement, neither the Parent nor any of its domestic Subsidiaries shall (i) be a party to any merger or consolidation, or directly or indirectly purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or otherwise create or acquire a Subsidiary, or (ii) directly or indirectly sell, transfer, assign, convey or lease whether in one or a series of transactions, all or substantially all of its assets other than pursuant hereto, or permit any Subsidiary to do any of the foregoing, except for any such merger or consolidation, sale, transfer, conveyance, lease or assignment of or by any majority-owned Subsidiary into such Person or into, with or to any other majority-owned Subsidiary and any such purchase or other acquisition by such Person or any majority-owned Subsidiary of the assets or stock of any majority-owned Subsidiary. In connection with any merger or consolidation that is permitted pursuant to Section 6.1 of the Credit Agreement, each Originator will (i) provide written notice thereof to Buyer, and (ii) take all such actions and deliver, or cause to be delivered, such opinion letters of counsel, certificates and other agreements that Buyer or the Administrative Agent deems reasonably necessary or desirable under the UCC to maintain the perfection and priority of Buyer’s ownership interest in the Transferred Receivables.

(l) Modification to the Credit Agreement. The Parent covenants and agrees to provide the Administrative Agent copies of each material amendment, modification or waiver to any provision of the Credit Agreement promptly after the execution thereof. If any such amendment amends the financial tests set forth in Annex Z hereto or increases the thresholds for events of the type described in Section 8.01(b) or (f), then the Transaction Parties hereby agree to amend this Agreement to conform to such amendments at the request of the Administrative Agent.

(m) Commingling. No Originator shall (and each Originator shall cause each other member of the Parent Group not to) deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Lockbox or the Concentration Account; provided that after the Facility Termination Date, so long as any Transferred Receivables of an Obligor remain unpaid, no Originator shall instruct such Obligor to remit Collections of any Transferred Receivables to any Person or account other than to a Lockbox or the Concentration Account. If any funds not constituting collections of Transferred Receivables are nonetheless deposited into a Lockbox or the Concentration Account and such Originator so notifies Buyer, Buyer shall notify the Servicer to promptly remit any such amounts to the applicable Originator.

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Section 4.04. Breach of Representations, Warranties or Covenants. Upon discovery by any Originator or Buyer of any breach of representation, warranty or covenant described in Sections 4.01(g), 4.01(l), 4.01(v), 4.01(w), 4.01(x), 4.02(l), 4.03(a), 4.03(b), 4.03(c), 4.03(d) and 4.03(m) with respect to any Transferred Receivable, the party discovering the same shall give prompt written notice thereof to the Administrative Agent and the other parties hereto. The Originator that breached such representation, warranty or covenant shall, if requested by notice from Buyer or the Administrative Agent, on the first Business Day following receipt of such notice, either (a) repurchase the affected Transferred Receivable from Buyer for cash remitted to the Concentration Account, (b) transfer ownership of a new Eligible Receivable or new Eligible Receivables to Buyer on such Business Day, or (c) in the case of the Parent, make a capital contribution in cash to Buyer by remitting the amount of such capital contribution to the Concentration Account, in each case, in an amount, or having a Billed Amount (the “Rejected Amount”) equal to the Outstanding Balance thereof. Each Originator shall ensure that no Collections or other proceeds with respect to a Transferred Receivable so reconveyed to it are paid or deposited into the Concentration Account. Notwithstanding any other provision herein to the contrary, to the extent an Originator makes a determination that the most efficient method of collecting a Receivable would be to offset amounts owed by such Originator to such Obligor against amounts owed by such Obligor under such Receivable, such Originator may request Buyer to sell such Receivable to Originator for a price equal to the Outstanding Balance thereof. Any such sale shall be in Buyer’s sole discretion and shall only be effective once the purchase price has been deposited into the Concentration Account.

Section 4.05. Supplemental Disclosure. On the request of Buyer (in the event that such information is not otherwise delivered by a Transaction Party to Buyer pursuant to this Agreement), such Transaction Party will (or may, as it shall elect) supplement (or cause to be supplemented) each Schedule hereto, or representation herein or in any other Related Document with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby; provided that such supplement to any such Schedule or representation shall not be deemed an amendment thereof except if and to the extent that the information disclosed in such supplement updates (A) Schedule 4.01(b), (B) Schedule 4.01(j), (C) Schedule 4.01(m) to include any new Plans maintained or contributed to in accordance with this Agreement, but includes no additional exceptions or other changes to said schedule or (D) Schedule 4.01(t) to include any accounts.

ARTICLE V

INDEMNIFICATION

Section 5.01. Indemnities by the Originators. Without limiting any other rights that Buyer or any of its Stockholders, any of its assignees (including the Secured Parties and the Administrative Agent), or any of their respective officers, directors, employees, attorneys, agents or representatives and transferees, successors and assigns (each, a “Buyer Indemnified Person”) may have hereunder or under applicable law, each Originator hereby agrees to indemnify and hold harmless each Buyer Indemnified Person from and

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against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Buyer Indemnified Person in connection with or arising out of the transactions contemplated under this Agreement or under any other Related Document and any actions or failures to act in connection therewith, including any and all associated reasonable legal costs and expenses, or in respect of any Transferred Receivable or any Contract therefor or the use by such Originator of the Sale Price therefor; provided that no Originator shall be liable for any indemnification to a Buyer Indemnified Person to the extent that any such Indemnified Amounts (a) result from such Buyer Indemnified Person’s gross negligence or willful misconduct, as finally determined by a court of competent jurisdiction, or (b) constitute recourse for uncollectible or uncollected Transferred Receivables due to the failure (without cause or justification) or inability on the part of the related Obligor to perform its obligations thereunder or the occurrence of any event of bankruptcy with respect to such Obligor. Subject to clauses (a) and (b) of the proviso in the immediately preceding sentence, but otherwise without limiting the generality of the foregoing, each Originator shall pay on demand to each Buyer Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(i) reliance on any representation or warranty made or deemed made by such Originator (or any of its officers) under or in connection with this Agreement or any other Related Document (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by such Originator pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;

(ii) the failure by such Originator to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

(iii) the failure to vest and maintain vested in Buyer, or to Transfer to Buyer, valid and properly perfected title to and sole record and beneficial ownership of the Receivables that constitute Transferred Receivables, together with all Collections in respect thereof, free and clear of any Adverse Claim;

(iv) any dispute, claim, offset or defense of any Obligor (other than its discharge in bankruptcy) to the payment of any Receivable that is the subject of a Transfer hereunder (including (x) a defense based on such Receivable or the Contract therefor not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms (other than as a result of a discharge in bankruptcy), or any other claim resulting from the sale of the merchandise or services giving rise to such Receivable or the furnishing or failure to furnish such merchandise or services or relating to collection activities with respect to such Receivable (if such collection activities were performed by any Originator or any Affiliate thereof acting as the Servicer or a Sub-Servicer) and (y) resulting from or in connection with any Dilution Factors);

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(v) any products liability claim or other claim arising out of or in connection with merchandise, insurance or services that is the subject of any Contract;

(vi) the commingling of Collections with respect to Transferred Receivables by any Originator at any time with its other funds or the funds of any other Person;

(vii) any failure by such Originator to cause the filing of, or any delay in filing, financing statements or other similar instruments or documents under the UCC of any applicable jurisdiction or any other applicable laws with respect to any Transferred Receivable that is the subject of a Transfer hereunder to the extent that such filing is necessary to maintain the perfection and priority of Buyer in such Receivable, whether at the time of any such Transfer or at any subsequent time;

(viii) any investigation, Litigation or proceeding related to this Agreement or the use of the Sale Price obtained in connection with any Sale or the ownership of Transferred Receivables or Collections with respect thereto or in respect of any Transferred Receivable or Contract therefor;

(ix) any claim brought by any Person other than a Buyer Indemnified Person arising from any activity by such Originator or any of its Affiliates in servicing, administering or collecting any Transferred Receivables;

(x) any failure of (w) a Lockbox Bank to comply with the terms of the applicable Lockbox Agreement, (x) the Collection Account Bank to comply with the terms of the Collection Account Agreement, (y) the Concentration Account Bank to comply with the terms of the Concentration Account Agreement or (z) the Borrower Account Bank to comply with the terms of the Borrower Account Agreement; and

(xi) any withholding, deduction or Charge imposed upon any payments with respect to any Transferred Receivable, any Borrower Assigned Agreement or any other Borrower Collateral.

Section 5.02. Indemnities by the Servicer.

(a) Without limiting any other rights that a Buyer Indemnified Person may have hereunder or under applicable law, the Servicer hereby agrees to indemnify and hold harmless each Buyer Indemnified Person from and against any and all Indemnified Amounts that may be claimed or asserted against or incurred by any such Buyer Indemnified Person in connection with or arising out of the collection activities of the Servicer hereunder or out of any breach by the Servicer of its obligations hereunder or under any other Related Document; provided that the Servicer shall not be liable for any indemnification to a Buyer Indemnified Person to the extent that any such Indemnified Amount (x) results from such Buyer Indemnified Person’s gross negligence or willful misconduct, in each case as finally determined by a court of competent jurisdiction, or (y) constitutes recourse for uncollectible or uncollected Transferred

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Receivables as a result of the insolvency, bankruptcy or the failure (without cause or justification) or inability on the part of the related Obligor to perform its obligations thereunder. Without limiting the generality of the foregoing, the Servicer shall pay on demand to each Buyer Indemnified Person any and all Indemnified Amounts relating to or resulting from:

(i) reliance on any representation or warranty made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement or any other Related Document (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality) or on any other information delivered by the Servicer pursuant hereto or thereto that shall have been incorrect when made or deemed made or delivered;

(ii) the failure by the Servicer to comply with any term, provision or covenant contained in this Agreement, any other Related Document or any agreement executed in connection herewith or therewith (without regard to any qualifications concerning the occurrence or non-occurrence of a Material Adverse Effect or similar concepts of materiality), any applicable law, rule or regulation with respect to any Transferred Receivable or the Contract therefor, or the nonconformity of any Transferred Receivable or the Contract therefor with any such applicable law, rule or regulation;

(iii) the imposition of any Adverse Claim with respect to any Transferred Receivable or the Borrower Collateral as a result of any action taken by the Servicer; or

(iv) the commingling of Collections with respect to Transferred Receivables by the Servicer at any time with its other funds or the funds of any other Person.

(b) Any Indemnified Amounts subject to the indemnification provisions of this Section 5.02 shall be paid by the Servicer to the Buyer Indemnified Person entitled thereto within five Business Days following demand therefor.

ARTICLE VI

MISCELLANEOUS

Section 6.01. Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other parties, or whenever any of the parties desires to give or serve upon any other parties any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (a) upon the earlier of actual receipt and three Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (b) upon transmission, when sent by email of the signed notice in PDF form or facsimile transmission (with such email or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this Section 6.01), (c) one Business Day after deposit with a reputable overnight courier with all charges prepaid or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number set forth in Schedule 6.01 attached hereto or to such other address (or facsimile number) as may be substituted by notice given as herein provided. Without limiting the generality of the

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foregoing, all notices to be provided to Buyer hereunder shall be delivered to both Buyer and the Administrative Agent under the Funding Agreement, and shall be effective only upon such delivery to the Administrative Agent in accordance with the terms of the Funding Agreement. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Buyer) designated in any written communication provided hereunder to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication. Notwithstanding the foregoing, whenever it is provided herein that a notice is to be given to any other party hereto by a specific time, such notice shall only be effective if actually received by such party prior to such time, and if such notice is received after such time or on a day other than a Business Day, such notice shall only be effective on the immediately succeeding Business Day.

Section 6.02. No Waiver; Remedies. Buyer’s failure, at any time or times, to require strict performance by the Originators of any provision of this Agreement or any Receivables Assignment shall not waive, affect or diminish any right of Buyer thereafter to demand strict compliance and performance herewith or therewith. Any suspension or waiver of any breach or default hereunder shall not suspend, waive or affect any other breach or default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Originator contained in this Agreement or any Receivables Assignment, and no breach or default by any Originator hereunder or thereunder, shall be deemed to have been suspended or waived by Buyer unless such waiver or suspension is by an instrument in writing signed by an officer of or other duly authorized signatory of Buyer and directed to such Originator specifying such suspension or waiver. Buyer shall not waive any of the provisions set forth in Section 4.01(x) or Section 4.02(n) if such waiver would adversely affect the Ratings. Buyer’s rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies that Buyer may have under any other agreement, including the other Related Documents, by operation of law or otherwise. Recourse to the Transferred Receivables shall not be required.

Section 6.03. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of each Originator, Servicer and Buyer and their respective successors and permitted assigns, except as otherwise provided herein. No Originator nor the Servicer may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder without the prior express written consent of Buyer. Any such purported assignment, transfer, hypothecation or other conveyance by any Originator or the Servicer without the prior express written consent of Buyer shall be void. Each Originator and the Servicer acknowledges that Buyer may collaterally assign (and has collaterally assigned) all of its rights granted hereunder to the Administrative Agent (for the benefit of the Secured Parties) under the Funding Agreement, including the benefit of any indemnities under Article V, and the Administrative Agent shall have all rights of Buyer hereunder and, to the extent permitted under the Funding Agreement, may in turn assign such rights. Each Originator and the Servicer acknowledges and agrees that until the Termination Date under the Funding Agreement, (i) no consent or approval by Buyer hereunder nor any delivery of a Servicer Termination Notice hereunder shall be effective without the written consent and approval of the Administrative Agent, (ii) each determination specified to be made by Buyer

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hereunder may be made by the Administrative Agent, and (iii) the Administrative Agent may enforce directly, without joinder of Buyer, all of Buyer’s rights set forth in this Agreement, including, without limitation, Sections 4.02(b), 4.02(c), 4.04, 6.13, 7.03(f), 7.03(h), 7.03(i), 7.03(j), 7.03(k), 8.01 and 9.02. All such assignees, including parties to the Funding Agreement in the case of any assignment to such parties, shall be third party beneficiaries of, and shall be entitled to enforce Buyer’s rights and remedies under, this Agreement to the same extent as Buyer or any of its designated representatives may do. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of each Originator, the Servicer and Buyer with respect to the transactions contemplated hereby and, except for the Secured Parties and the Administrative Agent, no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement.

Section 6.04. Termination; Survival of Obligations.

(a) This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Termination Date.

(b) Except as otherwise expressly provided herein or in any other Related Document, no termination or cancellation (regardless of cause or procedure) of any commitment made by Buyer under this Agreement shall in any way affect or impair the obligations, duties and liabilities of any Originator or the rights of Buyer relating to any unpaid portion of any and all recourse and indemnity obligations of such Originator to Buyer, including those set forth in Sections 4.04, 5.01, 6.12, 6.14 and 6.15, whether due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Facility Termination Date. Except as otherwise expressly provided herein or in any other Related Document, all undertakings, agreements, covenants, warranties and representations of or binding upon each Originator, and all rights of Buyer hereunder, all as contained in the Related Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided that the rights and remedies set forth in Section 4.04, the indemnification and payment provisions of Article V, and the provisions of Sections 4.03(j), 6.03, 6.12 and 6.14 shall be continuing and shall survive any termination of this Agreement.

Section 6.05. Complete Agreement; Modification of Agreement. This Agreement and the other Related Documents constitute the complete agreement between the parties with respect to the subject matter hereof and thereof, supersede all prior agreements and understandings relating to the subject matter hereof and thereof, and may not be modified, altered or amended except as set forth in Section 6.06.

Section 6.06. Amendments and Waivers. No amendment, modification, termination or waiver of any provision of this Agreement or any of the other Related Documents, or any consent to any departure by any Originator therefrom, shall in any event be effective unless the same shall be in writing and signed by each of the parties hereto; provided that prior to the Termination Date, no amendment, modification, termination or waiver of any provision of this Agreement or any of the other Related Documents, or any consent to any departure by any Originator therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent. No consent or demand in any case shall, in itself, entitle any party to any other consent or further notice or demand in similar or other circumstances.

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Section 6.07. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) THIS AGREEMENT AND EACH RELATED DOCUMENT (EXCEPT TO THE EXTENT THAT ANY RELATED DOCUMENT EXPRESSLY PROVIDES TO THE CONTRARY) AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), EXCEPT TO THE EXTENT THAT THE PERFECTION, EFFECT OF PERFECTION OR PRIORITY OF THE INTERESTS OF BUYER IN THE RECEIVABLES OR REMEDIES HEREUNDER OR THEREUNDER, IN RESPECT THEREOF, ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK, AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b) EACH PARTY HERETO HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN THEM PERTAINING TO THIS AGREEMENT OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED DOCUMENT; PROVIDED THAT EACH PARTY HERETO ACKNOWLEDGES THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE BOROUGH OF MANHATTAN IN NEW YORK CITY; PROVIDED FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE BUYER FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE RECEIVABLES OR ANY OTHER SECURITY FOR THE OBLIGATIONS OF THE ORIGINATORS ARISING HEREUNDER, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF BUYER. EACH PARTY HERETO SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH PARTY HERETO HEREBY WAIVES ANY OBJECTION THAT SUCH PARTY MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH PARTY HERETO HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINT AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH PARTY AT THE ADDRESS SET FORTH IN SECTION 6.01 HEREOF AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER

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OF SUCH PARTY’S ACTUAL RECEIPT THEREOF OR THREE DAYS AFTER DEPOSIT IN THE UNITED STATES MAIL, PROPER POSTAGE PREPAID. NOTHING IN THIS SECTION SHALL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

(c) BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY RELATED DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 6.08. Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

Section 6.09. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 6.10. Section Titles. The section titles and table of contents contained in this Agreement are provided for ease of reference only and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

Section 6.11. No Setoff. Each Originator’s obligations under this Agreement shall not be affected by any right of setoff, counterclaim, recoupment, defense or other right such Originator might have against Buyer, all of which rights are hereby expressly waived by such Originator.

Section 6.12. Confidentiality.

(a) Except to the extent otherwise required by applicable law, as required to be filed publicly with the Securities and Exchange Commission, or unless each Affected Party shall otherwise consent in writing, each Originator, the Servicer and Buyer agree to maintain the confidentiality of this Agreement (and all drafts hereof and documents ancillary hereto) in its communications with third parties other than any Affected Party or any Buyer Indemnified Person and otherwise not to disclose, deliver or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to an Affected Party or a Buyer Indemnified Person.

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(b) Each Originator and the Servicer agrees that it shall not (and shall not permit any of its Affiliates to) issue any news release or make any public announcement pertaining to the transactions contemplated by this Agreement and the Related Documents without the prior written consent of Buyer (which consent shall not be unreasonably withheld) unless such news release or public announcement is required by law, in which case such Originator or the Servicer shall consult with Buyer prior to the issuance of such news release or public announcement. Any Originator or the Servicer may, however, disclose the general terms of the transactions contemplated by this Agreement and the Related Documents to trade creditors, suppliers and other similarly-situated Persons so long as such disclosure is not in the form of a news release or public announcement.

(c) Except to the extent otherwise required by applicable law, or in connection with any judicial or administrative proceedings, as required to be filed publicly with the Securities Exchange Commission, or unless the Originators and the Servicer otherwise consent in writing, Buyer agrees (i) to maintain the confidentiality of (A) this Agreement (and all drafts hereof and documents ancillary hereto) and (B) all other confidential proprietary information with respect to the Originators, the Servicer and their respective Affiliates and each of their respective businesses obtained by Buyer in connection with the structuring, negotiation and execution of the transactions contemplated herein and in the other documents ancillary hereto, in each case, in its communications with third parties other than any Originator or the Servicer, and (ii) not to disclose, deliver, or otherwise make available to any third party (other than its directors, officers, employees, accountants or counsel) the original or any copy of all or any part of this Agreement (or any draft hereof and documents ancillary hereto) except to any Originator. Notwithstanding the foregoing, Buyer shall be permitted to disclose copies of this Agreement and the confidential proprietary information described above to (1) each Affected Party and each Affected Party’s and their respective Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential and to not disclose or use such Information in violation of Regulation FD (17 C.F.R. § 243.100-243.103)); (2) any regulatory authority, (3) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (4) any other party to the Funding Agreement, (5) to the extent required in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Related Document or the enforcement of rights hereunder or thereunder, (6) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee or pledgee of (or participant in), or any prospective assignee or pledgee of (or participant in), any of its rights or obligations under this Agreement, (7) with the consent of the applicable Originator or Servicer, (8) any nationally recognized statistical rating organization rating a Conduit Lender’s Commercial Paper, any dealer or placement agent of or depositary for the Conduit Lender’s Commercial Paper, any Administrator, any Program Support Provider, any credit/financing provider to any Conduit Lender or any of such Person’s counsel or accountants in relation to this Agreement or any other Related Document if they agree to hold the information confidential or (9) to the extent such Agreement or other information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to Buyer or Affected Party on a nonconfidential basis from a source other than the Parent or any Subsidiary thereof.

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Section 6.13. Further Assurances.

(a) Each Originator shall, at its sole cost and expense, upon request of Buyer, promptly and duly execute and deliver any and all further instruments and documents and take such further actions that may be necessary or desirable or that Buyer may request to carry out more effectively the provisions and purposes of this Agreement or any other Related Document or to obtain the full benefits of this Agreement and of the rights and powers herein granted, including (i) using its best efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of Buyer of any Transferred Receivable held by such Originator or in which such Originator has any rights not heretofore assigned, and (ii) filing any financing or continuation statements under the UCC with respect to the ownership interests or Liens granted hereunder or under any other Related Document. Each Originator hereby authorizes Buyer to file any such financing or continuation statements without the signature of such Originator to the extent permitted by applicable law. A carbon, photographic or other reproduction of this Agreement or of any notice or financing statement covering the Transferred Receivables or any part thereof shall be sufficient as a notice or financing statement where permitted by law. If any amount payable under or in connection with any of the Transferred Receivables is or shall become evidenced by any instrument, such instrument, other than checks and notes received in the ordinary course of business, shall be duly endorsed in a manner satisfactory to Buyer immediately upon such Originator’s receipt thereof and promptly delivered to Buyer.

(b) If any Originator fails to perform any agreement or obligation under this Section 6.13, Buyer may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the reasonable expenses of Buyer incurred in connection therewith shall be payable by such Originator upon demand of Buyer.

Section 6.14. Fees and Expenses. In addition to its indemnification obligations pursuant to Article V, each Originator agrees, jointly and severally, to pay on demand all Rating Agency fees and all costs and expenses incurred by Buyer in connection with the negotiation, preparation, execution and delivery of this Agreement and the other Related Documents, including the reasonable fees and out-of-pocket expenses incurred by Buyer, (including any such amounts owed by Buyer in connection with its financing of the Transfers hereunder), for counsel, advisors, consultants and auditors retained in connection with the transactions contemplated hereby and advice in connection therewith, and each Originator agrees, jointly and severally, to pay all costs and expenses, if any (including reasonable attorneys’ fees and expenses but excluding any costs of enforcement or collection of the Transferred Receivables), in connection with the enforcement of this Agreement and the other Related Documents.

Section 6.15. Nonrecourse Obligations. Notwithstanding any provision in any other Section of this Agreement to the contrary, any obligation of Buyer to pay any amounts payable to the Originators pursuant to this Agreement shall be without recourse to Buyer except to the extent that funds from Advances or Collections are available to Buyer pursuant to the terms of the Funding Agreement for such payment (collectively, the “Buyer Available Amounts”). In the event that amounts payable to the Originators pursuant to this

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Agreement exceed Buyer Available Amounts, the excess of the amounts due hereunder (and subject to this Section 6.15) over the Buyer Available Amounts paid shall not constitute a “claim” under Section 101(5) of the Bankruptcy Code against Buyer until such time as Buyer has Buyer Available Amounts.

ARTICLE VII

SERVICER PROVISIONS

Section 7.01. Appointment of the Servicer. Buyer hereby appoints the Servicer as its agent to service the Transferred Receivables and, in accordance with the Related Documents, to enforce Buyer’s rights and interests in and under each Transferred Receivable and Contract therefor and to serve in such capacity until the termination of its responsibilities pursuant to Sections 8.01 or 9.01. In connection therewith, the Servicer hereby accepts such appointment and agrees to perform the duties and obligations set forth herein. The Servicer may, with the prior written consent of Buyer, subcontract with a Sub-Servicer for the collection, servicing or administration of the Transferred Receivables; provided that (a) the Servicer shall remain liable for the performance of the duties and obligations of such Sub-Servicer pursuant to the terms hereof, (b) any Sub-Servicing Agreement that may be entered into and any other transactions or services relating to the Transferred Receivables involving a Sub-Servicer shall be deemed to be between the Sub-Servicer and the Servicer alone, and Buyer shall not be deemed a party thereto and shall have no obligations, duties or liabilities with respect to the Sub-Servicer and (c) each Sub-Servicing Agreement shall expressly provide that it shall automatically terminate upon the termination of the Servicer’s responsibilities hereunder in accordance with the terms hereof.

Section 7.02. Duties and Responsibilities of the Servicer.

(a) Subject to the provisions of this Agreement, the Servicer shall conduct the servicing, administration and collection of the Transferred Receivables and shall take, or cause to be taken, all actions that (i) may be necessary or advisable to service, administer and collect each Transferred Receivable from time to time, (ii) the Servicer would take if the Transferred Receivables were owned by the Servicer, and (iii) are consistent with the Credit and Collection Policies and industry practice for the servicing of accounts receivable similar to such Transferred Receivables.

(b) In addition to the foregoing, in order to ensure that Buyer has adequate funding for the purchase of Receivables hereunder, the Servicer shall be responsible for the following:

(i) preparation and delivery on behalf of Buyer of all Borrowing Requests, Repayment Notices, Borrowing Base Certificates, Monthly Reports, Weekly Reports and Daily Reports required to be delivered under the Funding Agreement;

(ii) calculation and monitoring of the Borrowing Base and the components thereof, and determination of whether the Receivables included in the calculation of the Net Receivables Balance are in fact Eligible Receivables; and

(iii) establishment, maintenance and administration of the Lockboxes, the Concentration Account and the Borrower Account in accordance with Article VI of the Funding Agreement.

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Section 7.03. Collections on Receivables.

(a) In the event that the Servicer is unable to determine the specific Transferred Receivables on which Collections have been received from the Obligor thereunder, the parties agree that such Collections shall be deemed to have been received on such Receivables in the order in which they were originated with respect to such Obligor. In the event that the Servicer is unable to determine the specific Transferred Receivables on which discounts, offsets or other non-cash reductions have been granted or made with respect to the Obligor thereunder, the parties agree for purposes of this Agreement only that such reductions shall be deemed to have been granted or made (i) prior to a Termination Event, on such Receivables as determined by the Servicer, and (ii) from and after the occurrence of a Termination Event, in the reverse order in which they were originated with respect to such Obligor.

(b) If the Servicer determines that amounts unrelated to the Transferred Receivables (the “Unrelated Amounts”) have been deposited in any Account, then the Servicer shall provide written evidence thereof to Buyer no later than the first Business Day following the day on which the Servicer had actual knowledge thereof, which evidence shall be provided in writing and shall be otherwise satisfactory to Buyer.

(c) Authorization of the Servicer. Buyer hereby authorizes the Servicer to take any and all reasonable steps in its name and on its behalf necessary or desirable and not inconsistent with the rights of Buyer hereunder, in the determination of the Servicer, to (a) collect all amounts due under any Transferred Receivable, including endorsing the applicable name on checks and other instruments representing Collections on such Receivable, and execute and deliver any and all instruments of satisfaction or cancellation or of partial or full release or discharge and all other comparable instruments with respect to any such Receivable and (b) after any Transferred Receivable becomes a Delinquent Receivable or a Defaulted Receivable and to the extent permitted under and in compliance with applicable law and regulations, commence proceedings with respect to the enforcement of payment of any such Receivable and the Contract therefor and adjust, settle or compromise any payments due thereunder, in each case to the same extent as the applicable Originator could have done if it had continued to own such Receivable. Buyer shall furnish the Servicer with any powers of attorney and other documents necessary or appropriate to enable the Servicer to carry out its servicing and administrative duties hereunder. Notwithstanding anything to the contrary contained herein, Buyer shall have the absolute and unlimited right to direct the Servicer (at the Servicer’s expense) (i) to commence or settle any legal action to enforce collection of any Transferred Receivable or (ii) to foreclose upon, repossess or take any other action that Buyer deems necessary or advisable with respect thereto. In no event shall the Servicer be entitled to make Buyer or any Affected Party a party to any Litigation without such Affected Party’s express prior written consent.

(d) Servicing Fees. As compensation for its servicing activities and as reimbursement for its reasonable expenses in connection therewith, the Servicer shall be entitled to receive the Servicing Fees monthly on each Settlement Date. Such Servicing Fees shall be payable from available funds in accordance with Section 2.07 and 2.08 of the Funding Agreement. The Servicer shall be required to pay for all expenses incurred by it in connection with its activities hereunder (including any payments to accountants, counsel or any other Person) and shall not be entitled to any payment therefor other than the Servicing Fees.

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Section 7.04. Covenants of the Servicer. The Servicer covenants and agrees that from and after the Effective Date and until the Termination Date:

(a) Compliance with Agreements and Applicable Laws. The Servicer shall perform each of its obligations under this Agreement and the other Related Documents. The Servicer shall comply with all federal, state and local laws and regulations applicable to it and the Transferred Receivables, including those relating to truth in lending, retail installment sales, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices, privacy, licensing, taxation, ERISA and labor matters and environmental laws and environmental permits, except, in each case, where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

(b) Maintenance of Existence and Conduct of Business. The Servicer shall: (i) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence and its rights and franchises; (ii) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder and in accordance with the terms of its certificate or articles of incorporation and by-laws; and (iii) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, including all licenses, permits, charters and registrations, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices, except to the extent that the failure to comply with this clause (iii) could not reasonably be expected to have a Material Adverse Effect.

(c) Deposit of Collections. The Servicer shall deposit or cause to be deposited promptly into the Concentration Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive with respect to any Transferred Receivable.

(d) ERISA. The Servicer shall give the Administrative Agent prompt written notice of any event that (i) could reasonably be expected to result in the imposition of a Lien under Section 412 of the IRC or Section 302 or 4068 of ERISA, or (ii) could reasonably be expected to result in the incurrence by Servicer of any liabilities under Title IV of ERISA (other than premium payments arising in the ordinary course of business).

(e) Compliance with Credit and Collection Policies. The Servicer shall comply with the Credit and Collection Policies with respect to each Transferred Receivable and the Contract therefor. The Servicer shall not extend, amend, forgive, discharge, compromise, waive, cancel or otherwise modify the terms of any Transferred Receivable or amend, modify or waive any term or condition of any Contract related thereto, except that the Servicer may (i) reduce the Outstanding Balance of a Transferred Receivable as required to reflect any Dilution Factors and (ii) take such actions, to the extent permitted by the Credit and Collection Policies, as the Servicer may deem reasonably necessary or desirable in order to maximize Collections with respect to any past-due Receivable so long as, after giving effect to any such action, no Transferred Receivables which constituted Eligible Receivables prior to such action would no longer constitute Eligible Receivables as a result of such action. The Servicer shall not without the prior written consent of Buyer amend, modify or waive any term or provision of the Credit and Collection Policies.

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(f) Ownership of Transferred Receivables; Servicing Records. The Servicer shall (i) identify the Transferred Receivables clearly and unambiguously in its Servicing Records to reflect that such Transferred Receivables are the property of Buyer and that a Lien on such Transferred Receivables has been granted to the Administrative Agent for the benefit of the Secured Parties; (ii) maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing such Transferred Receivables in the event of the destruction of any originals thereof) as are necessary or advisable in accordance with industry practice (1) to reflect promptly (a) all payments received and all credits and extensions granted with respect to such Transferred Receivables, (b) the return, rejection, repossessions, or stoppage in transit of any merchandise the sale of which has given rise to any such Transferred Receivable and (c) any other reductions in the Outstanding Balance of such Transferred Receivables on account of Dilution Factors; and (2) to determine no less frequently than the date each Daily Report, Weekly Report or Monthly Report is due, whether each Transferred Receivable then outstanding qualifies as an Eligible Receivable; (iii) by no later than the Effective Date, mark conspicuously with a legend, in form and substance satisfactory to Buyer, its books and records (including computer records) and credit files pertaining to the Borrower Collateral, and its file cabinets or other storage facilities where it maintains information pertaining thereto, to evidence the assignment of the Transferred Receivables under this Agreement and the assignment and Liens granted pursuant to the Funding Agreement. Upon the occurrence and during the continuance of an Incipient Termination Event or a Termination Event, the Servicer shall deliver and turn over such books and records to Buyer or its representatives at any time on demand. The Servicer shall permit any representative of Buyer to inspect such books and records and shall provide photocopies thereof to Buyer as more specifically set forth in Section 7.04(i).

(g) Payment and Performance of Charges and other Obligations.

(i) Subject to Section 7.04(g)(ii), the Servicer shall pay, perform and discharge or cause to be paid, performed and discharged promptly all charges and claims payable by it, including (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed) and all Charges with respect to tax, social security and unemployment withholding with respect to its employees, and (B) lawful claims for labor, materials, supplies and services or otherwise before any amount thereof shall become past due.

(ii) The Servicer may in good faith contest, by appropriate proceedings, the validity or amount of any charges or claims described in Section 7.04(g)(i); provided that (A) adequate reserves with respect to such contest are maintained on the books of the Servicer, in accordance with GAAP, (B) such contest is maintained and prosecuted continuously and with diligence, (C) none of the Borrower Collateral becomes subject to forfeiture or loss as a result of such contest, (D) no Lien shall be imposed to secure payment of such charges or claims other than inchoate tax liens and (E) the Administrative Agent has not advised the Servicer in writing that it reasonably believes that failure to pay or to discharge such claims or charges could have or result in a Material Adverse Effect.

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(h) Access. The Servicer agrees to provide Buyer and Buyer’s employees, directors, agents and representatives with all access that the Originators have covenanted and agreed to provide to Buyer in Section 4.02(b).

(i) Communication with Accountants. The Servicer authorizes Buyer to communicate directly with its independent certified public accountants, and authorizes and, shall upon Buyer’s request, instruct those accountants to disclose and make available to Buyer, its officers, employees, agents and representatives any and all financial statements and other supporting financial documents, schedules and information relating to the Servicer (including copies of any issued management letters) with respect to the business, financial condition and other affairs of the Servicer. The Servicer agrees to render to Buyer, at the Servicer’s own cost and expense, such clerical and other assistance as may be reasonably requested with regard to the foregoing, it being understood that the Servicer shall be required to comply with a request under this Section 7.03(i) only to the extent such request is reasonably related to the transactions contemplated by the Transaction Documents and to the Transferred Receivables.

(j) Collection of Transferred Receivables. In connection with the collection of amounts due or to become due under the Transferred Receivables, the Borrower Assigned Agreements and any other Borrower Collateral, the Servicer shall take such action as it, and from and after the occurrence and during the continuance of a Termination Event, Buyer may deem necessary or desirable to enforce collection of the Transferred Receivables, the Borrower Assigned Agreements and the other Borrower Collateral; provided that the applicable Originator may, rather than commencing any such action or taking any other enforcement action, at its option, elect to pay to Buyer, for deposit into the Agent Account, an amount equal to the Outstanding Balance of any such Transferred Receivable. If (i) an Incipient Termination Event or a Termination Event shall have occurred and be continuing or (ii) Buyer in good faith believes that an Incipient Termination Event or a Termination Event is imminent, then Buyer may, without prior notice to any Originator or the Servicer, (x) exercise its right to take exclusive ownership and control of (1) the Collections and the Concentration Account in accordance with the terms of the applicable Concentration Account Agreement and (2) the Borrower Account in accordance with the Borrower Account Agreement (in which case the Servicer shall be required to deposit any Collections it then has in its possession or at any time thereafter receives, immediately in the Collection Account) and (y) notify any Obligor under any Transferred Receivable or obligors under the Borrower Assigned Agreements of the sale to Buyer of such Transferred Receivables and of the pledge of such Transferred Receivables or Borrower Assigned Agreements, as the case may be, to the Administrative Agent and direct that payments of all amounts due or to become due to Buyer thereunder be made directly to Buyer or any servicer, collection agent or Lockbox or other account designated by Buyer and Buyer may enforce collection of any such Transferred Receivable or the Borrower Assigned Agreements and adjust, settle or compromise the amount or payment thereof. Buyer shall provide prompt notice to the Servicer of any such notification of assignment, pledge or direction of payment to the Obligors under any Transferred Receivables.

(k) Performance of Borrower Assigned Agreements. The Servicer shall (i) perform and observe all the terms and provisions of the Borrower Assigned Agreements to be performed or observed by it, maintain the Borrower Assigned Agreements in full force and effect, enforce the Borrower Assigned Agreements in accordance with their terms and take all action as may from time to time be

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requested by Buyer in order to accomplish the foregoing, and (ii) upon the request of and as directed by Buyer, make such demands and requests to any other party to the Borrower Assigned Agreements as are permitted to be made by the Servicer thereunder.

(l) License for Use of Software and Other Intellectual Property. Unless expressly prohibited by the licensor thereof or any provision of applicable law, if any, the Servicer hereby grants to Buyer (and to the Administrative Agent on behalf of the Secured Parties as assignee of Buyer) a limited license to use, without charge, the Servicer’s computer programs, software, printouts and other computer materials, technical knowledge or processes, data bases, materials, trademarks, registered trademarks, trademark applications, service marks, registered service marks, service mark applications, patents, patent applications, trade names, rights of use of any name, labels, fictitious names, inventions, designs, trade secrets, goodwill, registrations, copyrights, copyright applications, permits, licenses, franchises, customer lists, credit files, correspondence, and advertising materials or any property of a similar nature, as it pertains to the Transferred Receivables and the other Borrower Collateral, or any rights to any of the foregoing, only as reasonably required in connection with the collection of the Transferred Receivables and the advertising for sale, and selling any of the Borrower Collateral, or exercising of any other remedies with respect thereto, and the Servicer agrees that its rights under all licenses and franchise agreements shall inure to Buyer (and to the Administrative Agent on behalf of the Secured Parties as assignee of Buyer) for purposes of the license granted herein. Except upon the occurrence and during the continuation of a Termination Event, Buyer agrees not to use (and shall cause the Administrative Agent to covenant not to use) any such license without giving the Servicer prior written notice.

(m) Deposit of Collections. The Servicer shall (and shall cause each of its Affiliates to) (i) instruct all Obligors to remit all payments with respect to any Transferred Receivables directly into a Lockbox or the Concentration Account, and (ii) deposit or cause to be deposited promptly into a Lockbox or the Concentration Account, and in any event no later than the first Business Day after receipt thereof, all Collections it may receive in respect of Transferred Receivables (and until so deposited, all such Collections shall be held in trust for the benefit of Buyer and its assigns (including the Administrative Agent and the Secured Parties). The Servicer shall not make or permit to be made deposits into a Lockbox or the Concentration Account other than in accordance with this Agreement and the other Related Documents. Without limiting the generality of the foregoing, the Servicer shall ensure that no Collections or other proceeds with respect to a Receivable reconveyed to any Originator pursuant to Section 4.04 hereof are paid or deposited into any Lockbox or the Concentration Account.

(n) Commingling. The Servicer shall not (and shall cause each other member of the Parent Group not to) deposit or permit the deposit of any funds that do not constitute Collections of Transferred Receivables into any Lockbox or the Concentration Account except as otherwise permitted by Section 4.03(m) hereof. If any funds not constituting Collections of Transferred Receivables are nonetheless deposited into a Lockbox or the Concentration Account and the Servicer so notifies Buyer, Buyer shall promptly remit any such amounts to the applicable Originator. So long as any Transferred Receivables of an Obligor remain unpaid, the Servicer shall not instruct such Obligor to remit Collections of any Receivables other than Excluded Receivables to any Person or account other than to a Lockbox or the Concentration Account.

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(o) Separate Identity. The Servicer shall comply with Section 4.02(i) to the same extent as if it were an Originator.

Section 7.05. Reporting Requirements of the Servicer. The Servicer hereby agrees that, from and after the Effective Date and until the Termination Date, it shall prepare and deliver or cause to be prepared and delivered to the Administrative Agent and the Managing Agents the financial statements, notices, reports, and other information at the times, to the Persons and in the manner set forth in Annex 7.05.

ARTICLE VIII

EVENTS OF SERVICER TERMINATION

Section 8.01. Events of Servicer Termination. If any of the following events (each, an “Event of Servicer Termination”) shall occur (regardless of the reason therefor):

(a) the Servicer shall (i) fail to make any payment or deposit hereunder when due and payable and the same shall remain unremedied for one (1) Business Day or more; (ii) fail to deliver when due any of the reports required to be delivered pursuant to Section 7.05 or any other report related to the Transferred Receivables as required by the other Related Documents and the same shall remain unremedied for two (2) Business Days or more; or (iii) fail or neglect to perform, keep or observe any other provision of this Agreement or the other Related Documents (other than any provision embodied in or covered by any other clause of this Section 8.01) and the same shall remain unremedied for five (5) days or more following the earlier to occur of an Authorized Officer of the Servicer becoming aware of such breach and the Servicer’s receipt of notice thereof; or

(b)(i) the Servicer shall fail to make any payment with respect to any of its Debts which is in an aggregate principal amount exceeding $10,000,000 when due, and the same shall remain unremedied for any applicable grace period with respect thereto; or (ii) a default or breach shall occur and be continuing under any agreement, document or instrument to which the Servicer is a party or by which the Servicer or its property is bound (other than a Related Document), and such default or breach shall remain unremedied after any applicable grace period with respect thereto and which involves a Debt which is in an aggregate principal amount exceeding $10,000,000; or

(c) a case or proceeding shall have been commenced against the Servicer or any Affiliate which acts as a Sub-Servicer seeking a decree or order in respect of any such Person (i) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, or (iii) ordering the winding-up or liquidation of the affairs of any such Person, and such case or proceeding continues for 60 days unless dismissed or discharged; provided that such 60-day period shall be deemed terminated immediately if (x) a decree or order is entered by a court of competent jurisdiction with respect to a case or proceeding described in this subsection (c), or (y) any of the events described in Section 8.01(d) shall have occurred; or

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(d) the Servicer or any Affiliate which acts as a Sub-Servicer shall (i) file a petition seeking relief under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (ii) consent or fail to object in a timely and appropriate manner to the institution of any proceedings under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or similar law or to the filing of any petition thereunder or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for any such Person or for any substantial part of such Person’s assets, (iii) make an assignment for the benefit of creditors, or (iv) take any corporate action in furtherance of any of the foregoing; or

(e) the Servicer or any Affiliate which acts as a Sub-Servicer generally does not pay its debts as such debts become due or admits in writing its inability to, or is generally unable to, pay its debts as such debts become due; or

(f) a final judgment or judgments for the payment of money in excess of $5,000,000 in the aggregate (net of insurance proceeds) at any time outstanding shall be rendered against the Servicer or any other Subsidiary of the Parent which acts as a Sub-Servicer and either (i) enforcement proceedings shall have been commenced upon any such judgment or (ii) the same shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay; or

(g)(i) any information contained in any Borrowing Base Certificate, Monthly Report, Weekly Report or Daily Report is untrue or incorrect in any respect or (ii) any representation or warranty of the Servicer herein or in any other Related Document or in any written statement, report, financial statement or certificate (other than a Borrowing Base Certificate) made or delivered by the Servicer to any Affected Party hereto or thereto is untrue or incorrect in any material respect as of the date when made or deemed made and such representation and warranty, if relating to any Transferred Receivable, has not been cured by the repurchase of any such Transferred Receivable pursuant to Section 4.04; or

(h) Buyer shall have determined that any event or condition that materially adversely affects the ability of the Servicer to collect the Transferred Receivables or to otherwise perform hereunder has occurred; or

(i) a Termination Event shall have occurred or this Agreement shall have been terminated; or

(j) a deterioration has taken place in the quality of servicing of Transferred Receivables or other Receivables, other than the Mexico Receivables, serviced by the Servicer that Buyer or the Administrative Agent, in its sole discretion, determines to be material, and such material deterioration has not been eliminated within 30 days after written notice thereof shall have been given by the Administrative Agent to the Servicer; or

(k) the Servicer shall assign or purport to assign any of its obligations hereunder without the prior written consent of Buyer; or

(l) a Change of Control shall have occurred; or

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(m) a default or breach of any of the tests set forth in Annex Z shall have occurred;

then, and in any such event, Buyer may, by delivery of a Servicer Termination Notice to the Servicer, terminate the servicing responsibilities of the Servicer hereunder, without demand, protest or further notice of any kind, all of which are hereby waived by the Servicer. Upon the delivery of any such notice, all authority and power of the Servicer under this Agreement shall pass to and be vested in the Successor Servicer acting pursuant to Section 9.02; provided that notwithstanding anything to the contrary herein, the Servicer agrees to continue to follow the procedures set forth in Section 7.02 with respect to Collections on the Transferred Receivables until a Successor Servicer has assumed the responsibilities and obligations of the Servicer in accordance with Section 9.02.

ARTICLE IX

SUCCESSOR SERVICER PROVISIONS

Section 9.01. Servicer Not to Resign. The Servicer shall not resign from the obligations and duties hereby imposed on it except upon a determination that (a) the performance of its duties hereunder has become impermissible under applicable law or regulation and (b) there is no reasonable action that the Servicer could take to make the performance of its duties hereunder become permissible under applicable law. Any such determination shall (i) with respect to clause (a) above, be evidenced by an opinion of counsel to such effect and (ii) with respect to clause (b) above, be evidenced by an Officer’s Certificate to such effect, in each case delivered to the Administrative Agent. No such resignation shall become effective until a Successor Servicer shall have assumed the responsibilities and obligations of the Servicer in accordance with Section 9.02.

Section 9.02. Appointment of the Successor Servicer. In connection with the termination of the Servicer’s responsibilities or the resignation by the Servicer under this Agreement pursuant to Sections 8.01 or 9.01, Buyer may at any time appoint a successor servicer to the Servicer that shall be acceptable to the Administrative Agent and shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement (the Administrative Agent, in such capacity, or such successor servicer being referred to as the “Successor Servicer”); provided that the Successor Servicer shall have no responsibility for any actions of the Servicer prior to the date of its appointment or assumption of duties as Successor Servicer. In selecting a Successor Servicer, Buyer may (but shall not be required to) obtain bids from any potential Successor Servicer and may agree to any bid it deems appropriate. The Successor Servicer shall accept its appointment by executing, acknowledging and delivering to Buyer an instrument in form and substance acceptable to Buyer and the Administrative Agent.

Section 9.03. Duties of the Servicer. The Servicer covenants and agrees that, following the appointment of, or assumption of duties by, a Successor Servicer:

(a) The Servicer shall terminate its activities as Servicer hereunder in a manner that facilitates the transfer of servicing duties to the Successor Servicer and is otherwise acceptable to Buyer and the Administrative Agent and, without limiting the generality of the foregoing, shall, at its own expense, timely deliver (i) any funds to the Administrative Agent that were required to be remitted to the Administrative Agent for deposit in the Agent Account under the Funding Agreement and (ii) copies of all Servicing Records and

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other information with respect to the Transferred Receivables to the Successor Servicer at a place selected by the Successor Servicer. The Servicer shall cooperate with the Successor Servicer in effecting the termination of the responsibilities and rights of the predecessor Servicer under this Agreement and shall account for all funds and shall execute and deliver such instruments and do such other things as may be required to vest and confirm in the Successor Servicer all rights, powers, duties, responsibilities, obligations and liabilities of the Servicer. All reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with transferring all files and other documents in respect of the Transferred Receivables to the Successor Servicer shall be for the account of the predecessor Servicer.

(b) The Servicer shall terminate each existing Sub-Servicing Agreement and the Successor Servicer shall not be deemed to have assumed any of the Servicer’s interests therein or to have replaced the Servicer as a party thereto.

(c) In the event that the Servicer is terminated as Servicer hereunder but no Successor Servicer has been appointed, the Servicer shall timely deliver to the Administrative Agent or its designee, at a place designated by the Administrative Agent or such designee, all Servicing Records and other information with respect to the Transferred Receivables which otherwise would be required to be delivered to the Successor Servicer under Section 9.03(a) above, and all reasonable costs and expenses (including reasonable attorneys’ fees) incurred in connection with transferring such files and other documents to the Administrative Agent shall be for the account of the predecessor Servicer.

Section 9.04. Effect of Termination or Resignation. Any termination of or resignation by the Servicer hereunder shall not affect any claims that Buyer or its assigns may have against the Servicer for events or actions taken or not taken by the Servicer arising prior to any such termination or resignation.

Section 9.05. Power of Attorney. On the Closing Date, the Servicer shall execute and deliver a power of attorney in substantially in the form attached hereto as Exhibit 9.05 (a “Power of Attorney”). The Power of Attorney is a power coupled with an interest and shall be irrevocable until this Agreement has terminated in accordance with its terms and all of the Transferred Receivables have been indefeasibly paid or otherwise written off as uncollectible. The powers conferred under the Power of Attorney are solely to protect the interests of Buyer and its assigns (including the Administrative Agent and the Secured Parties) in the Transferred Receivables and the ability of the Successor Servicer to assume the servicing rights, powers and responsibilities of the Servicer hereunder and shall not impose any duty upon the Administrative Agent or the Successor Servicer to exercise any such powers. The Administrative Agent covenants and agrees not to use the Power of Attorney except following a Termination Event and prior to the occurrence of the Termination Date.

Section 9.06. No Proceedings. Each Originator and Servicer agrees that, from and after the Closing Date and until the date one year plus one day following the Termination Date, it will not, directly or indirectly, institute or cause to be instituted against Buyer any proceeding of the type referred to in Sections 8.01(d) and 8.01(e) of the Funding Agreement. This Section 9.06 shall survive the termination of this Agreement.

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IN WITNESS WHEREOF, the parties have caused this Receivables Sale and Servicing Agreement to be executed by their respective duly authorized representatives, as of the date first above written.

SYNNEX CORPORATION,
individually and as an Originator

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	General Counsel and Corporate Secretary

SIT FUNDING CORPORATION,
as Buyer

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	General Counsel and Corporate Secretary

SYNNEX CORPORATION, as Servicer

By:	/s/ Simon Y. Leung
Name:	Simon Y. Leung
Title:	General Counsel and Corporate Secretary

S-1	Third Amended and Restated Receivables Sale and Servicing Agreement

EXHIBIT 2.01(a)

Form of

RECEIVABLES ASSIGNMENT

THIS RECEIVABLES ASSIGNMENT (the “Receivables Assignment”) is entered into as of [DATE], by and between [Name of Originator] (the “Originator”) and SIT FUNDING CORPORATION (“Buyer”).

1. We refer to that certain Third Amended and Restated Receivables Sale and Servicing Agreement (as amended, restated, supplemented or otherwise modified from time to time, the “Sale Agreement”) of even date herewith among the Originator, the other Originators party thereto, Synnex Corporation and Buyer. All of the terms, covenants and conditions of the Sale Agreement are hereby made a part of this Receivables Assignment and are deemed incorporated herein in full. Unless otherwise defined herein, capitalized terms or matters of construction defined or established in the Sale Agreement shall be applied herein as defined or established therein.

2. For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Originator hereby sells, or, in the event the Originator is a shareholder of Buyer, sells or contributes, to Buyer, without recourse, except as provided in Section 4.04 of the Sale Agreement, all of the Originator’s right, title and interest in, to and under all of its Receivables other than Excluded Receivables (including all Collections, Records and proceeds with respect to such included Receivables) existing as of the Closing Date and thereafter created or arising at any time until the Facility Termination Date.

3. Subject to the terms and conditions of the Sale Agreement, the Originator hereby covenants and agrees to assign, sell or contribute, as applicable, execute and deliver, or cause to be assigned, sold or contributed, executed and delivered, and to do or make, or cause to be done or made, upon request of Buyer and at the Originator’s expense, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by Buyer for the purpose of or in connection with acquiring or more effectively vesting in Buyer or evidencing the vesting in Buyer of the property, rights, title and interests of the Originator sold or contributed hereunder or intended to be sold or contributed hereunder.

4. Wherever possible, each provision of this Receivables Assignment shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Receivables Assignment shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Receivables Assignment.

5. THIS RECEIVABLES ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

Receivables Sale and Servicing Agreement

IN WITNESS WHEREOF, the parties have caused this Receivables Assignment to be executed by their respective officers thereunto duly authorized, as of the day and year first above written.

[NAME OF ORIGINATOR]

By:
Name:
Title:

SIT FUNDING CORPORATION, as Buyer

By:
Name:
Title:

Receivables Sale and Servicing Agreement

Exhibit 2.01(a)-2

EXHIBIT 2.01(c)(ii)

Form of

SUBORDINATED NOTE

$[ ]	[ , ]

FOR VALUE RECEIVED, the undersigned, SIT FUNDING CORPORATION, a Delaware corporation (the “Borrower”), hereby promises to pay to the order of [                                    ], a (the “Subordinated Lender”), or its assigns, at [ADDRESS], or at such other place as the holder of this Subordinated Note (“Note”) may designate from time to time in writing, in lawful money of the United States of America and in immediately available funds, the principal amount of [        ] DOLLARS [$        ], or, if less, the aggregate unpaid principal amount of all Subordinated Loans (as defined in the Sale Agreement referred to below) made to the Borrower, upon the earlier to occur of (i) Final Advance Date and (ii) the Termination Date (in each case, as defined in Annex X to the Sale Agreement referred to below), together with interest thereon from time to time from the Effective Date (as defined in the Sale Agreement referred to below) at the rate shown in The Wall Street Journal as the “Prime Rate” on such date (the “Interest Rate”) on the unpaid principal amount of each Subordinated Loan for the period commencing on and including the date of such Subordinated Loan to but excluding the date such Subordinated Loan is paid in full.

The date, amount and interest rate of each Subordinated Loan made by the Subordinated Lender to the Borrower, and each payment made by or on behalf of the Borrower on account of the principal thereof, shall be recorded by the Subordinated Lender on its books and, prior to any transfer of this Note, endorsed by the Subordinated Lender on the schedule attached hereto or any continuation thereof. The books of the Subordinated Lender and such schedule shall be presumptive evidence of the amounts due and owing to the Subordinated Lender by the Borrower; provided that any failure of the Subordinated Lender to record a notation in its books or on the schedule to this Note as aforesaid or any error in so recording shall not limit or otherwise affect the obligation of the Borrower to repay Subordinated Loans in accordance with their respective terms set forth herein.

All capitalized terms, unless otherwise defined herein, shall have the meanings assigned to them in the Third Amended and Restated Receivables Sale and Servicing Agreement of even date herewith (as the same may be subsequently amended, restated or otherwise modified, the “Sale Agreement”) by and among the Borrower, the Subordinated Lender, the other Originators thereunder and Synnex Corporation. This Note is issued pursuant to the Sale Agreement and is one of the Subordinated Notes referred to therein. All of the terms, covenants and conditions of the Sale Agreement and all other instruments evidencing the indebtedness hereunder, including the other Related Documents, are hereby made a part of this Note and are deemed incorporated herein in full.

The Borrower may at any time and from time to time voluntarily repay, in whole or in part, all Subordinated Loans made hereunder. Any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder; provided that all repayments of Subordinated Loans or any portion thereof shall be made together with payment of all interest accrued on the amount repaid to (but excluding) the date of such repayment.

Receivables Sale and Servicing Agreement

Interest shall be payable on the outstanding principal amount of this Note from time to time in arrears on the first Business Day of each calendar month. All computations of interest shall be made by the Subordinated Lender on the basis of a 365 day year, in each case for the actual number of days occurring in the period for which such interest is payable. The Interest Rate shall be determined (i) on the first Business Day immediately prior to the Effective Date for calculation of the Interest Rate for the period from the Effective Date through the end of the first calendar month following the Effective Date, and (ii) as of the last Business Day of each month for use in calculating the interest that is payable for the following calendar month, and the Interest Rate so determined shall be utilized for such calendar month. Each determination by the Subordinated Lender of an interest rate hereunder shall be final, binding and conclusive on the Borrower (absent manifest error). The Borrower shall pay interest at the applicable Interest Rate on unpaid interest on any Subordinated Loan or any installment thereof, and on any other amount payable by the Borrower hereunder (to the extent permitted by law) that shall not be paid in full when due (whether at stated maturity, by acceleration or otherwise) for the period commencing on the due date thereof to (but excluding) the date the same is indefeasibly paid in full.

If any payment or prepayment on this Note becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the Interest Rate during such extension.

As set forth below, the indebtedness evidenced by this Subordinated Note is subordinate in right of payment to all Borrower Obligations and all renewals, extensions, refinancings or refundings of any such obligations (whether for principal, interest (including but not limited to interest accruing after the filing of a petition initiating any bankruptcy, insolvency or receivership proceeding (each, an “Insolvency Proceeding”) whether or not such interest is allowed in such Insolvency Proceeding), fees, indemnities, repurchase price, expenses or otherwise) (collectively, the “Senior Obligations”). The subordination provisions contained herein are for the direct benefit of, and may be enforced by, any holder of a Senior Obligation, and may not be terminated, amended or otherwise revoked until the Senior Obligations have been indefeasibly paid in full in cash and the Related Documents terminated in accordance with their respective terms. This Subordinated Note shall not be subject to any defense or any rights of set-off, including on account of any past or present debt. Upon the occurrence and during the continuance of any Termination Event or Incipient Termination Event, the Subordinated Lender shall not demand, accelerate, sue for, take, receive or accept from the Borrower, directly or indirectly, in cash or other property or by set-off or any other manner (including, without limitation, from or by way of collateral) any payment of or security for all or any part of the indebtedness under this Subordinated Note or exercise any remedies or take any action or proceeding to enforce the same. The Subordinated Lender hereby agrees that prior to the date that is one year and one day after all of the Senior Obligations have been indefeasibly paid in full in cash and the Related Documents terminated in accordance with their respective terms, the Subordinated Lender will not take any action to institute any Insolvency Proceeding in respect of the Borrower or which would be reasonably likely to cause the Borrower to be subject to, or seek the protection of, any such Insolvency Proceeding.

Receivables Sale and Servicing Agreement

Exhibit 2.01(c)(ii)-2

If the Borrower becomes subject to any Insolvency Proceeding, then the holders of the Senior Obligations shall receive payment in full of all amounts due or to become due on or with respect to the Senior Obligations before the Subordinated Lender shall be entitled to receive any payment on account of this Subordinated Note. Accordingly, any payment or distribution of assets of the Borrower of any kind or character, whether in cash, securities or other property, in any applicable Insolvency Proceeding, that would otherwise be payable to or deliverable upon or with respect to any or all indebtedness under this Subordinated Note, is hereby assigned to and shall be paid or delivered by the person making such payment or delivery (whether a trustee in bankruptcy, a receiver, custodian or liquidating trustee or otherwise) directly to the Administrative Agent for application to, or as collateral for the payment of, the Senior Obligations until such Senior Obligations shall have been indefeasibly paid in full in cash.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds hereof or otherwise, shall the amount paid or agreed to be paid to Subordinated Lender for the use, forbearance or detention of money advanced hereunder exceed the highest rate of interest permissible under law (the “Maximum Lawful Rate”). In the event that a court of competent jurisdiction determines that Subordinated Lender has charged or received interest hereunder in excess of the Maximum Lawful Rate, the amount of interest payable hereunder shall be equal to the amount payable under the Maximum Lawful Rate; provided that if at any time thereafter the amount of interest payable to Subordinated Lender hereunder is less than the amount payable under the Maximum Lawful Rate, the Borrower shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Subordinated Lender from the making of Subordinated Loans hereunder is equal to the total interest that Subordinated Lender would have received had the amount of interest payable to Subordinated Lender hereunder been (but for the operation of this paragraph) the amount of interest payable from the Effective Date. Thereafter, the amount of interest payable hereunder shall be the amount determined in accordance with the terms hereof unless and until the amount so calculated again exceeds the amount payable under the Maximum Lawful Rate, in which event this paragraph shall again apply. In no event shall the total interest received by Subordinated Lender pursuant to the terms hereof exceed the amount that Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the amount payable under the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. In the event that a court of competent jurisdiction, notwithstanding the provisions of this Note, shall make a final determination that Subordinated Lender has received interest hereunder in excess of the Maximum Lawful Rate, Subordinated Lender shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid hereunder, then to the outstanding principal amount of the Subordinated Loans, then to fees and any other unpaid charges, and thereafter shall refund any excess to the Borrower or as a court of competent jurisdiction may otherwise order.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note.

Receivables Sale and Servicing Agreement

Exhibit 2.01(c)(ii)-3

Time is of the essence of this Note. To the fullest extent permitted by applicable law, the Borrower expressly waives presentment, demand, diligence, protest and all notices of any kind whatsoever with respect to this Note.

BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE BORROWER HERETO WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS NOTE, THE SALE AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES), AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

IN WITNESS WHEREOF, the Borrower has caused this Note to be signed and delivered by its duly authorized officer as of the date set forth above.

SIT FUNDING CORPORATION

By:
Name:
Title:

Receivables Sale and Servicing Agreement

Exhibit 2.01(c)(ii)-4

SCHEDULE OF LOANS TO SUBORDINATED NOTE

Date	Amount of Subordinated Loan	Amount of Principal Paid	Unpaid Principal Balance	Notation made by

Receivables Sale and Servicing Agreement

Exhibit 2.01(c)(ii)-5

EXHIBIT 2.03

Form of

ORIGINATOR SUPPORT AGREEMENT

THIS ORIGINATOR SUPPORT AGREEMENT (“Agreement”) is entered into as of [             ,         ], by SYNNEX CORPORATION, a Delaware corporation (“Parent”), in favor of SIT FUNDING CORPORATION, a Delaware corporation (“SPE”).

RECITALS

A. SIT Funding Corporation, as purchaser, has entered into a Third Amended and Restated Receivables Sale and Servicing Agreement dated as of January 23, 2009 (as the same may from time to time be amended, restated, supplemented or otherwise modified, the “Sale Agreement”), with Synnex Corporation, and the persons party thereto as “Originators.” Unless otherwise defined herein, capitalized terms or matters of construction defined or established Annex X to the Sale Agreement shall be applied herein as defined or established therein.

B. It is a condition precedent to [            ] becoming a party to the Sale Agreement as an “Originator” that Parent, as owner, directly or indirectly, of at least 100% of the outstanding Stock having ordinary voting power to elect the board of directors of [            ] and each other Originator, shall have executed and delivered this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in order to induce SPE to make purchases under the Sale Agreement, Parent hereby agrees as follows:

Section 1. Unconditional Undertaking. Parent hereby unconditionally and irrevocably undertakes and agrees with and for the benefit of SPE and the Administrative Agent (for itself and for the benefit of the Secured Parties) to cause the due and punctual performance and observance by the Servicer and each other Originator and their respective successors and assigns (collectively, the “Synnex Entities”) of all of the terms, covenants, conditions, agreements and undertakings on the part of such Synnex Entity to be performed or observed under the Sale Agreement or any document delivered by such Synnex Entity in connection with the Sale Agreement, the Funding Agreement and the Related Documents in accordance with the terms thereof, including the punctual payment when due of all obligations of such Synnex Entity now or hereafter existing under the Sale Agreement whether for indemnification payments, fees, expenses or otherwise (such terms, covenants, conditions, agreements, undertakings and other obligations being the “Guaranteed Obligations”), and agrees to pay any and all reasonable and documented expenses (including reasonable and documented fees and expenses of attorneys, auditors and accountants) incurred by SPE, the Administrative Agent and their respective assigns in enforcing any rights under this Agreement; provided that the foregoing unconditional undertaking of Parent is not intended

Receivables Sale and Servicing Agreement

to, and shall not, constitute a guarantee of the collectibility or payment of the Transferred Receivables. Parent agrees that each of its Subsidiaries that becomes an “Originator” under the Sale Agreement shall be deemed to be an “Originator” for purposes of this Agreement. In the event that any Synnex Entity shall fail in any manner whatsoever to perform or observe any of its Guaranteed Obligations when the same shall be required to be performed or observed under the Sale Agreement or any such other Related Document, then Parent will itself duly and punctually perform or observe, or cause to be duly and punctually performed or observed, such Guaranteed Obligations, and it shall not be a condition to the accrual of the obligation of Parent hereunder to perform or observe any Guaranteed Obligation (or to cause the same to be performed or observed) that SPE or the Administrative Agent, as applicable, shall have first made any request of or demand upon or given any notice to Parent or to any Synnex Entity or their respective successors or assigns, or have instituted any action or proceeding against Parent or any Synnex Entity or their respective successors or assigns in respect thereof.

Section 2. Obligation Absolute. Parent undertakes that the Guaranteed Obligations will be performed or paid strictly in accordance with the terms of the Sale Agreement or any other Related Document delivered by an Synnex Entity in connection with the Sale Agreement regardless of any law, regulation or order applicable to SPE or the Administrative Agent now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of SPE or the Administrative Agent with respect thereto. The obligations of Parent under this Agreement are independent of the Guaranteed Obligations, and a separate action or actions may be brought and prosecuted against Parent to enforce this Agreement, irrespective of whether any action is brought against any Synnex Entity or whether any Synnex Entity is joined in any such action or actions. The liability of Parent under this Agreement shall be absolute and unconditional irrespective of:

(a) any lack of validity or enforceability of the Sale Agreement or any other agreement or instrument relating thereto;

(b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations, or any other amendment or waiver of or any consent to departure from the Sale Agreement or any other agreement or instrument relating thereto, including, without limitation, any increase in the Guaranteed Obligations resulting from additional purchases or contributions of Receivables (other than Excluded Receivables) or otherwise;

(c) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of or consent to departure from any guaranty, for all or any of the Guaranteed Obligations;

(d) any manner of application of collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other assets of any Synnex Entity or any of its subsidiaries;

Receivables Sale and Servicing Agreement

Exhibit 2.03-2

(e) any change, restructuring or termination of the corporate structure or existence of any Synnex Entity or any of its subsidiaries; or

(f) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Synnex Entity or a guarantor.

This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by SPE upon the insolvency, bankruptcy or reorganization of any Synnex Entity or otherwise, all as though payment had not been made.

Section 3. Waivers. Parent hereby waives promptness, diligence, notice of acceptance and, except to the extent required under the Sale Agreement, any other notice with respect to any of the Guaranteed Obligations and this Agreement and any requirement that SPE or the Administrative Agent protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Synnex Entity or any other person or entity or any collateral.

Section 4. Subrogation. Parent agrees not to exercise any rights that it may acquire by way of subrogation against any Synnex Entity and its property or any rights of indemnification, contribution and reimbursement from any Synnex Entity and its property, in each case in connection with this Agreement and any payments made hereunder, until such time as the Guaranteed Obligations have been paid and performed in full and the Termination Date has occurred.

Section 5. Separate Identity from Buyer. Parent shall itself, and shall ensure that each of its Affiliates, at all times comply with the covenants and agreements of the Originators set forth in Section 4.02(i) of the Sale Agreement as if Parent and each of its Affiliates were identified therein. Parent is party to no agreements with SPE or the Administrative Agent other than pursuant to the Related Documents.

Section 6. No Proceedings. From and after the Closing Date and until the date one year plus one day following the date on which all Borrower Obligations have been indefeasibly paid in full in cash, Parent shall not, directly or indirectly, institute or cause to be instituted against SPE any proceeding of the type referred to in Sections 8.01(c) or 8.01(d) of the Sale Agreement.

Section 7. Amendments and Waivers. No amendment or waiver of any provision of this Agreement, and no consent to any departure by Parent herefrom, shall in any event be effective unless the same shall be in writing and signed by SPE and the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Receivables Sale and Servicing Agreement

Exhibit 2.03-3

Section 8. Addresses for Notices. All notices and other communications hereunder shall be sent in the manner provided in Section 6.01 of the Sale Agreement, which provisions are incorporated herein by this reference as though fully set forth herein.

Section 9. No Waiver; Remedies. No failure on the part of SPE or the Administrative Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

Section 10. Continuing Agreement; Assignments under Sale Agreement. This Agreement is a continuing agreement and shall (a) remain in full force and effect until the Termination Date has occurred and the payment and performance in full of the Guaranteed Obligations and the payment of all other amounts payable under this Agreement, (b) be binding upon Parent, its successors and assigns, and (c) inure to the benefit of, and be enforceable by, SPE, the Administrative Agent and their respective successors, transferees and assigns. Without limiting the generality of the foregoing clause (c), if SPE assigns all or any of the Transferred Receivables, or any interest therein, the assignees shall thereupon become vested with all the benefits in respect thereof granted to SPE and the Administrative Agent herein or otherwise, including the rights to receive any notices hereunder, to consent to any waivers, amendments or other modifications of this Agreement, and/or to be reimbursed for any expenses in enforcing any rights hereunder.

Section 11. Severability. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 12. GOVERNING LAW. THIS AGREEMENT AND THE ORIGINATOR OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

IN WITNESS WHEREOF, Parent has caused this Agreement to be duly executed and delivered by its officer thereunto duly authorized as of the date first above written.

SYNNEX CORPORATION, as Parent

By:
Name:
Title:

Receivables Sale and Servicing Agreement

Exhibit 2.03-4

EXHIBIT 9.05

Form of

POWER OF ATTORNEY

IN FAVOR OF THE ADMINISTRATIVE AGENT

This Power of Attorney is executed and delivered by SYNNEX CORPORATION, as Servicer (“Grantor”) in favor of BANK OF AMERICA, NATIONAL ASSOCIATION (the “Administrative Agent”) or such successor entity as the Administrative Agent may designate herein (the Administrative Agent or such successor entity, the “Attorney”) pursuant to that certain Third Amended and Restated Receivables Sale and Servicing Agreement dated as of January 23, 2009 (as the same may from time to time be amended, restated, supplement or otherwise modified, the “Sale Agreement”), by and among Grantor, as Servicer, the persons party thereto as “Originators”, and SIT Funding Corporation, as Buyer. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Sale Agreement. No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity that acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest and may not be revoked or cancelled by Grantor until all Transferred Receivables under the Sale Agreement have been indefeasibly paid in full and/or written-off as uncollectible and Attorney has provided its written consent thereto.

Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as its true and lawful attorney in fact with full irrevocable power and authority in its place and stead and in its name or in Attorney’s own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments that may be necessary or desirable to accomplish the purposes of the Sale Agreement, and, without limiting the generality of the foregoing, hereby grants to Attorney the power and right, on its behalf, without notice to or assent by it, to do the following: (a) open mail for it, and ask, demand, collect, give acquittances and receipts for, take possession of, or endorse and receive payment of, any checks, drafts, notes, acceptances, or other instruments for the payment of moneys due in respect of Transferred Receivables, and sign and endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any Transferred Receivable or other Borrower Collateral; (b) pay or discharge any taxes, Liens, or other encumbrances levied or placed on or threatened against any Borrower Collateral; (c) defend any suit, action or proceeding brought against it or any Borrower Collateral if the Grantor does not defend such suit, action, or proceeding or if Attorney believes that it is not pursuing such defense in a manner that will maximize the recovery to the Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (d) file or prosecute any claim, Litigation, suit or

Receivables Sale and Servicing Agreement

proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due with respect to any Transferred Receivable or other Borrower Collateral or otherwise with respect to the Related Documents whenever payable and to enforce any other right in respect of its property; (e) sell, transfer, pledge, make any agreement with respect to, or otherwise deal with, any Transferred Receivables or other Borrower Collateral, and execute, in connection with such sale or action, any endorsements, assignments or other instruments of conveyance or transfer in connection therewith; and (g) cause the certified public accountants then engaged by it to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, any and all financial statements or other reports required to be delivered by or on behalf of Grantor under the Related Documents, all as though Attorney were the absolute owner of its property for all purposes, and to do, at Attorney’s option and its expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon the Transferred Receivables and the Administrative Agent’s interests therein, all as fully and effectively as it might do. Grantor hereby ratifies, to the extent permitted by law, all that said attorneys shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney is executed by Grantor, and Grantor has caused its seal to be affixed pursuant to the authority of its board of directors this      day of [        ], 20[    ].

Grantor

ATTEST:

By:	(SEAL)
Title:
[Notarization in appropriate form for the state of execution is required.]

Receivables Sale and Servicing Agreement

Exhibit 9.05(b)-2

SCHEDULES

Receivables Sale and Servicing Agreement

ANNEX 7.05

REPORTING REQUIREMENTS OF THE SERVICER

The Servicer shall furnish, or cause to be furnished, to Buyer (with copies to each Managing Agent and the Administrative Agent):

(a) Annual Audited Financials. As soon as available, and in any event within ninety (90) days after the end of each fiscal year, a copy of (1) the audited consolidated financial statements for such year for each of the Servicer and its Subsidiaries, certified, as to the audited financial statements, without qualification in a manner satisfactory to Buyer and the Administrative Agent by any of (i) Deloitte & Touche USA LLP, (ii) Ernst & Young LLP, (iii) KPMG LLP or (iv) PricewaterhouseCoopers LLP (or any of their respective successors) or other nationally recognized independent public accountants acceptable to Buyer and the Administrative Agent, with such financial statements being prepared in accordance with GAAP applied consistently throughout the period involved (except as approved by such accountants and disclosed therein) and (2) the unaudited consolidating financial statements for the Servicer and its Subsidiaries.

(b) Quarterly Financials. As soon as available, and in any event within forty-five (45) days after the end of each fiscal quarter (other than the last quarter of such fiscal year), financial information regarding the Servicer and its Subsidiaries, certified by the Chief Financial Officer of the Servicer, consisting of consolidated unaudited balance sheets as of the close of such fiscal quarter and the related statements of income and cash flows for that portion of the fiscal year ending as of the close of such fiscal quarter, all prepared in accordance with GAAP, subject to normal year-end audit adjustments and the absence of footnotes. Such financial information shall be accompanied by the certification of the Chief Financial Officer of the Servicer that (A) such financial information presents fairly in accordance with GAAP the financial position and results of operations of the Servicer and its Subsidiaries, on a consolidated and consolidating basis, in each case as at the end of such quarter and for the period then ended and (B) any other information presented is true, correct and complete in all material respects and that there was no Incipient Termination Event or Termination Event in existence as of such time or, if an Incipient Termination Event or Termination Event shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Incipient Termination Event or Termination Event. In addition, the Servicer shall furnish, or cause to be furnished, to the Administrative Agent and the Managing Agents, within forty-five (45) days after the end of each fiscal quarter, (1) a statement in reasonable detail (each, a “Compliance Certificate”) showing the calculations used in determining compliance with each financial test described in Annex Z of this Agreement and (2) a management discussion and analysis that includes a comparison of performance for the fiscal year to date as of the end of that fiscal quarter to the corresponding period in the prior year, as set forth in the quarterly filings made by the Servicer with the Securities and Exchange Commission.

(c) Intentionally Omitted.

(d) Operating Plan. As soon as available, but not later than 45 days after the end of each fiscal year, an annual operating plan for such fiscal year for the Servicer, which will (i) include a statement of the material assumptions on which such plan is based,

Receivables Sale and Servicing Agreement

(ii) include quarterly balance sheets and quarterly projections for such year and (iii) integrate sales, gross profits, operating expenses, operating profit, cash flow projections and Borrowing Base projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and in the case of cash flow projections, representing management’s good faith estimates of future financial performance based on historical performance), and including plans for personnel, capital expenditures and facilities.

(e) Management Letters. Within 10 Business Days after receipt thereof by the Servicer, copies of all management letters, exception reports or similar letters or reports received by the Borrower from its independent certified public accountants.

(f) Default Notices. As soon as practicable, and in any event within five Business Days after an Authorized Officer of the Servicer has actual knowledge of the existence thereof, telephonic or telecopied notice of each of the following events, in each case specifying the nature and anticipated effect thereof and what action, if any, the Servicer proposes to take with respect thereto, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day:

(i) any Incipient Termination Event or Termination Event;

(ii) any Adverse Claim made or asserted against any of the Transferred Receivables of which it becomes aware;

(iii) the occurrence of any event that would have a material adverse effect on the aggregate value of the Transferred Receivables or on the assignments and Liens granted by the Originators pursuant to this Agreement;

(iv) the occurrence of any event of the type described in Sections 4.02(h)(i), (ii) or (iii) of this Agreement involving any Obligor obligated under Transferred Receivables with an aggregate Outstanding Balance at such time of $2,000,000 or more;

(v) the commencement of a case or proceeding by or against Buyer, the Parent, the Servicer, any Originator, any other Subsidiary of the Servicer or any Obligor seeking a decree or order in respect of Buyer, the Parent, the Servicer, any Originator, any other Subsidiary of the Servicer or any Obligor (A) under the Bankruptcy Code or any other applicable federal, state or foreign bankruptcy or other similar law, (B) appointing a custodian, receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Buyer, the Parent, the Servicer, any Originator, any other Subsidiary of the Servicer or any Obligor or for any substantial part of its respective assets, or (C) ordering the winding up or liquidation of the affairs of Buyer, the Parent, the Servicer, any Originator, any other Subsidiary of the Servicer or any Obligor;

(vi) the receipt of notice that (A) Buyer, the Parent, the Servicer, any Originator, any other Subsidiary of the Servicer or any Obligor is being placed under regulatory supervision, (B) any material license, permit, charter, registration or

Receivables Sale and Servicing Agreement

Annex 7.05-2

approval necessary for the conduct of the business of Buyer, the Parent, the Servicer, any Originator, any other Subsidiary of the Servicer or any Obligor is to be, or may be, suspended or revoked, or (C) the Borrower, the Parent, the Servicer, any Originator, any other Subsidiary of the Servicer or any Obligor is to cease and desist any practice, procedure or policy employed by it in the conduct of its business if such cessation could reasonably be expected to have a Material Adverse Effect; or

(vii) any other event, circumstance or condition that has had or could reasonably be expected to have a Material Adverse Effect.

(g) SEC Filings and Press Releases. Promptly upon their becoming available, copies of any final registration statements and the regular, periodic and special reports, if any, which the Parent shall have filed with the Securities and Exchange Commission (or any governmental agency substituted therefor) or any national securities exchange and copies of all management letters delivered to the Parent or any of its Subsidiaries by its accountants.

(h) ERISA Notices. Promptly after the filing or receiving thereof, copies of all material reports and notices that Buyer, any Originator, the Servicer or any of its other Subsidiaries files under ERISA with the Internal Revenue Services or the PBGC or the U.S. Department of Labor or that Buyer, any Originator, the Servicer or any of its other Subsidiaries receives from any of the foregoing or from any multiemployer plan (within the meaning of Section 4001(a)(3) of ERISA) to which Buyer, any Originator, the Servicer or any of its other Subsidiaries is or was, within the preceding five years, a contributing employer, in each case in respect of any accumulated funding deficiency under ERISA, any “Reportable Event” under ERISA, or any assessment of withdrawal liability under ERISA or ay other event or condition which could, in the aggregate, result in the imposition of liability on Buyer, any Originator, the Servicer or any of its other Subsidiaries in excess of $1,500,000.

(i) Litigation. Promptly upon learning thereof, written notice of any Litigation affecting Buyer, the Transferred Receivables or the Borrower Collateral, whether or not fully covered by insurance, and regardless of the subject matter thereof that (i) seeks damages in excess of $100,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries (in their capacity as a fiduciary of any such Plan) or its assets or against Buyer or any ERISA Affiliate of Buyer in connection with any Plan, (iv) alleges criminal misconduct by the Servicer or (v) would, if determined adversely, have a Material Adverse Effect.

(j) Other Documents. Such other financial and other information respecting the Transferred Receivables, the Contracts therefor or the condition or operations, financial or otherwise, of Buyer, any Originator, the Servicer or any of its other Subsidiaries as any Managing Agent or Administrative Agent shall, from time to time, reasonably request.

(k) Miscellaneous Certifications. As soon as available, and in any event within 90 days after the end of each fiscal year, a bringdown certificate by Servicer, and if requested, an opinion or opinions of counsel, in each case in form and substance reasonably satisfactory to Buyer, the Managing Agents and the Administrative Agent, reaffirming as of the date of such opinion the opinions of counsel with respect to the Servicer delivered to Buyer, the Managing Agents and the Administrative Agent on the Closing Date.

Receivables Sale and Servicing Agreement

Annex 7.05-3

ANNEX X

DEFINITIONS

[Attached]

ANNEX X

to

THIRD AMENDED AND RESTATED RECEIVABLES SALE AND SERVICING

AGREEMENT

and

THIRD AMENDED AND RESTATED RECEIVABLES FUNDING AND ADMINISTRATION

AGREEMENT

dated as of

January 23, 2009

Definitions and Interpretation

Annex X

SECTION 1. Definitions and Conventions. Capitalized terms used in the Sale Agreement (as defined below) and the Funding Agreement (as defined below) shall have (unless otherwise provided elsewhere therein) the following respective meanings:

“Account” shall mean any of the Concentration Account, the Collection Account or the Borrower Account.

“Account Agreement” shall mean any of the Borrower Account Agreement, the Collection Account Agreement or the Concentration Account Agreement.

“Accounting Based Consolidation Event” shall mean the consolidation, for financial and/or regulatory accounting purposes, of all or any portion of the assets and liabilities of any Conduit Lender that are the subject of this Agreement or any other Transaction Document with all or any portion of the assets and liabilities of the Managing Agent or any Committed Lender in such Conduit Lender’s Lender Group or any of their affiliates as the result of the occurrence of any change after the Closing Date in accounting standards or the issuance of any pronouncement, interpretation or release, by any accounting body or any other governmental body charged with the promulgation or administration of accounting standards, including, without limitation, the Financial Accounting Standards Board, the International Accounting Standards Board, the American Institute of Certified Public Accountants, the Federal Reserve Board of Governors and the Securities and Exchange Commission.

“Accounting Changes” shall mean, with respect to any Person, (a) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion of the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or any successor thereto or any agency with similar functions); (b) changes in accounting principles concurred with by such Person’s certified public accountants; (c) purchase accounting adjustments under A.P.B. 16 or 17 and EITF 88-16, and the application of the accounting principles set forth in FASB 109, including the establishment of reserves pursuant thereto and any subsequent reversal (in whole or in part) of such reserves; and (d) the reversal of any reserves established as a result of purchase accounting adjustments.

“Additional Amounts” shall mean any amounts payable to any Affected Party under Sections 2.09 or 2.10 of the Funding Agreement.

“Additional Costs” shall have the meaning assigned to it in Section 2.09(b) of the Funding Agreement.

“Administrative Agent” shall have the meaning set forth in the preamble of the Funding Agreement.

“Administrative Services Agreement” shall mean that certain Ancillary Services and Lease Agreement dated as of December 10, 1997, between the Borrower and the Parent.

“Administrators” shall mean the YC SUSI Administrator, the MAFC Administrator and any other Person that becomes a party to this Agreement as an “Administrator”.

“Advance” shall mean any Revolving Credit Advance or Swing Line Advance, as the context may require.

“Advance Date” shall mean each day on which any Advance is made.

“Adverse Claim” shall mean any claim of ownership or any Lien, other than any ownership interest or Lien created under the Sale Agreement or the Funding Agreement.

“Affected Party” shall mean each of the following Persons: each Lender, the Administrative Agent, each Managing Agent, each Administrator, each Program Support Provider, each Affiliate of the foregoing Persons, and any participant with the rights of a Lender under Section 12.02(c) of the Funding Agreement and their respective successors, transferees and permitted assigns.

“Affiliate” shall mean, with respect to (a) Borrower, or Parent or any of their Subsidiaries, or any Obligor, each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary ten percent (10%) or more of the Stock having ordinary voting power in the election of directors of such Person, or (b) with respect to each Person, including those Persons to which clause (a) is applicable, (i) each Person that controls, is controlled by or is under common control with such Person, or (ii) each of such Person’s officers, directors, joint venturers and partners. For the purposes of this definition, “control” of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise.

“Agent Account” shall mean account number 12334-52548, Reference: SIT Funding Corporation, established at the Agent Bank in the name of the Administrative Agent.

“Agent Bank” means Bank of America.

“Agent-Related Persons” means, with respect to any Managing Agent or the Administrative Agent, such Person together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and their respective Affiliates.

“Aggregate Commitment” means, at any time, the aggregate commitment of all Lenders to make Advances, which aggregate commitment shall be Three Hundred Fifty Seven Million Dollars ($357,000,000) on the Closing Date, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.

“Agreed-Upon Procedures” means the procedures set forth in Schedule B to the Funding Agreement.

“Alternate Rate” means, for any Interest Period for any Portion of Advances, an interest rate per annum equal to the Applicable Margin above the LIBOR Rate for such Interest Period; provided that in the case of:

(a)	any Interest Period which commences on a date prior to the Administrative Agent receiving at least three (3) Business Days’ notice thereof, or

2	Annex X

(b)	any Interest Period relating to a Portion of Advances which is less than $1,000,000,

the “Alternate Rate” for each day in such Interest Period shall be an interest rate per annum equal to the Base Rate in effect on such day.

“Appendices” shall mean, with respect to any Related Document, all exhibits, schedules, annexes and other attachments thereto, or expressly identified thereto.

“Applicable Margin” shall have the meaning assigned to it in the Fee Letters.

“Assignment Agreement” shall mean an assignment agreement in the form of Exhibit 12.02 attached to the Funding Agreement.

“Assignment Amount” means, with respect to a Committed Lender at the time of any assignment pursuant to Section 13.01, an amount equal to the least of (a) such Committed Lender’s pro rata share of the Advances requested by the Discretionary Lender in its Lender Group to be assigned at such time; (b) such Committed Lender’s unused Commitment (minus the unrecovered principal amount of such Committed Lender’s fundings pursuant to the Program Support Agreement to which it is a party) and (c) in the case of an assignment on or after the applicable Conduit Investment Termination Date, an amount equal to the sum of such Committed Lender’s pro rata share of the Lender Group Percentage of (i) the aggregate Outstanding Balance of the Receivables (other than Defaulted Receivables), plus (ii) all Collections received by the Servicer but not yet remitted by the Servicer to the Agent, plus (iii) any amounts required to be paid to the Borrower by the Originators at such time under the Sale Agreement.

“Assignment and Acceptance Agreement” shall have the meaning assigned to it in the Recitals of the Funding Agreement.

“Authorized Officer” shall mean, with respect to any corporation or limited liability company, the Chairman or Vice-Chairman of the Board, the President, any Vice President, the General Counsel, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer, any manager or managing member and each other officer of such corporation or limited liability company specifically authorized to sign agreements, instruments or other documents on behalf of such corporation or limited liability company in connection with the transactions contemplated by the Sale Agreement, the Funding Agreement and the other Related Documents.

“Available Amounts” shall have the meaning assigned to it in Section 12.15 of the Funding Agreement.

“Bank” shall mean any of the Concentration Account Bank, the Collection Account Bank or the Borrower Account Bank.

3	Annex X

“Bank of America Committed Lender” shall mean Bank of America, N.A. and each other Lender party hereto from time to time as a “Bank of America Committed Lender”.

“Bank of America Discretionary Lender” shall mean YC SUSI and each Conduit Assignee thereof.

“Bank of America Fee Letter” shall mean that certain letter agreement, dated the Closing Date, between the Parent, the Borrower, the Administrative Agent and Banc of America Securities, LLC.

“Bank of America Lender Group” shall mean the YC SUSI Administrator, Bank of America, N.A., as Managing Agent, Bank of America Committed Lenders and Bank of America Discretionary Lenders.

“Bankruptcy Code” shall mean the provisions of title 11 of the United States Code, 11 U.S.C. § § 101 et seq.

“Base Rate” means, for any day, a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate for such day, plus 0.50% and (b) the rate of interest in effect for such day as publicly announced from time to time by the applicable Managing Agent as its “prime rate”. The “prime rate” is a rate set by the applicable Managing Agent based upon various factors including such Managing Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the prime rate announced by a Managing Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Base Rate Advance” shall mean an Advance or portion thereof bearing interest by reference to the Base Rate.

“Billed Amount” shall mean, with respect to any Receivable, the amount billed on the Billing Date to the Obligor thereunder.

“Billing Date” shall mean, with respect to any Receivable, the date on which the invoice with respect thereto was generated.

“BK Obligor” means an Obligor that is (i) unable to make payment of its obligations when due, (ii) a debtor in a voluntary or involuntary bankruptcy proceeding, or (iii) the subject of a comparable receivership or insolvency proceeding, unless, in the case of a bankruptcy proceeding in clause (ii) or (iii), the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (x) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (y) in the case of any Receivable originated post-petition, (A) a final court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (B) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms.

4	Annex X

“Borrower” shall have the meaning assigned to it in the preamble to the Funding Agreement.

“Borrower Account” shall mean that certain deposit account identified as the “Borrower Account” on Schedule 4.01(q) to the Funding Agreement, maintained by the Borrower at the Borrower Account Bank, which account shall be subject to a Borrower Account Agreement.

“Borrower Account Agreement” shall mean any agreement among the Borrower, the Administrative Agent, and the Borrower Account Bank with respect to the Borrower Account that provides, among other things, that (a) all items of payment deposited in the Borrower Account are held by the Borrower Account Bank as custodian for the Administrative Agent, (b) the Borrower Account Bank has no rights of setoff or recoupment or any other claim against the Borrower Account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of the Borrower Account and for returned checks or other items of payment and (c) after notice from the Administrative Agent to the Borrower Account Bank, the Borrower Account Bank agrees to forward all Collections received in the Borrower Account to the Collection Account within one Business Day of receipt, and is otherwise in form and substance acceptable to the Administrative Agent.

“Borrower Account Bank” shall mean the bank or other financial institution at which the Borrower Account is maintained, which shall initially be Bank of America, N.A.

“Borrower Account Collateral” shall have the meaning assigned to it in Section 7.01(c) of the Funding Agreement.

“Borrower Assigned Agreements” shall have the meaning assigned to it in Section 7.01(b) of the Funding Agreement.

“Borrower Collateral” shall have the meaning assigned to it in Section 7.01 of the Funding Agreement.

“Borrower Obligations” shall mean all loans, advances, debts, liabilities, indemnities and obligations for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or such amounts are liquidated or determinable) owing by the Borrower to any Affected Party under the Funding Agreement, any other Related Document and any document or instrument delivered pursuant thereto, and all amendments, extensions or renewals thereof, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising thereunder, including the Outstanding Principal Amount, interest, fees, amounts payable in respect of Funding Excess, Successor Servicing Fees and Expenses, Additional Amounts, Additional Costs, Indemnified Amounts, and including the “Borrower Obligations” under, and as defined in, the Existing Receivables Purchase Agreement. This term includes all principal, interest (including all interest that accrues after the commencement of any case or proceeding by or against the Borrower

5	Annex X

in bankruptcy, whether or not allowed in such case or proceeding), fees, charges, expenses, attorneys’ fees and any other sum chargeable to the Borrower under any of the foregoing, whether now existing or hereafter arising, voluntary or involuntary, whether or not jointly owed with others, direct or indirect, absolute or contingent, liquidated or unliquidated, and whether or not from time to time decreased or extinguished and later increased, created or incurred, and all or any portion of such obligations that are paid to the extent all or any portion of such payment is avoided or recovered directly or indirectly from any Secured Party or any assignee of any Secured Party as a preference, fraudulent transfer or otherwise.

“Borrowing” shall mean (i) the Revolving Credit Advances of the Lenders (other than the Swing Line Lender), and (ii) each Swing Line Advance made by the Swing Line Lender.

“Borrowing Base” shall mean, as of any date of determination, the amount equal to the lesser of:

(a)	the Maximum Advances Outstanding,

and

(b)	an amount equal to the positive difference, if any, of:

(i)	the product of (1) the Dynamic Advance Rate multiplied by (2) the Net Receivables Balance,

minus

(ii)	the sum of (W) the Interest Reserve, (X) the Servicing Fee Reserve, and (Y) such other reserves as the Administrative Agent may determine from time to time based upon its reasonable credit judgment;

in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

“Borrowing Base Certificate” shall have the meaning assigned to it in Section 5.02(b) of the Funding Agreement.

“Borrowing Request” shall have the meaning assigned to it in Section 2.03(a) of the Funding Agreement.

“Breakage Costs” shall have the meaning assigned to it in Section 2.10 of the Funding Agreement.

6	Annex X

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in Charlotte, North Carolina, the State of New York or, with respect to any remittances to be made by the Concentration Account Bank to the Concentration Account, in the jurisdiction in which the Account maintained by such Bank is located.

“Buyer” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Buyer Available Amounts” shall have the meaning assigned to it in Section 6.15 of the Sale Agreement.

“Buyer Indemnified Person” shall have the meaning assigned to it in Section 5.01 of the Sale Agreement.

“Canadian Subsidiary” shall have the meaning set forth in Annex A to the Credit Agreement.

“Capital Lease” shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, would be required to be classified and accounted for as a capital lease on a balance sheet of such Person.

“Capital Lease Obligation” shall mean, with respect to any Capital Lease of any Person, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease.

“Change of Control” shall mean any event, transaction or occurrence after the Closing Date as a result of which (a) any person or group of persons (within the meaning of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as amended) of a greater percentage of the issued and outstanding shares of Stock of the Parent having the right to vote for the election of directors of the Parent under ordinary circumstances than indirectly owned by the Mitac Group; (b) during any period of twelve (12) consecutive calendar months ending after the Closing Date, individuals who at the beginning of such twelve-month period constituted the board of directors of the Parent (together with any new directors whose election by the board of directors of the Parent or whose nomination for election by the Stockholders of the Parent was approved by a vote of at least two-thirds the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office; (c) the Parent ceases to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Stock, directly or indirectly, of any Originator (other than Parent) or the Borrower; or (d) any Transaction Party has sold, transferred, conveyed, assigned or otherwise disposed of all or substantially all of its assets (other than such a sale of assets from one Originator to another Originator).

7	Annex X

“Charge-Off’ shall mean the extent to which any Transferred Receivable is subject to any Dilution Factor described in clause (a) of the definition thereof.

“Charges” shall mean (i) all federal, state, provincial, county, city, municipal, local, foreign or other governmental taxes (including taxes owed to the PBGC at the time due and payable); (ii) all levies, assessments, charges, or claims of any governmental entity or any claims of statutory lienholders, the nonpayment of which could give rise by operation of law to a Lien on Borrower Collateral or any other property of the Borrower or any Originator and (iii) any such taxes, levies, assessment, charges or claims which constitute a lien or encumbrance on any property of the Borrower or any Originator.

“Class” means, with respect to an Obligor, at any time of determination the classification of such Obligor as a “Class A Obligor”, “Class B Obligor”, “Class C Obligor” or “Class D Obligor”.

“Class A Obligor”, “Class B Obligor”, “Class C Obligor” and “Class D Obligor”, respectively, shall mean, as of any date of determination, an Obligor having a short-term rating or unsecured long-term debt rating or both a short-term rating and an unsecured long-term rating from either of Moody’s or S&P as determined in the following manner:

Class of Obligor	Short-Term Rating	Long-Term Rating of Obligor
Class A Obligor	A-1/P-1	A/A2 or higher
Class B Obligor	A-2/P-2	A- or BBB+/A3 or Baa1 (but lower than A/A2)
Class C Obligor	A-3/P-3	BBB or BBB-/Baa2 or Baa3 (but lower than BBB+/Baa1)
Class D Obligor	Lower than A-3/P-3 or Not Rated	Lower than BBB-/Baa3 or Not Rated

“Class of Obligor” for any Obligor shall be determined by the Administrative Agent as follows: (i) the short term rating issued by S&P for such Obligor shall be used to determine the “Class of Obligor”; provided that if such short-term rating is unavailable, the long-term unsecured rating issued by S&P for the Obligor shall be used, (ii) concomitantly with (i), the short-term rating issued by Moody’s for such Obligor shall be used to determine the “Class of Obligor”; provided that if such short-term rating is unavailable, the long-term unsecured rating issued by Moody’s for the Obligor shall be used, and (iii) only if there is a difference between the “Class of Obligor” indicated in (i) and (ii), determined concomitantly, then the Obligor shall be deemed a member of the lower of the determined “Class of Obligor”.

“Closing Date” shall mean January 23, 2009.

“Collection Account” shall mean that certain account established by the Borrower pursuant to Section 6.01(b) of the Funding Agreement and maintained by the Borrower at the Collection Account Bank, which account shall be subject to a Collection Account Agreement.

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“Collection Account Agreement” shall mean any agreement among the Borrower, the Administrative Agent, and the Collection Account Bank with respect to the Collection Account that provides, among other things, that (a) all items of payment deposited in the Collection Account are held by the Collection Account Bank as custodian for the Administrative Agent and (b) the Collection Account Bank has no rights of setoff or recoupment or any other claim against the Borrower Account other than for payment of its service fees and other charges directly related to the administration of the Borrower Account and for returned checks or other items of payment, and is otherwise in form and substance acceptable to the Administrative Agent.

“Collection Account Bank” shall mean the bank or other financial institution at which the Collection Account is maintained.

“Collections” shall mean, with respect to any Transferred Receivable, all cash collections and other proceeds of such Receivable (including late charges, fees and interest arising thereon, and all recoveries with respect to any Transferred Receivable which has been written off as uncollectible).

“Commercial Paper” means the promissory notes issued or to be issued by a Conduit Lender (or its related commercial paper issuer if such Conduit Lender does not itself issue commercial paper) in the commercial paper market.

“Commitment” shall mean as to any Committed Lender (other than the Swing Line Lender), the aggregate commitment of such Committed Lender to make Revolving Credit Advances as set forth in the signature page to the Funding Agreement or in the most recent Assignment Agreement executed by such Lender, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.

“Committed Lenders” shall mean, (a) for the Bank of America Lender Group, the Bank of America Committed Lender, (b) for the SMBC Lender Group, the SMBC Committed Lender, (c) any other Person that shall become a party to the Funding Agreement in the capacity as a “Committed Lender”, and, in each case, successors and permitted assigns.

“Concentration Account” shall mean that certain account established by the Borrower pursuant to Section 6.01(a) of the Funding Agreement and maintained by the Borrower at the Concentration Account Bank, which account shall be subject to a Concentration Account Agreement.

“Concentration Account Agreement” shall mean any agreement among the Borrower, the Administrative Agent and the Concentration Account Bank with respect to one or more Lockboxes and the Concentration Account that provides, among other things, that (a) all items of payment deposited in such Lockboxes and Concentration Account are held by the Concentration Account Bank as custodian for the Administrative Agent and (b) the Concentration Account Bank has no rights of setoff or recoupment or any other claim against the Concentration Account, other than for payment of its service fees and other charges directly related to the administration of the Concentration Account and for returned checks or other items of payment and is otherwise in form and substance acceptable to the Administrative Agent.

9	Annex X

“Concentration Account Bank” shall mean the bank or other financial institution at which the Concentration Account is maintained.

“Concentration Percentage” shall mean, as of any date of determination, for the Obligors comprising each Class of Obligor specified in the table below, on an individual basis, a percentage not to exceed the corresponding “Individual Obligor Percentage”, subject to adjustment for any Special Obligors as approved by the Administrative Agent with the consent of the Requisite Lenders.

Class of Obligor	Individual Obligor Percentage
Class A	15.00%
Class B	7.50%*
Class C	5.00%
Class D	4.50%

*	provided that one Class B Obligor may have an Individual Obligor Percentage of up to 10.0%.

“Conduit Assignee” means, with respect to any Conduit Lender, any special purpose entity that finances its activities directly or indirectly through asset backed commercial paper and is administered by the same Administrator as such Conduit Lender (or an Affiliate of such Administrator consented to by the Borrower) and designated by such Administrator from time to time to accept an assignment from such Conduit Lender of all or a portion of its interest under the Funding Agreement.

“Conduit Investment Termination Date” shall mean, with respect to any Conduit Lender, the date of the delivery by such Conduit Lender to the Borrower of written notice that such Conduit Lender elects, in its sole discretion, to permanently cease to fund Advances hereunder.

“Conduit Lender” shall mean YC SUSI, Manhattan Asset Funding Company, any other Person that shall become a party to this Agreement in the capacity as a “Conduit Lender” and any Conduit Assignee of any of the foregoing.

“Contract” shall mean any agreement or invoice pursuant to, or under which, an Obligor shall be obligated to make payments with respect to any Receivable.

“Contributed Receivables” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

“Convertible Senior Notes” shall mean those certain convertible senior notes issued by the Parent with a final maturity date of not less than ten (10) years from the date of issuance, in an amount not to exceed $150,000,000 with an interest rate up to 5.5% and subject to the terms set forth in the Convertible Senior Notes Offering Memorandum.

10	Annex X

“Convertible Senior Notes Offering Memorandum” shall mean that certain draft Offering Memorandum, dated May 5, 2008, together with any immaterial changes (including, without limitation, (x) the months during the year during which semiannual payments are required to be made and (y) the principal amount of the Convertible Senior Notes, provided that the principal amount, including any exercised or available over-allotments, shall not exceed $150,000,000) made to subsequent versions of, and the final, Offering Memorandum.

“CP Rate” shall mean, for any Interest Period for any Portion of Advances funded by a particular Conduit Lender, the per annum rate equivalent to the sum of the Applicable Margin plus the weighted average cost (as determined by the related Administrator and including incremental carrying costs incurred with respect to Commercial Paper maturing on dates other than those on which corresponding funds are received by such Conduit Lender, other borrowings by such Conduit Lender (other than under any Program Support Agreement) and any other costs associated with the issuance of Commercial Paper, including dealer fees and placement agent commissions) of or related to the issuance of Commercial Paper that are allocated, in whole or in part, by such Conduit Lender or its Administrator to fund or maintain such Portion of Advances (and which may be also allocated in part to the funding of other assets of such Conduit Lender); provided that if any component of such rate is a discount rate, in calculating the “CP Rate” for such Portion of Advances for such Interest Period, such Conduit Lender shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum.

“Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement, dated as of January 23, 2009, among Parent, Bank of America, National Association, as administrative agent, and the financial institutions from time to time party thereto as lenders and as in effect on Closing Date together with all amendments, restatements, supplements or modifications thereto that are in effect on the Closing Date or adopted from time to time thereafter to the extent not prohibited under the Related Documents, and any refinancings, replacements or refundings thereof that (a) are agreed to by the Administrative Agent and Requisite Lenders or (b) (i) have terms and conditions no less favorable (as determined by the Administrative Agent, in the exercise of its reasonable credit judgment) to the Administrative Agent or any Lender than the terms and conditions of the existing Credit Agreement and (ii) with respect to which an intercreditor agreement having terms and conditions acceptable to the Administrative Agent and the Lenders is in full force and effect.

“Credit and Collection Policies” shall mean the written credit, collection, customer relations and service policies of the Originators in effect on the Closing Date and attached as Exhibit A to the Funding Agreement, as the same may from time to time be amended, restated, supplemented or otherwise modified with the prior written consent of the Requisite Lenders.

“Daily Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.

“Debt” of any Person shall mean, without duplication, (a) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services payment for which is deferred more than 90 days, but excluding obligations to trade

11	Annex X

creditors incurred in the ordinary course of business that are not overdue by more than 90 days unless being contested in good faith, (b) all reimbursement and other obligations with respect to letters of credit, bankers’ acceptances and surety bonds, whether or not matured, (c) all obligations evidenced by notes, bonds, debentures or similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations, (f) all obligations of such Person under commodity purchase or option agreements or other commodity price hedging arrangements, in each case whether contingent or matured, (g) all obligations of such Person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that Person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, (h) all liabilities of such Person under Title IV of ERISA, (i) all Guaranteed Indebtedness of such Person, (j) all indebtedness referred to in clauses (a) through (i) above secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness, (k) all “Indebtedness” as such term is defined in the Credit Agreement, (1) all “Loans” and other obligations of the Parent and its Subsidiaries under the Credit Agreement (which shall only be Debt of the Parent, its Subsidiaries and any Person who guarantees such Debt), and (m) the Borrower Obligations.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, insolvency, fraudulent conveyance, reorganization, or similar laws affecting the rights, remedies, or recourse of creditors generally, including the Bankruptcy Code and all amendments thereto, as are in effect from time to time.

“Default Rate” means, for any period, the applicable Base Rate for such period plus the Applicable Margin.

“Default Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the sum of (without duplication) (i) the aggregate Outstanding Balance of all Transferred Receivables which became Defaulted Receivables during the Settlement Period immediately preceding such date and (ii) with respect to any Obligor that, during the Settlement Period immediately preceding such date, became (A) a debtor in a voluntary or involuntary bankruptcy proceeding, or (B) the subject of a comparable receivership or insolvency proceeding, the aggregate Outstanding Balance of Transferred Receivables owing by such Obligor that were owing by such Obligor before such Obligor became (x) a debtor in a voluntary or involuntary bankruptcy proceeding, or (y) the subject of a comparable receivership or insolvency, to

(b) the aggregate Outstanding Balance of all Transferred Receivables originated during the Settlement Period which ended three (3) months prior to the last day of the Settlement Period immediately preceding such date.

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“Default Trigger Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the aggregate Outstanding Balance of all Defaulted Receivables as of the last day of the three Settlement Periods immediately preceding such date;

to

(b) the aggregate Outstanding Balance of all Transferred Receivables originated during the fourth, fifth and sixth Settlement Periods immediately preceding such date.

“Defaulted Receivable” shall mean any Transferred Receivable (a) with respect to which any payment, or part thereof, remains unpaid from 91 to 120 days after its Billing Date, (b) with respect to which the Obligor thereunder is a BK Obligor or (c) that otherwise has been or should be written off in accordance with the Credit and Collection Policies.

“Delinquency Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the aggregate Outstanding Balance of all Transferred Receivables with respect to which any payment, or part thereof, remains unpaid from 61 to 90 days after its Billing Date to

(b) the aggregate Outstanding Balance of all Transferred Receivables originated during the Settlement Period which ended two (2) months prior to the last day of the Settlement Period immediately preceding such date.

“Delinquency Trigger Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(c) the aggregate Outstanding Balance of Transferred Receivables on the first day of the three (3) Settlement Periods immediately preceding such date with respect to which any payment, or part thereof, remains unpaid from 61 to 90 days after its Billing Date to

(d) the aggregate Billed Amount for all Transferred Receivables originated during the second, third and fourth Settlement Periods immediately preceding such date.

“Dilution Factors” shall mean, with respect to any Transferred Receivable, any portion of which (a) was reduced, canceled or written-off as a result of (i) any credits, rebates, freight charges, cash discounts, volume discounts, cooperative advertising

13	Annex X

expenses, royalty payments, warranties, cost of parts required to be maintained by agreement (either express or implied), allowances for early payment, warehouse and other allowances, defective, rejected, returned or repossessed merchandise or services, or any failure by any Originator to deliver any merchandise or services or otherwise perform under the underlying Contract or invoice, (ii) any change in or cancellation of any of the terms of the underlying Contract or invoice or any cash discount, rebate, retroactive price adjustment or any other adjustment by the applicable Originator which reduces the amount payable by the Obligor on the related Receivable, or (iii) any setoff in respect of any claim by the Obligor thereof (whether such claim arises out of the same or a related transaction or an unrelated transaction) or (b) is subject to any specific dispute, offset, counterclaim or defense whatsoever (except discharge in bankruptcy of the Obligor thereof); provided that the Dilution Factors shall not be deemed to include any write-offs of Defaulted Receivables.

“Dilution Horizon Factor” shall mean, as of any date of determination, (x) the aggregate principal amount of Transferred Receivables originated during the two most recent Settlement Periods preceding such date divided by (y) the Net Receivables Balance as of the end of the Settlement Period immediately preceding such date.

“Dilution Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the aggregate Dilution Factors for all Transferred Receivables during the Settlement Period immediately preceding such date to

(b) the aggregate Billed Amount of all Transferred Receivables originated during the second Settlement Period immediately preceding such date.

“Dilution Reserve Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

DRR = (2.25 × ADR) + [(HDR – ADR) × (HDR ÷ ADR)] × DHF

where

DRR =	the Dilution Reserve Ratio;

ADR =	the average of the Dilution Ratios occurring during the twelve most recent calendar Settlement Periods preceding such date;

HDR =	the highest Dilution Ratio occurring during the twelve most recent Settlement Periods preceding such date; and

DHF =	the Dilution Horizon Factor.

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“Dilution Trigger Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) of:

(a) the aggregate Dilution Factors for all Transferred Receivables for the three Settlement Periods immediately preceding such date to

(b) the aggregate Billed Amount for all Transferred Receivables originated during the second, third and fourth Settlement Periods immediately preceding such date.

“Discretionary Lenders” shall mean the SMBC Discretionary Lender, the Bank of America Discretionary Lender and each other Person that shall become a party to the Funding Agreement in the capacity as a “Discretionary Lender”, and, in each case, successors and permitted assigns.

“Dollars” or “$” shall mean lawful currency of the United States of America.

“Dynamic Advance Rate” shall mean, as of any date of determination, a percentage equal to 100% minus the greater of (i) the Minimum Reserve Ratio and (ii) the sum of the Loss Reserve Ratio and the Dilution Reserve Ratio as of such date.

“Effective Date” shall have the meaning assigned to it in Section 3.01 of the Funding Agreement.

“Election Notice” shall have the meaning assigned to it in Section 2.01(d) of the Sale Agreement.

“Eligible Receivable” shall mean, as of any date of determination, a Transferred Receivable:

(a) (i) that is due and payable within 120 days after its Billing Date and (ii) with respect to which no payment or part thereof remains unpaid for more than 90 days after its Billing Date; provided further, for purposes of clarification, that any Transferred Receivable shall be deemed an Eligible Receivable within the first 90 days after its Billing Date subject to the remaining qualifications hereunder;

(b) that is not a liability of an Excluded Obligor or an Obligor with respect to which more than 50% of the aggregate Outstanding Balance of all Receivables owing by such Obligor are more than 90 days after its Billing Date;

(c) that is not a liability of an Obligor organized under the laws of any jurisdiction outside of the United States of America (including the District of Columbia but otherwise excluding its territories and possessions);

(d) that is denominated and payable in Dollars in the United States of America and is not represented by a note or other negotiable instrument or by chattel paper;

(e) that is not subject to any right of rescission, dispute, offset (including as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim (with only the portion of any such

15	Annex X

Receivable subject to any such right of rescission, dispute, offset (including as a result of customer promotional allowances, discounts, rebates, or claims for damages), hold back defense, adverse claim or other claim being considered an Ineligible Receivable by virtue of this clause (e)), whether arising out of transactions concerning the Contract therefor or otherwise;

(f) with respect to which the Obligor thereunder is not a BK Obligor;

(g) that is not an Unapproved Receivable;

(h) that does not represent “billed but not yet shipped” goods or merchandise, partially performed or unperformed services, consigned goods or “sale or return” goods and does not arise from a transaction for which any additional performance by the Originator thereof, or acceptance by or other act of the Obligor thereunder, including any required submission of documentation, remains to be performed as a condition to any payments on such Receivable or the enforceability of such Receivable under applicable law;

(i) as to which the representations and warranties set forth in Sections 4.01(v)(ii) through (iv) of the Sale Agreement are true and correct in all respects as of the Transfer Date therefor;

(j) that is not the liability of an Obligor that has any claim of a material nature against or affecting the Originator thereof or the property of such Originator which gives rise to a right of set-off against such Receivable (with only that portion of Receivables owing by such Obligor equal to the amount of such claim being an Ineligible Receivable); provided that claims which arise in the ordinary course of business and are properly reflected in contra accounts on the books and records of the Originators, the Borrower and the Servicer shall not cause an otherwise Eligible Receivable to become ineligible under this clause (j) but shall instead cause a reduction in the Outstanding Balance of such Eligible Receivables for all computational purposes under the Related Documents;

(k) that was originated in accordance with and satisfies in all material respects all applicable requirements of the Credit and Collection Policies;

(l) that represents the genuine, legal, valid and binding obligation of the Obligor thereunder enforceable by the holder thereof in accordance with its terms (and which, for the avoidance of doubt, is not in any way a limited obligation of the related Obligor (e.g., limited to collections received by such Obligor from its own accounts receivable));

(m) that is entitled to be paid pursuant to the terms of the Contract therefor and has not been paid in full or been compromised, adjusted, extended, reduced, satisfied, subordinated, rescinded or modified (except for adjustments to the Outstanding Balance thereof to reflect Dilution Factors made in accordance with the Credit and Collection Policies);

(n) that does not contravene in any material respect any laws, rules or regulations applicable thereto (including laws, rules and regulations relating to usury, consumer protection, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract therefor is in violation of any such law, rule or regulation that, in each case, could reasonably be expected to have a material adverse effect on the collectibility, value or payment terms of such Receivable;

16	Annex X

(o) with respect to which no proceedings or investigations are pending or threatened before any Governmental Authority (i) asserting the invalidity of such Receivable or the Contract therefor, (ii) asserting the bankruptcy or insolvency of the Obligor thereunder; unless, in the case of a bankruptcy proceeding, the applicable Originator has been designated as a “critical vendor” and the Obligor thereunder has obtained (A) in the case of any Receivable originated pre-petition, a final court order approving the payment of the pre-petition claims of such Originator on an administrative priority basis or (B) in the case of any Receivable originated post-petition, (1) a final court order approving the payment of the post-petition claims of such Originator on an administrative priority basis and (2) a debtor-in-possession financing facility and management of the applicable Originator reasonably believes that such financing will be available to pay the Receivables owing by such Obligor, and, in any such case, such Obligor has agreed post-petition to pay the Receivables owing by such Obligor on a current basis in accordance with its terms, (iii) seeking payment of such Receivable or payment and performance of such Contract or (iv) seeking any determination or ruling that could reasonably be expected to materially and adversely affect the validity or enforceability of such Receivable or such Contract;

(p) (i) that is an “account” within the meaning of the UCC (or any other applicable legislation) of the jurisdictions in which the each of the Originators, the Parent and the Borrower are organized and in which chief executive offices of each of the Originators, the Parent and the Borrower are located and (ii) under the terms of the related Contract, the right to payment thereof may be freely assigned, including as a result of compliance with applicable law (or with respect to which, the prohibition on the assignment of rights to payment are made fully ineffective under applicable law);

(q) that is payable solely and directly to an Originator and not to any other Person (including any shipper of the merchandise or goods that gave rise to such Receivable), except to the extent that payment thereof may be made to a Lockbox or otherwise as directed pursuant to Article VI of the Funding Agreement;

(r) with respect to which all material consents, licenses, approvals or authorizations of, or registrations with, any Governmental Authority required to be obtained, effected or given in connection with the creation or assignment of such Receivable or the Contract therefor have been duly obtained, effected or given and are in full force and effect (including approvals by the United States Government of the assignment of the Originator’s government contracts; provided that up to 5% of the Net Receivables Balance may be government contracts for which the Originator has not obtained the approvals of the United States Government);

(s) that is created through the provision of merchandise, goods or services by the Originator thereof in the ordinary course of its business;

17	Annex X

(t) that is not the liability of an Obligor that, under the terms of the Credit and Collection Policies, is receiving or should receive merchandise, goods or services on a “cash on delivery” basis;

(u) that does not constitute a rebilled amount arising from a deduction taken by an Obligor with respect to a previously arising Receivable;

(v) as to which the Borrower has a first priority perfected ownership interest and in which the Administrative Agent has a first priority perfected security interest, in each case not subject to any Lien, right, claim, security interest or other interest of any other Person (other than, in the case of the Borrower, the Lien of the Administrative Agent for the benefit of the Secured Parties);

(w) to the extent such Transferred Receivable represents sales tax or a vendor pass-through payment, such portion of such Receivable shall not be an Eligible Receivable;

(x) that does not represent the balance owed by an Obligor on a Receivable in respect of which the Obligor has made partial payment;

(y) with respect to which no check, draft or other item of payment was previously received that was returned unpaid or otherwise;

(z) with respect to which, if such Receivable is a Financing Receivable, the Obligor under such Financing Receivable has entered into an intercreditor agreement with Bank of America, N.A., Synnex and Borrower, in form and substance satisfactory to the Administrative Agent and the agent under the Credit Agreement;

(aa) that is not a Receivable of an Obligor with respect to which the Parent (or any Affiliate thereof) performs servicing duties as agent for such Obligor with respect to such Obligor’s own accounts receivable, if any portion of the Outstanding Balance of such Receivable causes the aggregate Outstanding Balance of all such Receivables in the Borrower Collateral to exceed 5% of the Net Receivables Balance;

(bb) that is not a Receivable the Obligor of which is Apptis Inc., except as expressly permitted in writing by the Requisite Lenders;

(cc) that do not arise under partially performed or unperformed Contracts for services or the delivery of goods or merchandise; and

(dd) that complies with such other criteria and requirements as the Administrative Agent in its reasonable credit judgment may from time to time specify to the Borrower or the Originator thereof upon not less than ten Business Days prior written notice.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 and any regulations promulgated thereunder.

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“ERISA Affiliate” shall mean, with respect to any Originator, any trade or business (whether or not incorporated) that, together with such Originator, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC.

“ERISA Event” shall mean, with respect to any Originator or any ERISA Affiliate, the occurrence of one or more of the following events: (a) any event described in Section 4043(c) of ERISA with respect to a Title IV Plan unless the 30-day requirement with respect thereto has been waived pursuant to the regulations under Section 4043 of ERISA; (b) the withdrawal of any Originator or ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer,” as defined in Section 4001(a)(2) of ERISA; (c) the complete or partial withdrawal of any Originator or any ERISA Affiliate from any Multiemployer Plan; (d) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (e) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (f) the failure by any Originator or ERISA Affiliate to make when due required contributions to a Multiemployer Plan or Title IV Plan unless such failure is cured within 30 days; (g) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or for the imposition of liability under Section 4069 or 4212(c) of ERISA; (h) the termination of a Multiemployer Plan under Section 4041A of ERISA or the reorganization or insolvency of a Multiemployer Plan under Section 4241 of ERISA; or (i) the loss of a Qualified Plan’s qualification or tax exempt status.

“ESOP” means a Plan that is intended to satisfy the requirements of Section 4975(e)(7) of the IRC.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “eurocurrency liabilities”). The LIBOR Rate shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Event of Bankruptcy” shall mean, with respect to any Person, (a) that such Person becomes unable or admits in writing its inability or fails generally to pay its debts as they become due; (b) that any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within thirty (30) days after its issue or levy; (c) that such Person institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (d) that any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or (e) that any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding.

19	Annex X

“Event of Servicer Termination” shall have the meaning assigned to it in Section 8.01 of the Sale Agreement.

“Excess Concentration Amount” shall mean, with respect to any Obligor or on an aggregate basis by the Largest Obligor(s), as applicable, of one or more Transferred Receivables, as of any date of determination after giving effect to all Eligible Receivables transferred on such date, the amount by which (a) the Outstanding Balance of Eligible Receivables owing by such Obligor or on an aggregate basis by the Largest Obligor(s), as applicable, exceeds (b)(i) the Concentration Percentage for such Obligor or the Largest Obligor(s), as applicable, on such date, multiplied by (ii) the aggregate Outstanding Balance of Eligible Receivables as of such time of determination; provided that, in the case of Obligors which are Affiliates (including Affiliates of one or more Largest Obligors), the Excess Concentration Amount for such Obligor shall be calculated as if such Obligor and its Affiliates which are Obligors were one Obligor.

“Excluded Obligor” shall mean any Obligor (a) that is an Affiliate of any Originator, the Parent or the Borrower, or (b) that is designated as an Excluded Obligor by the Administrative Agent in its reasonable discretion upon ten (10) Business Days’ prior written notice from the Administrative Agent to the Borrower, the Lenders, the Servicer and the Parent.

“Excluded Receivable” shall mean a Mexico Receivable or any Receivable originated or acquired by an Originator on or after the Effective Date and not transferred to Buyer prior to the Effective Date.

“Existing Receivables Purchase Agreement” shall have the meaning assigned to it in the preamble of the Funding Agreement.

“Existing Transfer Agreement” shall have the meaning assigned to it in the preamble of the Sale Agreement.

“Facility Fee” shall have the meaning assigned to it in the Fee Letters.

“Facility Limit” means at any time $357,000,000, as such amount may be adjusted, if at all, from time to time in accordance with the Funding Agreement.

“Facility Limit Reduction Notice” shall have the meaning assigned to it in Section 2.02(a) of the Funding Agreement.

“Facility Termination Date” shall mean the earliest of (a) the date so designated pursuant to Section 9.01 of the Funding Agreement, (b) the Final Advance Date, and (c) the date of termination of the Aggregate Commitment specified in a Facility Termination Notice.

“Facility Termination Notice” shall have the meaning assigned to it in Section 2.02(b) of the Funding Agreement.

20	Annex X

“Federal Funds Rate” means, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the applicable Managing Agent on such day on such transactions as determined by it.

“Federal Reserve Board” shall mean the Board of Governors of the Federal Reserve System.

“Fee Letters” shall mean (i) the Bank of America Fee Letter and (ii) the SMBC Fee Letter.

“Fees” shall mean any and all fees payable to the Administrative Agent or any Lender pursuant to the Funding Agreement or any other Related Document, including the Facility Fee.

“Final Advance Date” shall mean January 22, 2010, as such date may be extended with the consent of the Borrower, the Lenders and the Administrative Agent.

“Financing Receivable” shall mean a Receivable which evidences the obligation of an Obligor to pay the purchase price of merchandise, goods or services which are neither purchased nor deemed purchased by such Obligor but which were financed by such Obligor pursuant to a floorplan financing arrangement.

“Funding Agreement” shall mean that certain Third Amended and Restated Receivables Funding and Administration Agreement, dated as of the Closing Date, by and among the Borrower, the Lenders, the Managing Agents, the Administrators, the Swing Line Lender and the Administrative Agent.

“Funding Availability” shall mean, as of any date of determination, the amount, if any, by which the Borrowing Base exceeds the Outstanding Principal Amount, in each case as of the end of the immediately preceding day.

“Funding Excess” shall mean, as of any date of determination, the extent to which the Outstanding Principal Amount exceeds the Borrowing Base, in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

21	Annex X

“GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time, consistently applied as such term is further defined in Section 2(a) of this Annex X.

“General Trial Balance” shall mean, with respect to any Originator and as of any date of determination, such Originator’s accounts receivable trial balance (whether in the form of a computer printout, magnetic tape or diskette) as of such date, listing Obligors and the Receivables owing by such Obligors as of such date together with the aged Outstanding Balances of such Receivables, in form and substance satisfactory to the Borrower and the Administrative Agent.

“Governmental Authority” shall mean any nation or government, any state, province or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranteed Indebtedness” shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation (“primary obligation”) of any other Person (the “primary obligor”) in any manner, including any obligation or arrangement of such Person to (a) purchase or repurchase any such primary obligation, (b) advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (c) purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranteed Indebtedness at any time shall be deemed to be the amount equal to the lesser at such time of (x) the stated or determinable amount of the primary obligation in respect of which such Guaranteed Indebtedness is incurred and (y) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranteed Indebtedness; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Incipient Servicer Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become an Event of Servicer Termination.

“Incipient Termination Event” shall mean any event that, with the passage of time or notice or both, would, unless cured or waived, become a Termination Event.

“Indemnified Amounts” shall mean, with respect to any Person, any and all suits, actions, proceedings, claims, damages, losses, liabilities and reasonable expenses (including, but not limited to, reasonable attorneys’ fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal).

“Indemnified Person” shall have the meaning assigned to it in Section 10.01(a) of the Funding Agreement.

22	Annex X

“Indemnified Taxes” shall have the meaning assigned to it in Section 2.08(h) of the Funding Agreement.

“Ineligible Receivable” shall mean any Receivable (or portion thereof) which fails to satisfy all of the requirements of an “Eligible Receivable” set forth in the definition thereof.

“Intercreditor Agreement” shall mean each of (i) that certain Second Amended and Restated Intercreditor Agreement dated as of January 23, 2009, entered into by and among Parent, the Originators from time to time party thereto, Borrower and Bank of America, in various capacities, (ii) that certain Second Amended and Restated Intercreditor Agreement dated as of February 12, 2007, entered into by Parent, the Originators from time to time party thereto, Borrower, General Electric Capital Corporation, in various capacities, IBM Canada Limited and IBM Credit LLC, and (iii) each other intercreditor agreement entered into from time to time by Parent, Borrower, Bank of America in various capacities, and other creditors.

“Interest Component” means, at any time of determination for any Conduit Lender, the aggregate Yield accrued and to accrue through the end of the current Interest Period for the Portion of Advances accruing Yield calculated by reference to the CP Rate at such time (determined for such purpose using the CP Rate most recently determined by its Administrator).

“Interest Period” means (a) with respect to any Portion of Advances funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial funding of such Portion of Advances and ending on (and including) the last day of the current calendar month, and (ii) thereafter, each period commencing on (and including) the first day after the last day of the immediately preceding Interest Period for such Portion of Advances and ending on (and including) the last day of the current calendar month; (b) with respect to any Portion of Advances not funded by the issuance of Commercial Paper, (i) initially the period commencing on (and including) the date of the initial funding of such Portion of Advances and ending on (but excluding) the next following Settlement Date, and (ii) thereafter, each period commencing on (and including) a Settlement Date and ending on (but excluding) the next following Settlement Date; and (c) with respect to any Swing Line Advance, the period commencing on (and including) the date of the initial funding of such Swing Line Advance and ending on (but excluding) the day on which such Swing Line Advance is reimbursed or otherwise repaid in full; provided that:

(a)	any Interest Period with respect to any Portion of Advances (other than any Portion of Advances accruing Yield at the CP Rate) that would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided that if Yield in respect of such Interest Period is computed by reference to the LIBOR Rate, and such Interest Period would otherwise end on a day which is not a Business Day, and there is no subsequent Business Day in the same calendar month as such day, such Interest Period shall end on the next preceding Business Day;

23	Annex X

(b)	in the case of any Interest Period for any portion of Advance that commences before the Facility Termination Date and would otherwise end on a date occurring after the Facility Termination Date, such Interest Period shall end on such Facility Termination Date and the duration of each Interest Period which commences on or after the Facility Termination Date shall be of such duration as shall be selected by such Managing Agent; and

(c)	any Interest Period in respect of which Yield is computed by reference to the CP Rate may be terminated at the election of the applicable Managing Agent any time, in which case the Portion of Advances allocated to such terminated Interest Period shall be allocated to a new Interest Period commencing on (and including) the date of such termination and ending on (but excluding) the next following Settlement Date, and shall accrue Yield at the Alternate Rate.

“Interest Reserve” shall mean, as of any date of determination, an amount equal to the product of (i) 1.5, (ii) the Base Rate, (iii) the Outstanding Principal Amount and (iv) a fraction, the numerator of which is the higher of (a) 30 and (b) the Receivables Collection Turnover as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.

“Investment Company Act” shall mean the provisions of the Investment Company Act of 1940, 15 U.S.C. § § 80a et seq., and any regulations promulgated thereunder.

“Investments” shall mean, with respect to any Borrower Account Collateral, the certificates, instruments, investment property or other investments in which amounts constituting such collateral are invested from time to time.

“IRC” shall mean the Internal Revenue Code of 1986 and any regulations promulgated thereunder.

“IRS” shall mean the Internal Revenue Service.

“Largest Obligor(s)” shall mean, for each Class of Obligor, the Obligor or Obligors with the largest aggregate Outstanding Balance of Eligible Receivables as of such time of determination (which may include one or more Special Obligors, as applicable), and the number of Largest Obligors for a particular Class of Obligor shall not exceed the number set forth in the “Number of Largest Obligors” column in the definition of “Concentration Percentage”.

“Lender” shall have the meaning assigned to it in the preamble of the Funding Agreement. For the avoidance of doubt, unless the context otherwise requires, the term “Lenders” includes the Swing Line Lender.

“Lender Group” shall mean each of the following groups:

(a)	the Bank of America Lender Group;

(b)	the SMBC Lender Group; and

24	Annex X

(c) for each additional Lender Group party to the Funding Agreement after the Closing Date, the applicable Conduit Lender, its Administrator, the applicable Managing Agent and the related Committed Lenders from time to time party hereto.

“Lender Group Percentage” means, for any Lender Group, the percentage equivalent (carried out to five decimal places) of a fraction the numerator of which is the aggregate amount of the Commitments of all Committed Lenders in that Lender Group and the denominator of which is the sum of such numerators for each of the Lender Groups.

“LIBOR Business Day” shall mean a Business Day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

“LIBOR Rate” means, for any Interest Period, a rate per annum determined by the applicable Managing Agent pursuant to the following formula:

LIBOR Rate	=	LIBOR Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“LIBOR Base Rate” means, for such Interest Period:

(i) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by the applicable Managing Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3750) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(ii) in the event the rate referenced in the preceding subsection (i) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried to the fifth decimal place) equal to the rate determined by the applicable Managing Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, or

(iii) in the event the rates referenced in the preceding subsections (i) and (ii) are not available, the rate per annum determined by the applicable Managing Agent as the rate of interest at which Dollar deposits (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Portion of Advances to be funded by reference to the LIBOR Rate and with a term equivalent to such Interest Period would be offered by its London Branch to major banks in the offshore dollar market at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period; and

25	Annex X

“LIBOR Rate Advance” shall mean an Advance or portion thereof bearing interest by reference to the LIBOR Rate.

“Lien” shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction).

“Litigation” shall mean, with respect to any Person, any action, claim, lawsuit, demand, investigation or proceeding pending or threatened against such Person before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof or before any arbitrator or panel of arbitrators.

“Lockbox” shall have the meaning assigned to it in Section 6.01(a)(ii) of the Funding Agreement, and references to any Lockbox shall be understood to be references to any lockbox accounts associated therewith and governed by the same Lockbox Agreement.

“Lockbox Agreement” shall mean any agreement among an Originator, the Borrower, the Administrative Agent and a Lockbox Bank with respect to a Lockbox that provides, among other things, that (a) all items of payment deposited in such Lockbox are held by such Lockbox Bank as custodian for the Administrative Agent, (b) such Lockbox Bank has no right of setoff or recoupment or any other claim against such Lockbox, other than for payment of its services fees and other charges directly related to the administration of such Lockbox and for returned checks or other items of payment, and (c) such Lockbox Bank agrees to forward all Collections received in such Lockbox to the Concentration Account within one Business Day of receipt and is otherwise in form and substance acceptable to the Administrative Agent.

“Lockbox Bank” shall mean any bank or other financial institution at which one or more Lockboxes are maintained.

“Loss Reserve Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

LRR = LHF × ARR × 2.25

where

LRR =	the Loss Reserve Ratio;

LHF =	a Loss Horizon Factor equal to (x) the aggregate principal amount of Transferred Receivables originated during the three (3) most recent Settlement Periods preceding such date divided by (z) the Net Receivables Balance as of the end of the Settlement Period immediately preceding such date; and

26	Annex X

ARR =	the highest three-month rolling average of the Default Ratios occurring during the twelve most recent Settlement Periods.

“MAFC Administrator” shall mean Sumitomo Mitsui Banking Corporation or an Affiliate thereof, as administrator for Manhattan Asset Funding Company.

“Managing Agent” means, with respect to any Lender Group, the Person acting as Managing Agent for such Lender Group and designated as such on the signature pages hereto or in any Assignment Agreement under the Funding Agreement, and each of its successors and assigns.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations, or financial or other condition of (i) any Originator or the Originators considered as a whole, (ii) the Borrower, (iii) the Servicer or (iv) the Parent and its Subsidiaries considered as a whole, (b) the ability of any Originator, the Borrower, the Parent or the Servicer to perform any of its obligations under the Related Documents in accordance with the terms thereof, (c) the validity or enforceability of any Related Document or the rights and remedies of the Borrower, the Managing Agents, the Lenders, SMBC-SI or the Administrative Agent under any Related Document, (d) the federal income tax attributes of the sale, contribution or pledge of the Transferred Receivables pursuant to any Related Document or (e) the Transferred Receivables (or collectibility thereof), the Contracts therefor, the Borrower Collateral (in each case, taken as a whole) or the ownership interests or Liens of the Borrower or the Lenders or the Administrative Agent thereon or the priority of such interests or Liens.

“Maturity Date” shall mean, with respect to any Receivable, the due date for payment therefor specified in the Contract therefor, or, if no date is so specified, 30 days from the Billing Date.

“Maximum Advances Outstanding” means an amount equal to the Facility Limit divided by 1.02.

“Mexico Receivables” shall mean Receivables arising out of any of the following: (a) the Accounts Receivable Assignment Agreement dated as of February 28, 2006, among Corporative Lanix, S.A. de C.V., Alef Soluciones Integrales, S.A. de C.V. and Accesorios y Suministros Informáticos, S.A. de C.V. (collectively, the “Lanix Consortium”), as assignors, Synnex Mexico and the Originator, as assignee, as the same may be amended, extended, replaced, restated, supplemented or otherwise modified from time to time, (b) the Accounts Receivables Assignment Agreement dated as of December 5, 2005, among the Lanix Consortium, as assignors, Synnex Mexico and the Originator as assignee, as the same may be amended, extended, replaced, restated, supplemented or otherwise modified from time to time, (c) the Multiannual Services Agreement (Contracto Multianual de Prestación de Servicios) number 62.PE.2005-2010, dated October 31, 2005, between the Lanix Consortium, as service providers, and the Ministry of Education (Secretaría de Educación Pública), a Ministry of the Federal Public Administration of México (the “SEP”), as the same may be amended, extended, replaced, restated, supplemented or otherwise modified from time to time, and (d) the Multiannual Services Agreement (Contracto Multianual de Prestación de Servicios) number 62.PE.2005-2010, dated October 31, 2005, between the Lanix Consortium, as service providers, and SEP, as the same may be amended, extended, replaced, restated, supplemented or otherwise modified from time to time.

27	Annex X

“Minimum Reserve Ratio” shall mean, as of any date of determination, the ratio (expressed as a percentage) calculated in accordance with the following formula:

MRR = ADR × DHF + CF

where

MRR =	the Minimum Reserve Ratio;

ADR =	the average of the Dilution Ratios occurring during the twelve most recent calendar Settlement Periods preceding such date;

DHF =	the Dilution Horizon Factor; and

CF =	a concentration factor equal to 22.5%.

“Mitac Group” shall mean any or all of Mitac International Corp., a Taiwanese corporation, Union Petrochemical Corp., a Taiwanese corporation and Synnex Technology International, a Taiwanese corporation.

“Monthly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor thereto.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA with respect to which any Originator or ERISA Affiliate is making, is obligated to make, or has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

“Net Receivables Balance” means, as of any date of determination, the amount equal to:

(a)	the Outstanding Balance of Eligible Receivables,

minus

(b)	the Excess Concentration Amount;

in each case as disclosed in the most recently submitted Borrowing Base Certificate or Borrowing Request or as otherwise determined by the Administrative Agent based on Borrower Collateral information available to it, including any information obtained from any audit or from any other reports with respect to the Borrower Collateral, which determination shall be final, binding and conclusive on all parties to the Funding Agreement (absent manifest error).

28	Annex X

“Net Worth” means as of any date of determination, the excess, if any, of (a) the aggregate Outstanding Balance of the Transferred Receivables at such time, over (b) the sum of (i) the Outstanding Principal Amount at such time, plus (ii) the aggregate outstanding principal balance of the Subordinated Loans (including any Subordinated Loan proposed to be made on the date of determination).

“Non-Consenting Lender” shall have the meaning assigned to it in Section 12.07(c) of the Funding Agreement.

“Non-Funding Lender” shall have the meaning assigned to it in Section 2.03(e) of the Funding Agreement.

“Notes” shall mean, collectively, the Revolving Notes and the Swing Line Note.

“Obligor” shall mean, with respect to any Receivable, the Person primarily obligated to make payments in respect thereof.

“Officer’s Certificate” shall mean, with respect to any Person, a certificate signed by an Authorized Officer of such Person.

“Official Body” means any government or political subdivision or any agency, authority, bureau, central bank, commission, department or instrumentality of any such government or political subdivision, or any court, tribunal, grand jury or arbitrator, or any accounting board or authority (whether or not a part of government) which is responsible for the establishment or interpretation of national or international accounting principles, in each case whether foreign or domestic.

“Originator” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Originator Support Agreement” shall mean an agreement substantially in the form of Exhibit 2.03 to the Sale Agreement made by Parent in favor of the Borrower.

“Other Lender” shall have the meaning assigned to it in Section 2.03(e) of the Funding Agreement.

“Outstanding Balance” shall mean, with respect to any Receivable, as of any date of determination, the amount (which amount shall not be less than zero) equal to (a) the Billed Amount thereof, minus (b) all Collections received from the Obligor thereunder, minus (c) all discounts to, or any other modifications by, the Originator, the Borrower or the Servicer that reduce such Billed Amount; provided that if the Administrative Agent or the Servicer makes a good faith determination that all payments by such Obligor with respect to such Billed Amount have been made, the Outstanding Balance shall be zero.

“Outstanding Principal Amount” shall mean, as of any date of determination, the amount equal to (a) the aggregate Advances made by the Lenders under the Funding Agreement on or before such date, minus (b) the aggregate amounts disbursed to any Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date and not

29	Annex X

required to be returned as preference payments or otherwise; provided that references to the Outstanding Principal Amount of any Lender shall mean an amount equal to (x) the aggregate Advances made by such Lender pursuant to the Funding Agreement on or before such date, minus (y) the aggregate amounts disbursed to such Lender in reduction of the principal of such Advances pursuant to the Funding Agreement on or before such date and not required to be returned as preference payments or otherwise.

“Parent” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Parent Group” shall mean the Parent and each of its Affiliates other than the Borrower.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean a Plan described in Section 3(2) of ERISA.

“Permitted Encumbrances” shall mean the following encumbrances: (a) Liens for taxes or assessments or other governmental charges or levies not yet due and payable; (b) pledges or deposits securing obligations under workmen’s compensation, unemployment insurance, social security or public liability laws or similar legislation; (c) pledges or deposits securing bids, tenders, government contracts, contracts (other than contracts for the payment of money) or leases to which any Originator, the Borrower or the Servicer is a party as lessee made in the ordinary course of business; (d) deposits securing statutory obligations of any Originator, the Borrower or the Servicer; (e) inchoate and unperfected workers’, mechanics’, suppliers’ or similar Liens arising in the ordinary course of business; (f) carriers’, warehousemen’s or other similar possessory Liens arising in the ordinary course of business; (g) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Originator, the Borrower or the Servicer is a party; (h) any judgment Lien not constituting a Termination Event under Section 8.01(g) of the Funding Agreement; (i) Liens existing on the Closing Date and listed on Schedule 5.03(b) of the Funding Agreement; and (j) presently existing or hereinafter created Liens in favor of the Buyer, the Borrower, the Lenders or the Administrative Agent under the Funding Agreement and the Related Documents.

“Permitted Investments” shall mean any of the following:

(a) obligations of, or guaranteed as to the full and timely payment of principal and interest by, the United States of America or obligations of any agency or instrumentality thereof if such obligations are backed by the full faith and credit of the United States of America, in each case with maturities of not more than 90 days from the date acquired;

(b) repurchase agreements on obligations of the type specified in clause (a) of this definition; provided that the short-term debt obligations of the party agreeing to repurchase are rated at least “A-1” or the equivalent by S&P and “P-1” or the equivalent by Moody’s;

(c) federal funds, certificates of deposit, time deposits and bankers’ acceptances of any depository institution or trust company incorporated under the laws of the United States of America or any state, in each case with original maturities of not more

30	Annex X

than 90 days or, in the case of bankers’ acceptances, original maturities of not more than 365 days; provided that the short-term obligations of such depository institution or trust company are rated at least “A-1” or the equivalent by S&P and “P-1” or the equivalent by Moody’s;

(d) commercial paper of any corporation incorporated under the laws of the United States of America or any state thereof with original maturities of not more than 180 days that on the date of acquisition are rated at least “A-1” or the equivalent by S&P and “P-1” or the equivalent by Moody’s; and

(e) securities of money market funds rated at least “A-1” or the equivalent by S&P and “P-1” or the equivalent by Moody’s.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, trust, association, corporation (including a business trust), limited liability company, institution, public benefit corporation, joint stock company, Governmental Authority or any other entity of whatever nature.

“Plan” shall mean, at any time during the preceding five years, an “employee benefit plan,” as defined in Section 3(3) of ERISA, that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any Originator or ERISA Affiliate.

“Portion of Advances” shall have the meaning assigned to it in Section 2.06 of the Funding Agreement.

“Power of Attorney” shall have the meaning assigned to it in Section 9.05 of the Sale Agreement or Section 9.03 of the Funding Agreement, as applicable.

“Program Support Agreement” means and includes, with respect to any Conduit Lender, any agreement entered into by any Program Support Provider providing for the issuance of one or more letters of credit for the account of the Conduit Lender (or any related commercial paper issuer that finances the Conduit Lender), the issuance of one or more surety bonds for which the Conduit Lender (or such related issuer) is obligated to reimburse the applicable Program Support Provider for any drawings thereunder, the sale by the Conduit Lender (or such related issuer) to any Program Support Provider of the Borrower Obligation outstanding to such Conduit Lender (or portions thereof or participations therein) and/or the making of loans and/or other extensions of credit to the Conduit Lender (or such related issuer) in connection with its commercial paper program, together with any letter of credit, surety bond or other instrument issued thereunder.

“Program Support Provider” means and includes, with respect to any Conduit Lender, any Person now or hereafter extending credit or having a commitment to extend credit to or for the account of, or to make purchases from, the Conduit Lender (or any related commercial paper issuer that finances the Conduit Lender) or issuing a letter of credit, surety bond or other instrument to support any obligations arising under or in connection with the Conduit Lender’s (or such related issuer’s) commercial paper program.

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“Projections” shall mean the Parent’s forecasted consolidated: (a) balance sheets; (b) profit and loss statements; and (c) cash flow statements consistent with the historical financial statements of the Parent, together with appropriate supporting details and a statement of underlying assumptions.

“Proposed Change” shall have the meaning assigned to it in Section 12.07(c) of the Funding Agreement.

“Pro Rata Share” shall mean with respect to all matters relating to any Lender (other than the Swing Line Lender), the percentage obtained by dividing (i) the Commitment of that Lender by (ii) the Aggregate Commitment, as such percentage may be adjusted by assignments permitted pursuant to Section 12.02 of the Funding Agreement; provided that if all of the Commitments are terminated pursuant to the terms of the Funding Agreement, then “Pro Rata Share” shall mean with respect to all matters relating to any Lender, the percentage obtained by dividing (x) the sum of (A) such Lender’s Revolving Credit Advances, plus (B) such Lender’s share of the obligations to purchase participations in Swing Line Loans and refinance Swing Line Loans pursuant to Section 2.01(b)(iii) and (iv) of the Funding Agreement, by (y) the aggregate Outstanding Principal Amount.

“Qualified Plan” shall mean a Pension Plan that is intended to be tax-qualified under Section 401(a) of the IRC.

“Rate Type” means the LIBOR Rate, the Base Rate or the CP Rate.

“Rating Agency” shall mean Moody’s or S&P.

“Ratings” means for any Discretionary Lender or any other Lender which requires such a “Rating” in connection with the Funding Agreement, the ratings by the Rating Agencies of such Person of the indebtedness for borrowed money of such Person.

“Ratios” shall mean, collectively, the Default Ratio, the Default Trigger Ratio, the Delinquency Ratio, the Dilution Ratio, the Dilution Reserve Ratio, the Dilution Trigger Ratio and the Receivables Collection Turnover.

“Receivable” shall mean, with respect to any Obligor:

(a) indebtedness of such Obligor (whether constituting an account, chattel paper, document, instrument or general intangible (under which the Obligor’s principal obligation is a monetary obligation) and whether or not earned by performance) arising from the provision of merchandise, goods or services by an Originator, or other Person approved by the Administrative Agent and the Lenders in their sole discretion, to such Obligor (or in the case of a Financing Receivable, to a third party), including the right to payment of any interest or finance charges and other obligations of such Obligor with respect thereto;

(b) all Liens and property subject thereto from time to time, if any, securing or purporting to secure any such indebtedness of such Obligor, whether pursuant to the related Contract or otherwise, together with all financing statements and other filings authorized by such Obligor relating thereto;

32	Annex X

(c) all guaranties, indemnities and warranties, insurance policies, financing statements, supporting obligations and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such indebtedness, whether pursuant to the related Contract or otherwise;

(d) any Returned Goods and documentation of title evidencing the shipment or storage of any goods relating to any sale giving rise to such Receivable;

(e) all Collections with respect to any of the foregoing;

(f) all Records with respect to any of the foregoing; and

(g) all proceeds with respect to any of the foregoing.

“Receivables Assignment” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Receivables Collection Turnover” shall mean, as of any date of determination, the amount (expressed in days) equal to:

(a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables on the first day of the Settlement Period immediately preceding such date and (ii) the denominator of which is equal to aggregate Collections received during such Settlement Period with respect to all Transferred Receivables, multiplied by

(b) the number of days per period contained in such Settlement Period.

“Receivables Collection Turnover Trigger” shall mean, as of any date of determination, the amount (expressed in days) equal to:

(a) a fraction, (i) the numerator of which is equal to the aggregate Outstanding Balance of Transferred Receivables on the first day of the three (3) Settlement Periods immediately preceding such date and (ii) the denominator of which is equal to aggregate Collections received during such three (3) Settlement Periods with respect to all Transferred Receivables, multiplied by

(b) the average number of days per period contained in such three (3) Settlement Periods.

“Records” shall mean all Contracts and other documents, books, records and other information (including customer lists, credit files, computer programs, tapes, disks, data processing software and related property and rights) prepared and maintained by any Originator, the Servicer, any Sub-Servicer or the Borrower with respect to the Receivables and the Obligors thereunder and the Borrower Collateral.

33	Annex X

“Refunded Swing Line Loan” shall have the meaning assigned to it in Section 2.01(b)(iii) of the Funding Agreement.

“Regulatory Change” shall mean any change after the Closing Date in any federal, state or foreign law, regulation (including Regulation D of the Federal Reserve Board), pronouncement by the Financial Accounting Standards Board or the adoption or making after such date of any interpretation, directive or request under any federal, state or foreign law or regulation (whether or not having the force of law) by any Governmental Authority, the Financial Accounting Standards Board, or any central bank or comparable agency, charged with the interpretation or administration thereof, including an Accounting Based Consolidation Event, that, in each case, is applicable to any Affected Party.

“Rejected Amount” shall have the meaning assigned to it in Section 4.04 of the Sale Agreement.

“Related Committed Lenders” shall mean, with respect to any Discretionary Lender, the Committed Lenders in such Discretionary Lender’s Lender Group.

“Related Documents” shall mean each Account Agreement, each Lockbox Agreement, the Sale Agreement, the Funding Agreement, the Revolving Notes, the Swing Line Note, each Receivables Assignment, the Subordinated Notes, each Originator Support Agreement, the Fee Letters and all other agreements, instruments, documents and certificates identified in the Schedule of Documents and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Person, or any employee of any Person, and delivered in connection with the Sale Agreement, the Funding Agreement or the transactions contemplated thereby. Any reference in the Sale Agreement, the Funding Agreement or any other Related Document to a Related Document shall include all Appendices thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Related Document as the same may be in effect at any and all times such reference becomes operative.

“Repayment Notice” shall have the meaning assigned to it in Section 2.03(h) of the Funding Agreement.

“Reportable Event” shall mean any of the events set forth in Section 4043(c) of ERISA.

“Required Capital Amount” means, at any time of determination, an amount equal to (a) the Loss Reserve Ratio times 1.25 times the Net Receivables Balance plus (b) the Outstanding Balance of all Transferred Receivables (other than Charge-Offs) on which any amount is unpaid more than 90 days past its Maturity Date plus (c) the sum of the Excess Concentration Amounts for the three Obligors with the largest aggregate Outstanding Balance of Eligible Receivables.

“Requisite Lenders” shall mean (a) two or more Lenders having in the aggregate more than fifty-one percent (51%) of the Aggregate Commitment, or (b) if the Commitments have been terminated, two or more Lenders having in the aggregate more than fifty-one percent (51%) aggregate Outstanding Principal Amount; provided that if at any time there is only one Lender party to the Funding Agreement, “Requisite Lenders” shall mean such Lender.

34	Annex X

“Retiree Welfare Plan” shall mean, at any time, a Welfare Plan that provides for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant’s termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

“Returned Goods” shall mean, with respect to any Receivable, all right, title and interest of any Originator, the Borrower, the Administrative Agent or the Lenders, as applicable, in and to returned, repossessed or foreclosed goods and/or merchandise, the sale of which gave rise to such Receivable.

“Revolving Credit Advance” shall have the meaning assigned to it in Section 2.01(a) of the Funding Agreement.

“Revolving Note” shall have the meaning assigned to it in Section 2.01(b) of the Funding Agreement.

“Revolving Period” shall mean the period from and including the Closing Date through and including the day immediately preceding the Facility Termination Date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Sale” shall mean, with respect to a sale of receivables under the Sale Agreement, a sale of Receivables by an Originator to the Borrower in accordance with the terms of the Sale Agreement.

“Sale Agreement” shall mean that certain Third Amended and Restated Receivables Sale and Servicing Agreement, dated as of the Closing Date, by and among each Originator, the Servicer and the Borrower, as the Buyer thereunder.

“Sale Price” shall mean, with respect to any Sale of any Sold Receivable, a price calculated by the Borrower and approved from time to time by the Administrative Agent equal to:

(a) the Outstanding Balance of such Sold Receivable, minus

(b) a discount reflecting the expected costs to be incurred by the Borrower in financing the purchase of the Sold Receivables until the Outstanding Balance of such Sold Receivables is paid in full, minus

(c) a discount reflecting the portion of the Sold Receivables that is reasonably expected by such Originator on the Transfer Date to become Defaulted Receivables by reason of clause (b) of the definition thereof, minus

35	Annex X

(d) a discount reflecting the portion of the Sold Receivables that is reasonably expected by such Originator on the Transfer Date to be reduced on account of Dilution Factors, minus

(e) amounts expected to be paid to the Servicer with respect to the servicing, administration and collection of the Sold Receivables;

provided that such calculations shall be determined based on the historical experience of (y) such Originator, with respect to the calculations required in each of clauses (c) and (d) above, and (z) the Borrower, with respect to the calculations required in clauses (b) and (e) above.

“Schedule of Documents” shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Sale Agreement, the Funding Agreement and the other Related Documents and the transactions contemplated thereunder, substantially in the form attached as Annex Y to the Funding Agreement and the Sale Agreement.

“Secured Parties” means the Lenders, the Administrative Agent, each Managing Agent, each Administrator and each of the Program Support Providers; provided that a Program Support Provider shall only be a Secured Party hereunder if such Program Support Provider is both a Lender hereunder and a regulated banking institution.

“Securities Act” shall mean the provisions of the Securities Act of 1933, 15 U.S.C. Sections 77a et seq., and any regulations promulgated thereunder.

“Securities Exchange Act” shall mean the provisions of the Securities Exchange Act of 1934, 15 U.S.C. Sections 78a et seq., and any regulations promulgated thereunder.

“Servicer” shall have the meaning assigned to it in the preamble to the Sale Agreement.

“Servicer Termination Notice” shall mean any notice by the Administrative Agent to the Servicer that (a) an Event of Servicer Termination has occurred and (b) the Servicer’s appointment under the Funding Agreement has been terminated.

“Servicing Fee” shall mean, for any day within a Settlement Period, the amount equal to (a) (i) the Servicing Fee Rate divided by (ii) 360, multiplied by (b) the Outstanding Balance of Transferred Receivables on such day.

“Servicing Fee Rate” shall mean 1.00%.

“Servicing Fee Reserve” shall mean, as of any date of determination, an amount equal to the product of (i) the Servicing Fee Rate, (ii) the Outstanding Balance of Transferred Receivables and (iii) a fraction, the numerator of which is the higher of (a) 30 and (b) the Receivables Collection Turnover as of the end of the Settlement Period immediately preceding such date multiplied by 2, and the denominator of which is 360.

36	Annex X

“Servicing Officer” shall mean any officer of the Servicer involved in, or responsible for, the administration and servicing of the Transferred Receivables and whose name appears on any Officer’s Certificate listing servicing officers furnished to the Administrative Agent by the Servicer, as such certificate may be amended from time to time.

“Servicing Records” shall mean all Records prepared and maintained by the Servicer with respect to the Transferred Receivables and the Obligors thereunder.

“Settlement Date” shall mean (i) the twelfth day of each calendar month (or, if such day is not a Business Day, the immediately succeeding Business Day), and (ii) from and after the occurrence of a Termination Event, any other day designated as such by the Administrative Agent in its sole discretion.

“Settlement Period” shall mean (a) solely for purposes of determining the Ratios, (i) with respect to all Settlement Periods other than the final Settlement Period, each calendar month, whether occurring before or after the Closing Date, and (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (b) for all other purposes, (i) with respect to the initial Settlement Period, the period from and including the Closing Date through and including the last day of the calendar month in which the Closing Date occurs, (ii) with respect to the final Settlement Period, the period ending on the Termination Date and beginning with the first day of the calendar month in which the Termination Date occurs, and (iii) with respect to all other Settlement Periods, each calendar month.

“SMBC Committed Lender” shall mean Sumitomo Mitsui Banking Corporation and each other Lender party hereto from time to time as an “SMBC Committed Lender”.

“SMBC Discretionary Lender” shall mean Manhattan Asset Funding Company LLC and any Conduit Assignee thereof.

“SMBC Fee Letter” shall mean that certain letter agreement, dated the Closing Date, between the Parent, the Borrower, Sumitomo Mitsui Banking Corporation and SMBC-SI.

“SMBC Lender Group” shall mean the MAFC Administrator, Sumitomo Mitsui Banking Corporation, as Managing Agent, the SMBC Committed Lenders and the SMBC Discretionary Lenders.

“SMBC-SI” shall mean SMBC Securities, Inc., as representative on behalf of the SMBC Lender Group.

“Sold Receivable” shall have the meaning assigned to it in Section 2.01(b) of the Sale Agreement.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its Debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur Debts or

37	Annex X

liabilities beyond such Person’s ability to pay as such Debts and liabilities mature; and (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities (such as Litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Special Obligor” shall mean one or more Class A Obligors, Class B Obligors, Class C Obligors or Class D Obligors whose “Individual Obligor Percentage” of Eligible Receivables (as specified in the definition of “Concentration Percentage”) is adjusted as permitted under the Funding Agreement to a percentage greater than such “Individual Obligor Percentage” of Eligible Receivables, which adjustment has been approved in writing as a Special Obligor by notice substantially in the form of Annex Z to the Funding Agreement, following a request by Synnex to the Administrative Agent. Any Lender may revoke Special Obligor status at any time. For the avoidance of doubt, Sun Microsystems constitutes a Special Obligor with an “Individual Obligor Percentage” of 7.5% and the status of which as a Special Obligor (i) shall be automatically revoked if Sun Microsystems’ rating falls below “BB” or “Ba2” by S&P or Moody’s, as applicable, and (ii) may be revoked by any Lender in its sole discretion upon written notice to the Servicer.

“Stock” shall mean all shares, options, warrants, member interests, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, limited liability company, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act).

“Stockholder” shall mean, with respect to any Person, each holder of Stock of such Person.

“Subordinated Loan” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.

“Subordinated Note” shall have the meaning given such term in Section 2.01(c) of the Sale Agreement.

“Sub-Servicer” shall mean any Person with whom the Servicer enters into a Sub-Servicing Agreement.

“Sub-Servicing Agreement” shall mean any written contract entered into between the Servicer and any Sub-Servicer pursuant to and in accordance with Section 7.01 of the Sale Agreement relating to the servicing, administration or collection of the Transferred Receivables.

“Subsidiary” shall mean, with respect to any Person, any corporation or other entity (a) of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions are at the time directly or indirectly owned by such Person or (b) that is directly or indirectly controlled by such Person within the meaning of control under Section 15 of the Securities Act.

38	Annex X

“Successor Servicer” shall have the meaning assigned to it in Section 9.02 of the Sale Agreement.

“Successor Servicing Fees and Expenses” shall mean the fees and expenses payable to the Successor Servicer as agreed to by the Borrower, the Managing Agent and the Administrative Agent.

“Swing Line Advance” shall have the meaning assigned to it in Section 2.01(b)(i) of the Funding Agreement.

“Swing Line Advance Margin” shall have the meaning assigned to it in the Bank of America Fee Letter.

“Swing Line Commitment” shall mean, as to the Swing Line Lender, the commitment of the Swing Line Lender to make Swing Line Advances pursuant to the terms of the Funding Agreement. As of the Closing Date, the Swing Line Commitment is $7,500,000.

“Swing Line Lender” shall have the meaning set forth in the preamble of the Funding Agreement.

“Swing Line Loan” shall mean at any time, the aggregate amount of Swing Line Advances outstanding to the Borrower.

“Swing Line Note” shall have the meaning assigned to it in Section 2.01(b)(ii) of the Funding Agreement.

“Synnex Canada Real Property Co.” shall have the meaning set forth in Annex A to the Credit Agreement.

“Synnex Mexico” shall mean Synnex de Mexico S.A. de C.V., a Subsidiary of the Originator.

“Termination Date” shall mean the date on which (a) the Outstanding Principal Amount has been permanently reduced to zero, (b) all other Borrower Obligations under the Funding Agreement and the other Related Documents have been indefeasibly repaid in full and completely discharged and (c) the Facility Limit has been irrevocably reduced to zero in accordance with the provisions of Section 2.02(b) of the Funding Agreement.

“Termination Event” shall have the meaning assigned to it in Section 8.01 of the Funding Agreement.

“Title IV Plan” shall mean a Pension Plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA and that any Originator or ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

39	Annex X

“Transaction Parties” means the Originators, the Servicer and, if the Parent is not the Servicer, the Parent.

“Transfer” shall mean any Sale or contribution (or purported Sale or contribution) of Transferred Receivables by any Originator to the Borrower pursuant to the terms of the Sale Agreement.

“Transfer Date” shall have the meaning assigned to it in Section 2.01(a) of the Sale Agreement.

“Transferred Receivable” shall mean any Sold Receivable or Contributed Receivable; provided that any Receivable repurchased by an Originator thereof pursuant to Section 4.04 of the Sale Agreement shall not be deemed to be a Transferred Receivable from and after the date of such repurchase unless such Receivable has subsequently been repurchased by or contributed to the Borrower.

“UCC” shall mean, with respect to any jurisdiction, the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in such jurisdiction.

“Unapproved Receivable” shall mean any receivable (a)(i) with respect to which the Originator’s customer relationship with the Obligor thereof arises as a result of the acquisition by such Originator of another Person, or (ii) that was originated in accordance with standards established by another Person acquired by an Originator, in each case, solely with respect to any such acquisitions that have not been approved in writing by the Administrative Agent and the Lenders and then only for the period prior to any such approval, or (b) that constitutes a Mexico Receivable.

“Underfunded Plan” shall mean any Plan that has an Underfunding.

“Underfunding” shall mean, with respect to any Title IV Plan, the excess, if any, of (a) the present value of all benefits under the Title IV Plan (based on the assumptions used to fund the Title IV Plan pursuant to Section 412 of the IRC) as of the most recent valuation date over (b) the fair market value of the assets of such Title IV Plan as of such valuation date.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five years following a transaction that might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Originator or any ERISA Affiliate as a result of such transaction.

“Unrelated Amounts” shall have the meaning assigned to it in Section 7.03 of the Sale Agreement.

40	Annex X

“Weekly Report” shall have the meaning assigned to it in paragraph (a) of Annex 5.02(a) to the Funding Agreement.

“Welfare Plan” means a Plan described in Section 3(i) of ERISA.

“YC SUSI Administrator” shall mean Bank of America or an Affiliate thereof, as administrative trustee for YC SUSI.

“Yield” means:

(i) for any Portion of Advances during any Interest Period to the extent a Conduit Lender funds such Portion of Advances through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer),

CPR × I ×	D
360

(ii) for any Portion of Advances funded by a Committed Lender and for any Portion of Advances to the extent a Conduit Lender will not be funding such Portion of Advances through the issuance of Commercial Paper (directly or indirectly through a related commercial paper issuer),

AR × I ×	D
360

(iii) for any Swing Line Advance funded by a Swing Line Lender,

SLR × I ×	D
360

where

AR	=	the Alternate Rate for such Portion of Advances for such Interest Period,

CPR	=	the CP Rate for such Conduit Lender for such Portion of Advances for such Interest Period (as determined by the applicable Administrator on or prior to the fifth (5th) Business Day of the calendar month next following such Interest Period),

SLR	=	the rate applicable to a Swing Line Advance equal to the sum of (i) the LIBOR Base Rate with a term equivalent to one month plus (ii) the Swing Line Advance Margin, determined as of the date such Swing Line Advance is made,

D	=	the actual number of days during the applicable Interest Period, and

I	=	the weighted average of such Portion of Advances or Swing Line Advance outstanding during such Interest Period;

41	Annex X

provided that no provision of this Agreement shall require the payment or permit the collection of Yield in excess of the maximum permitted by applicable law; provided further that at all times after the declaration or automatic occurrence of any Termination Event, Yield for all Portion of Advances shall be payable at the Default Rate; provided further that notwithstanding the forgoing, all computations of Yield based on the Base Rate shall be based on a year of 365 or 366 days, as applicable; and provided further that the minimum Yield payable to the Swing Line Lender for each Swing Line Advance for any Interest Period shall be $1,000.

SECTION 2. Other Terms and Rules of Construction.

(a) Accounting Terms. Unless otherwise specifically provided therein, any accounting term used in any Related Document shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing.

(b) Other Terms. All other undefined terms contained in any of the Related Documents shall, unless the context indicates otherwise, have the meanings provided for by the UCC as in effect in the State of New York to the extent the same are used or defined therein.

(c) Rules of Construction. Unless otherwise specified, references in any Related Document or any of the Appendices thereto to a Section, subsection or clause refer to such Section, subsection or clause as contained in such Related Document. The words “herein,” “hereof” and “hereunder” and other words of similar import used in any Related Document refer to such Related Document as a whole, including all annexes, exhibits and schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in such Related Document or any such annex, exhibit or schedule. Any reference to any amount on any date of determination means such amount as of the close of business on such date of determination. Any reference to or definition of any document, instrument or agreement shall, unless expressly noted otherwise, include the same as amended, restated, supplemented or otherwise modified from time to time. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including,” “includes” and “include” shall be deemed to be followed by the words “without limitation”; the word “or” is not exclusive; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Related Documents) or, in the case of Governmental Authorities, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

42	Annex X

(d) Rules of Construction for Determination of Ratios. The Ratios as of the last day of the Settlement Period immediately preceding the Closing Date shall be established by the Administrative Agent on or prior to the Closing Date and the underlying calculations for periods immediately preceding the Closing Date to be used in future calculations of the Ratios shall be established by the Administrative Agent on or prior to the Closing Date in accordance with the form of Monthly Report. For purposes of calculating the Ratios, (i) averages shall be computed by rounding to the second decimal place and (ii) the Settlement Period in which the date of determination thereof occurs shall not be included in the computation thereof and the first Settlement Period immediately preceding such date of determination shall be deemed to be the Settlement Period immediately preceding the Settlement Period in which such date of determination occurs.

43	Annex X

ANNEX Y

SCHEDULE OF DOCUMENTS

Receivables Sale and Servicing Agreement

ANNEX Z

FINANCIAL TESTS

(a) Minimum Net Worth. Servicer and its Subsidiaries on a consolidated basis shall have a Net Worth, as of the Closing Date and as of the end of the fiscal quarter ending on November 30, 2005, of not less than $300,000,000. Thereafter, Servicer and its Subsidiaries on a consolidated basis shall have, as of the end of each fiscal quarter in each fiscal year ending on and after November 30, 2006, a Net Worth at least equal to the sum of (i) the Net Worth required hereunder for the immediately preceding fiscal year plus (ii) an amount equal to fifty percent (50%) of the positive net income of Servicer and its Subsidiaries on a consolidated basis for such immediately preceding fiscal year plus (iii) an amount equal to one hundred percent (100%) of the amount of any equity raised by or capital contributed to Servicer during such immediately preceding fiscal year.

(b) Minimum Fixed Charge Coverage Ratio. Servicer, on a consolidated basis with its Subsidiaries, shall have for each Rolling Period from and after the Rolling Period ending in November 2008, a Fixed Charge Coverage Ratio of not less than 1.25 to 1.00.

Capitalized terms used in this Annex Z and not otherwise defined below shall have the respective meanings ascribed to them in Annex X.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures (by the expenditure of cash or the incurrence of Debt) by such Person during any measuring period for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP; provided that “Capital Expenditures” shall exclude (A) the purchase price of up to $12,500,000 paid or to be paid by Canadian Subsidiary in connection with its acquisition of Synnex Canada Real Property Co. ; (B) expenditures made with respect to property to the extent (and only to the extent) such expenditures are made from the proceeds of property insurance used to restore or replace property that has been the subject of a casualty event covered by such insurance; and (C) the aggregate amount of all expenditures (by the expenditure of cash or the incurrence of Debt) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP made by Servicer and its Subsidiaries, with respect to (i) building a distribution facility in Olive Branch, Mississippi in an amount not to exceed $16 million, (ii) acquiring its Fremont, California headquarters in an amount not to exceed $13 million, and (iii) expenditures at its Greenville, South Carolina facility in an amount not to exceed $7 million; provided that (A) such expenditures under clause (i) are made within 18 months of March 27, 2008, (B) such expenditures under clause (ii) are made prior to December 31, 2009, (C) such expenditures under clause (iii) are made prior to December 31, 2008, and (D) such expenditures under clauses (i) and (ii) shall be funded by the incurrence of Debt.

Receivables Sale and Servicing Agreement

“EBITDA” shall mean, with respect to any Person and its Subsidiaries for any fiscal period, the amount equal to (a) consolidated net income of such Person for such period, minus (b) the sum of (i) interest income (excluding any fee income characterized as interest income in accordance with GAAP and earned under any contracts entered into by the such Person or any such Subsidiary, or any reseller customer thereof, with any governmental authority of the United Mexican States), (ii) gain from extraordinary items for such period, (iii) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, exchange or other disposition of capital assets by such Person (including any fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets and all securities), and (iv) any other non-cash gains that have been added in determining consolidated net income (including LIFO adjustments), in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication, plus (c) the sum of (i) any provision for income taxes, (ii) Interest Expense, (iii) loss from extraordinary items for such period, (iv) the amount of non-cash charges (including depreciation, amortization and LIFO adjustments) for such period, (v) amortized debt discount for such period, and (vi) the amount of any deduction to consolidated net income as the result of any grant to any members of the management of such Person of any Stock, in each case to the extent included in the calculation of consolidated net income of such Person for such period in accordance with GAAP, but without duplication. For purposes of this definition, the following items shall be excluded in determining consolidated net income of a Person: (A) the income (or deficit) of any other Person accrued prior to the date it became a Subsidiary of, or was merged or consolidated into, such Person or any of such Person’s Subsidiaries; (B) the income (or deficit) of any other Person (other than a Subsidiary) in which such Person has an ownership interest, except to the extent any such income has actually been received by such Person in the form of cash dividends or distributions; (C) the undistributed earnings of any Subsidiary of such Person to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any contractual obligation or requirement of law applicable to such Subsidiary; (D) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; (E) any write-up of any asset; (F) any net gain from the collection of the proceeds of life insurance policies; (G) any net gain arising from the acquisition of any securities, or the extinguishment, under GAAP, of any Debt, of such Person, (H) in the case of a successor to such Person by consolidation or merger or as a transferee of its assets, any earnings of such successor prior to such consolidation, merger or transfer of assets, and (I) any deferred credit representing the excess of equity in any Subsidiary of such Person at the date of acquisition of such Subsidiary over the cost to such Person of the investment in such Subsidiary.

Receivables Sale and Servicing Agreement

Annex Z-2

“Fixed Charge Coverage Ratio” shall mean, as of any date, the ratio of (a) EBITDA for the Rolling Period ending on such date to (b) Fixed Charges for such period.

“Fixed Charges” shall mean, with respect to any fiscal period of Servicer, the sum of (a) cash Interest Expense during such period, plus (b) regularly scheduled payments of principal on Debt of Servicer and its Subsidiaries paid during such period (other than regularly scheduled payments or principal in respect of (i) Debt owing under this Agreement and the Credit Agreement), plus (c) the aggregate amount of all Capital Expenditures made by Servicer and its Subsidiaries during such period, plus (d) income tax expense during such period, plus (e) any dividend, return of capital or any other distribution in connection with its Stock.

“Interest Expense” shall mean, with respect to any fiscal period of Servicer, interest expense (whether cash or non-cash) of Servicer and its Subsidiaries on a consolidated basis for such period, including amortization of original issue discount on any Debt and of all fees payable in connection with the incurrence of such Debt (to the extent included in interest expense), the interest portion of any deferred payment obligation and the interest component of any Capital Lease Obligation.

“Net Worth” shall mean, as of any date, the excess of (a) the consolidated assets of Servicer and its Subsidiaries over (b) the consolidated liabilities of Servicer and its Subsidiaries as determined in accordance with GAAP.

“Rolling Period” shall mean, as of the end of any fiscal quarter of Servicer, the immediately preceding four (4) fiscal quarters, including the fiscal quarter then ending.

(b) Rules of Construction. Unless otherwise specifically provided herein, any accounting term used in this Annex Z shall have the meaning customarily given such term in accordance with GAAP, and all financial computations thereunder shall be computed on a consolidated basis in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase “in accordance with GAAP” shall in no way be construed to limit the foregoing. If any “Accounting Changes” (as defined below) occur and such changes result in a change in the calculation of the financial, standards or terms used in this Annex Z or elsewhere in the Related Documents, then the parties thereto agree to enter into negotiations in order to amend such provisions so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the financial condition of such Persons and their Subsidiaries shall be the same after giving effect to such Accounting Changes as if such Accounting Changes had not been made. “Accounting Changes” means (i) changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions), and (ii) changes in accounting principles concurred in by the Borrower’s Independent

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Accounting Firm. In the event that the parties to this Agreement shall have agreed upon any such required amendment, then, after such amendment has been evidenced in writing and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in this Annex Z shall, only to the extent of such Accounting Change, refer to GAAP consistently applied after giving effect to the implementation of such Accounting Change. If such parties cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial tests and other standards and terms in accordance with the Related Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

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